UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Proteonomix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	13-3842844
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

145 Highview Terrace,

Hawthorne, New Jersey 07506

(973) 949-4193

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Cohen

145 Highview Terrace,

Hawthorne, New Jersey 07506

(973) 544-6116

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roger L. Fidler, Esq.

145 Highview Terrace,

Hawthorne, New Jersey 07506

Telephone No.: (973) 949-4193

Facsimile No.: (973) 949-4196

Approximate date of commencement of proposed sale to the public: promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (5)	Proposed maximum offering price per Share or Warrant (6)(7)		Proposed maximum aggregate offering Price (6)(7)		Amount of registration fee
Common stock (1)	4,071,340	$	_	$	_	$	_
Common stock (2)	957,962		$4.25		$4,071,340		$495.46
Common stock (3)	957,962		$4.25		$4,071,340		$495.46
Common stock (4)	957,962		$4.25		$4,071,340		$495.46

TOTAL	6,945226				$12,214,020		$1,486.38

(1)	Represents shares of common stock, $.0001 par value per share (“Shares”), convertible from Series E Preferred Shares.

(2)	Represents 957,962 Shares issuable upon exercise of Series A Warrants at $4.25 per share.

(3)	Represents 957,962 Shares issuable upon exercise of Series B Warrants at $4.25 per share.

(4)	Represents 957,962 Shares issuable upon exercise of Series C Warrants at $4.25 per share.

(5)

Also registered hereby is such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes as well as anti-dilution provisions applicable to the warrants.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(7)

Represents the higher of: (i) the exercise price of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to 457(g) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated, __________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 PRELIMINARY PROSPECTUS

PROTEONOMIX, INC.

6,945,226 Shares of Common Stock

This prospectus relates to the public offering of up to 6,945,226 shares of our common stock, par value $0.001 per share, for sale by certain of our stockholders identified in this prospectus for their own accounts. Such stockholders are referred to throughout this prospectus as “selling stockholders” or individually as a “selling stockholder.” These shares include up to: (i) an aggregate of 4,071,340 shares of common stock issuable upon conversion of our Series E Convertible Preferred Stock; and (ii) an aggregate of 2,864,886 shares of common stock issuable upon the exercise of certain warrants. We will pay the expenses of registering these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “PROT.” On April 13, 2012 the closing sales price for the common stock on the OTCBB was $1.87 per share.

The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we may receive up to $12,214,020 from the exercise of all their warrants, if such warrants are exercised for cash. Any such proceeds will be used for working capital and general corporate purposes. One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information”.

Our principal executive offices are located at 145 Highview Terrace, Hawthorne, New Jersey 07506.  Our telephone number is (973) 949-4193.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of The Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is ___________, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

 PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, and the risk factors under the section titled “Risk Factors”.

Our Company

As used herein, “we,” “us,” “our” or the “Company” refers to Proteonomix, Inc.

Proteonomix, Inc., a biotechnology company, focuses on developing therapeutics based upon use of human cells and their derivatives. The company’s products include Proteoderm, an anti-aging skin cream based on a proprietary and patented matrix of proteins that reduce wrinkles; UMK-121, a treatment for liver disease using a combination of two or three approved drugs to mobilize particular bone marrow stem cells; and StromaCel, a treatment for cardiac patients within two weeks of a myocardial infarction using stem cells derived from donor bone marrow and administered through IV solution to repair heart tissue. Its products also comprise NC-138, a proprietary matrix of proteins, which act on the skin to enhance activities that reduce wrinkles. The Company was formerly known as National Stem Cell Holding, Inc. and changed its name to Proteonomix, Inc. in August 2008. Proteonomix, Inc. was incorporated in 1995 and is based in Hawthorne, New Jersey.

For more information regarding our business, see Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Corporate Information

We are incorporated under the laws of the State of Delaware.  Our principal executive offices are located at 145 Highview Terrace, Hawthorne, New Jersey 07506, and our telephone number is (973) 949-4193. We maintain Internet websites at http://www.proteonomix.com and http://www.proteoderm.com.

THE OFFERING

Securities Offered

6,945,226 shares of Common Stock consisting of (i) an aggregate of 4,071,340 shares issuable upon conversion of our Series E Convertible Preferred Stock; and (ii) an aggregate of 2,864,886 shares issuable upon the exercise of certain warrants.

Common stock outstanding as of April 12, 2012	7,885,556 shares
Common Stock outstanding if all Securities Offered are issued	14,830,782 shares

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we may receive up to $12,214,020 from the exercise of all their warrants, if such warrants are exercised for cash.  Under certain circumstances, the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors”.

Dividend policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Trading Symbol	Our common stock currently trades on the OTCQB under the symbol “PROT”

Unless otherwise indicated, all information in this prospectus, including the share numbers above does not give effect to:

●

the up to 2,500,000 shares of common stock reserved for future issuance under our equity incentive plans;

●

the up to 1,122,498 shares of common stock issuable based on outstanding options.

●

the 10,640,000 shares of common stock issuable upon conversion of the Company’s Series A1, Series C, and Series D Preferred Stock; and

●

the number of shares of common stock that could be issued as a result of the conversion of the Outstanding Convertible Promissory Note dated December 17, 2010, which are subject to adjustment based on certain factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RECENT DEVELOPMENTS

Private Placement of Preferred Stock and Warrants

On March 5, 2012, We entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of approximately 3,804 shares of the Company’s Series E Convertible Preferred Stock (the “Preferred Shares”), with each Preferred Share initially convertible into approximately 235 shares of the Company’s Common Stock (the “Conversion Shares”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase up to an aggregate of 2,685,873 shares of the Company’s Common Stock (collectively, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), for proceeds to the Company of $3.8 million.  After deducting for fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares and Warrants were approximately $3.5 million.

 Pursuant to the Certificate of Designation to create the Series E Convertible Preferred Stock, the Preferred Shares may be converted at any time at the option of the Purchasers into shares of the Company’s common stock at a conversion price of $4.25 per share (the “Conversion Price”). On each of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) if the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement is not declared effective on or before September 8, 2012 or if a Registration Statement does not register for resale by the Purchasers all of the Conversion Shares issuable hereunder, the date that all Conversion Shares issuable pursuant to the Preferred Shares may be resold by the Holder pursuant to Rule 144 without volume or manner restrictions (each such date, the “Trigger Date”), the Conversion Price shall be reduced to the lesser of (w) the then Conversion Price, as adjusted and taking into consideration any prior resets, (x) 85% of the volume weighted average price (the “VWAP”) for the 5 trading days immediately following each such Trigger Date, as calculated pursuant to the AQR function on Bloomberg L.P., (y) 85% of the average of the VWAPs for each of the 5 trading days immediately following the Trigger Date and (z) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such Trigger Date, which shall thereafter be the new Conversion Price. The adjusted Conversion Price shall not be lower than $1.00. The number of shares registered hereby reflect the $1.00 minimum conversion price.

Pursuant to the terms of the Securities Purchase Agreement, each Purchaser has been issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Conversion Shares underlying the Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement.  The Series A Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.  The Series B Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise one year and two weeks.  The Series C Warrants have an exercise price of $4.25 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Purchaser (or its assigns) and have a term of exercise equal to five years.

 The securities sold pursuant to the Securities Purchase Agreement have not been registered under the Securities Act of 1933 (the “Securities Act”) and have been issued under an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof and Rule 506 of Regulation D.  The securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.

 On March 5, 2012, in connection with the closing of the private placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, the Company is required to file a registration statement within 7 days following the filing date of the Company’s Form 10-K for the year ended December 31, 2011, but in no event later than April 16, 2012.  The failure on the part of the Company to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties.  The registration statement of which this prospectus forms a part has been filed to satisfy this obligation.

 Rodman & Renshaw, LLC (“Rodman”) acted as the exclusive placement agent for the private placement.  Pursuant to the terms of a Placement Agent Agreement entered into by the Company and Rodman on February 15, 2012 (the “Placement Agent Agreement”), the Company has agreed (a) to pay to Rodman the placement agent fee equal to 7% of the aggregate gross proceeds raised in the private placement, (b) to issue to Rodman warrants to purchase 266,349 shares of the Company’s Series E Preferred Stock (evaluated at $1.00 minimum exercise price), as well as the warrants issuable upon the conversion of the Series E preferred Stock, and (c) to reimburse Rodman for certain expenses.  The common shares underlying the Series E Preferred Stock and the Class A, Class B and Class C Warrants issuable upon the conversion of the Series E Preferred Stock are being registered herein.

 The foregoing description of the Securities Purchase Agreement, Certificate of Designation, the Registration Rights Agreement, the Placement Agent Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document.  Copies of the Form of Series A Warrant, the Form of Series B Warrant, the Form of Series C Warrant, the Form of Securities Purchase Agreement, the Form of Certificate of Designation, the Form of Registration Rights Agreement and the Placement Agent Agreement can be found in the Current Report on Form 8-K dated March 13, 2012 and are incorporated herein by reference.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and other information contained in this report before deciding to invest in our common stock.  The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company.  If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.  In such case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Risks Related to Our Company and Our Operations

There is limited information available to evaluate the Company’s business since it has a limited operating history, has generated little revenues to date, and has suffered losses.

The Company’s financial results will depend in large part on commercial acceptance of its anti-aging cosmeceutical with our Matrix NC 138™ system, for which patent applications have been filed, and the development of therapies to treat diabetes and cardiac disease.  The Company’s competitors are large and well capitalized; and we face significant competition. A failure to comply with regulatory requirements or to receive regulatory clearance or approval for our products or operations in the United States or abroad would adversely affect the Company’s revenues and potential for future growth. Future success will depend partly on our ability to operate without infringing upon or misappropriating the proprietary rights of others, and on its ability to license intellectual property from third parties for certain tests and therapeutic applications needed for our business.

We have a severe working capital deficit and, in addition to proceeds from financings, we continue to have outstanding loans from our chief executive officer and accrued salaries due to our executive officers and employees in order to indirectly fund operations.

As of December 31, 2011, we had a working capital deficit of approximately $6,808,334. During the year ended December 31, 2011, our revenue generating activities had not produced sufficient funds for profitable operations and we have incurred operating losses since inception. Although we have obtained cash from certain financings, we continue to have outstanding loans from our senior officer’s of approximately $828,956, and accrued salaries due our executive officers in the amount of $1,612,500. In the event we are unable to pay our accrued salaries, we may not be able to maintain them which could materially adversely affect our business and operations, including our ongoing activities.

Our business plan and technologies are unproven. We have generated minimal revenues from our operation, and incurred substantial operating losses since our inception.  We have very limited cash resources and we are reliant on external sources of financing to fund our operations, including our ongoing product development.

As of December 31, 2011 Proteonomix’s revenue generating activities have not produced sufficient funds for profitable operations and we have incurred operating losses since inception.  In view of these matters, realization of certain of the assets in the accompanying consolidated balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing on acceptable terms, and the success of future operations.

As of December 31, 2011, we had a cash balance of $13. On March 9, 2012, the Company privately placed approximately $3,800,000 of its securities. Management believes these funds to be sufficient to fund our operations, absent any cash flow from operations for the next 12 months.  We are currently spending or incurring expenses of approximately $175,000 per month on operations and the continued research and development of our products. This assumes that we are able to continue to defer the amounts due to our executives for accrued and unpaid salaries.

During Fiscal 2011, our total stockholders’ deficit increased by $255,746 to $3,697,596, and our consolidated net loss was $1,383,846 for the year ended December 31, 2011. Notwithstanding the foregoing discussion of management’s expectations regarding future cash flows, Proteonomix’s insolvency continues to increase the uncertainties related to its continued existence.  Both management and the Board of Directors are carefully monitoring the Company’s cash flows and financial position in consideration of these increasing uncertainties and the needs of both creditors and stockholders.

Our independent registered public accounting firm has expressed uncertainty regarding our ability to continue as a going concern.

Our independent registered public accounting firm has expressed uncertainty regarding our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that might occur if we are unable to continue in business as a going concern.

We have not yet generated any revenue from our Proteoderm and StromaCel products.

We have generated limited revenue from the sperm bank division.  We anticipate launching of our Proteoderm products during the fourth quarter of 2012; however, there can be no assurance we will be successful in such launch or that we will generate revenue from our products.

Our certifying officers evaluated the effectiveness of our disclosure controls and procedures, and concluded that our disclosure controls were not effective for prior periods and that we had certain weaknesses in our internal controls over timely reporting.

Our Chief Executive Officer and Chief Financial Officer (the “Certifying Officers”) are responsible for establishing and maintaining our disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e) and 15d-15(e)).  The Certifying Officers designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC’s rules and forms, and is made known to management (including the Certifying Officers) by others within the Company, including its subsidiaries. We regularly evaluate the effectiveness of our disclosure controls and procedures and report our conclusions about the effectiveness of the disclosure controls quarterly in our Forms 10-Q and annually in our Forms 10-K. In completing such reporting, we disclose, as appropriate, any significant change in our internal control over financial reporting that occurred during our most recent fiscal period that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.  As we have disclosed in the past our Certifying Officers concluded that our disclosure controls and procedures were not effective. Management continues to believe that refinement to our disclosure controls and procedures is an ongoing progress. The Audit Committee believes the Company should continue the following activities: (a) additional education and professional development for the Company’s accounting and other staff on new and existing applicable SEC filing requirements, certain applicable SEC disclosure requirements, and the timing of the filing thereof, and (b) reviewing disclosure requirements, including Form 8-K and Regulation S-K disclosure requirements, SEC staff guidance and interpretations related thereto. While management is responsible for establishing and maintaining our disclosure controls and procedures and has taken steps to ensure that the disclosure controls are effective and free of “significant deficiencies” and/or “material weaknesses,” the ability of management to implement the remediation of such weaknesses and deficiencies and the inherent nature of our business and rapidly changing environment may affect management’s ability to be successful with this initiative.

Current shareholdings may be diluted if we make future equity issuances or if outstanding notes converted into shares of common stock.

“Dilution” refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases.  Our issuance of additional stock, convertible preferred stock and convertible debt may result in dilution to the interests of shareholders and may also result in the reduction of your stock price.  The sale of a substantial number of shares into the market, or even the perception that sales could occur, could depress the price of the common stock.  Also, the exercise of warrants and options may result in additional dilution.

The holders of outstanding options, warrants and convertible securities have the opportunity to profit from a rise in the market price of the common stock, if any, without assuming the risk of ownership, with a resulting dilution in the interests of other shareholders.  We may find it more difficult to raise additional equity capital if it should be needed for our business while the options, warrants and convertible securities are outstanding.  At any time at which the holders of the options, warrants or convertible securities might be expected to exercise or convert them, we would probably be able to obtain additional capital on terms more favorable than those provided by those securities.

We may face competition from other developers of the technology we specialize in.

While the market for our technology is highly fragmented, we face competition from other companies which are developing products that are expected to be competitive with our products.   Business in general is highly competitive, and we compete with both large multinational providers and smaller companies. Some of our competitors have more capital, longer operating and market histories, and greater resources than we have, and may offer a broader range of products and at lower prices than we offer.

We may undertake acquisitions which pose risks to our business.

As part of our growth strategy, we have and may in the future acquire or enter into joint venture arrangements with, or form strategic alliances with complementary businesses. Any such acquisition, investment, strategic alliance or related effort will be accompanied by the risks commonly encountered in such transactions.  These risks may include:

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Difficulty of identifying appropriate acquisition candidates;

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Paying more than the acquired company is worth;

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Difficulty in assimilating the operations of the new business;

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Costs associated with the development and integration of the operations of the new entity;

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Existing business may be disrupted;

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Entering markets in which we have little or no experience;

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Accounting for acquisitions could require us to amortize substantial intangible assets (goodwill), adversely affecting our results of operations;

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Inability to retain the management and key personnel of the acquired business;

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Inability to maintain uniform standards, controls, policies and procedures; or

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Customer attrition with respect to customers acquired through the acquisition.

We cannot assure you that we would successfully overcome these risks or any other problems associated with any acquisition, investment, strategic alliances, or related efforts.  Also, if we use our common stock in connection with an acquisition, your percentage ownership in us will be reduced and you may experience additional dilution.

Dependence on Current Management

The Company’s performance is substantially dependent on the performance of our executive officers and particularly, our sole full-time employee, Michael Cohen, and on our ability to retain and motivate Company personnel, especially our management and development teams. The Company’s future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel may be intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. For continued research and development we must rely on key scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace. The inability to attract and retain the necessary technical and managerial personnel would have a material adverse effect on the Company’s business, operating results or financial condition.

We may not successfully manage our growth.

We will need to expand and effectively manage our operations and facilities in order to advance our therapeutics development programs, achieve milestones under our collaboration agreements, facilitate additional collaborations and pursue other development and diagnostic activities. It is possible that our human resources and infrastructure may be inadequate to support our future growth. In addition, we may have to develop sales, marketing and distribution capabilities if we decide to market our therapies without partnering with third parties. We may not be able to manage the expansion of our operations and, accordingly, may not achieve our research, development and commercialization goals.

We do not have “key person” life insurance policies for any of our employees, officers, directors or consultants.

We rely on Michael Cohen, our President, Chief Executive Officer, for business development.  In addition, we rely on members of our Scientific Advisory Board to assist us in formulating our research and development strategy. At present, we do not have key person life insurance on any of our officers, directors or consultants. Thus, in the event of the death or other loss of any of them, particularly Michael Cohen, we might lack the financial inducements to attract replacements.

Liability suits against us could result in expensive and time-consuming litigation and payment of substantial damages.

The banking, testing, production, marketing, sale and use of products based on our technology inherently involve the risk that product liability claims may be asserted against us. If a product liability claim asserted against us were successful, the Company could also be required to limit commercialization of our product candidates. Even if such lawsuits were ultimately unsuccessful, the Company would incur substantial legal expenses in defending against them.

If we fail to file patent applications, or fail to adequately protect or enforce our intellectual property rights, the value of our intellectual property rights would be diminished..

If we fail to file or develop a patent position on a timely basis, or if we are unable to obtain patent rights to products, treatment methods or manufacturing processes that we may develop or to which we may obtain licenses or other rights, we will be at a competitive disadvantage. Others may challenge, infringe or circumvent any technologies which we own or obtain a license for, and rights we receive under those patents. If any such challenges are successful, our patents, if granted, may not provide competitive advantages to us.

No patents have yet been granted to the Company.

Although the Company has been assigned the rights to a total of ten patent applications (as well as all related inventions, discoveries and intellectual property), no patents have been granted. The Company intends to vigorously pursue all pending patent applications, but no guarantee can be given as to when, if ever, patents may be granted. Further, the Assignment Agreement pursuant to which the rights to certain cosmeceutical technologies and patents pending were assigned to the Company, and subsequently to Proteoderm, contains clauses allowing reversion of all rights back to the Assignor upon the occurrence of certain events relating to change of control, bankruptcy or judgments.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

We have either entered into or, on a continuing basis, intend to enter into confidentiality and intellectual property assignment agreements employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. In addition to the patents for which we have applied, we also rely on trade secrets and proprietary know-how. However, these agreements may not be honored and may not effectively assign intellectual property rights to us, with adverse consequences to our present and future activities.

We run the risk that our technology may become obsolete or that we may lose any competitive advantage that we may develop.

The stem cell related cosmeceutical field is very competitive, fast moving and intense, and is expected to be increasingly so in the future. Other companies have developed stem cell related products that, if not similar in type to our products, are designed to address the same patient or subject population. Therefore, we can give no assurance that the products we develop or license from others will be the best, the safest, the first to market, or the most economical to make or use. If competitors’ products, whether therapeutic or cosmetic, are better than ours, for whatever reason, then we could make less money from sales, and our products risk becoming obsolete.

In some foreign jurisdictions, we must receive approval from the appropriate regulatory, pricing and reimbursement authorities before we can commercialize and market our therapeutics.

Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations vary among countries, and foreign regulatory authorities may require different or additional trials. We are unlikely to pursue registration of product candidates in foreign jurisdictions without a partner, and we have no negotiations underway presently to secure such a partner. Therefore, we can give no assurance that we will receive any approvals necessary to commercialize our product candidates for sale outside the United States.

Plans to commercialize our products internationally through collaborative relationships with foreign partners may not prove successful.

We do not presently have foreign regulatory, clinical or commercial relationships or partnerships. Future partners are critical to our international success. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Future collaborations with foreign partners may not be effective or profitable for us.

Physicians and patients may not accept and use our products.

Physicians and patients may not accept and use the products. Acceptance and use of our future cosmeceuticals will depend upon a number of factors, including:

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perceptions by members of the health care community, including physicians, about the safety and effectiveness of our cosmeceuticals;

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cost-effectiveness of our cosmeceuticals;

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availability of our products; and

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success of our marketing and distribution efforts.

We may not be able to obtain sponsors for our clinical trials.

In order to bring new drugs or new therapies to market, clinical trials are required.  If we are unable to obtain sponsors for such clinical trials for whatever reason, our business will be materially and adversely affected.

In order to comply with public reporting requirements, we must continue to strengthen our financial systems and controls, and failure to do so could adversely affect our ability to provide timely and accurate financial statements.

Refinement of our internal controls and procedures will be required as we manage future growth successfully and operate effectively as a public company. Such refinement of our internal controls, as well as compliance with the Sarbanes-Oxley Act of 2002 and related requirements, will be costly and will place a significant burden on management.  We cannot assure you that measures already taken, or any future measures, will enable us to provide accurate and timely financial reports, particularly if we are unable to hire additional personnel in our accounting and financial department, or if we lose personnel in this area. Any failure to improve our internal controls or other problems with our financial systems or internal controls could result in delays or inaccuracies in reporting financial information, or non-compliance with SEC reporting and other regulatory requirements, any of which could adversely affect our business and stock price.

Our stock price is volatile.

The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These broad market fluctuations may cause the market price of our common stock to drop.  In addition, the market price of our common stock is highly volatile.  Factors that may cause the market price of our common stock to drop include:

•

Fluctuations in our results of operations;

•

Timing and announcements of new customer orders, new products, or those of our competitors;

•

Any acquisitions that we make or joint venture arrangements we enter into with third parties;

•

Changes in stock market analyst recommendations regarding our common stock;

•

Failure of our results of operations to meet the expectations of stock market analysts and investors;

•

Increases in the number of outstanding shares of our common stock resulting from sales of new shares, or the exercise of warrants, stock options or convertible securities;

•

Reluctance of any market maker to make a market in our common stock;

•

Changes in investors’ perception of the transportation security scanning and healthcare information technology industries generally; and

•

General stock market conditions.

There is a limited market for our common stock.

Our common stock is quoted on OTC Bulletin Board under the symbol “PROT.”  As a result, relatively small trades in our stock could have disproportionate effect on our stock prices.  No assurance can be made that an active market for our common stock will continue.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for shares of stock that are not designated for quotation on a national securities exchange.  Trades in OTC Bulletin Board quoted stocks will be displayed only if the trade is processed by an institution acting as a market maker for those shares.  Although there are approximately 10 market makers for our stock, these institutions are not obligated to continue making a market for any specific period of time.  Thus, there can be no assurance that any institution will be acting as a market maker for our common stock at any time.  If there is no market maker for our stock and no trades in those shares are reported, it may be difficult for you to dispose of your shares or even to obtain accurate quotations as to the market price for your shares.  Moreover, because the order handling rules adopted by the SEC that apply to other listed stocks do not apply to OTC Bulletin Board quoted stock, no market maker is required to maintain an orderly market in our common stock.  Accordingly, an order to sell our stock placed with a market maker may not be processed until a buyer for the shares is readily available, if at all, which may further limit your ability to sell your shares at prevailing market prices.

Because we became public through a reverse acquisition, we may not be able to attract the attention of major brokerage firms or institutional investors.

We became a public company through a reverse acquisition.  Accordingly, securities analysts and major brokerage firms and securities institutions may not cover our common stock since there is no incentive to recommend the purchase of our common stock.  No assurance can be given that established brokerage firms will want to conduct any financing for us in the future.

Our common stock is subject to the SEC’s Penny Stock Regulations.

Our common stock is from time to time subject to the SEC’s “penny stock” rules.  These regulations define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, these rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to the broker-dealer and the registered underwriter, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers’ presumed control over the market.  In addition, the broker-

dealer must obtain a written statement from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years.  Further, monthly statements must be sent disclosing current price information for the penny stock held in the account.  The penny stock rules also require that broker-dealers engaging in a transaction in a penny stock make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the purchase.  The foregoing rules may materially and adversely affect the liquidity for the market of our common stock.  Such rules may also affect the ability of broker-dealers to sell our common stock, the ability of holders of such securities to obtain accurate price quotations and may therefore impede the ability of holders of our common stock to sell such securities in the secondary market.

Certain provisions of our charter and bylaws may discourage mergers and other transactions.

Certain provisions of our certificate of incorporation and bylaws may make it more difficult for someone to acquire control of us.  These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business.  These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.  The use of a staggered board of directors and the ability to issue “blank check” preferred stock are traditional anti-takeover measures.  These provisions may be beneficial to our management and the board of directors in a hostile tender offer, and may have an adverse impact on stockholders who may want to participate in such tender offer, or who may want to replace some or all of the members of the board of directors.

We depend on key personnel.

Our success depends of the contributions of our key management personnel, including Mr. Michael Cohen, Chief Executive Officer and Ian McNiece our Chief Scientific Officer.  If we lose the services of any of such personnel we could be delayed in or precluded from achieving our business objectives.  We do not have key man life insurance on any of our officers.

In addition, the loss of key members of our sales and marketing teams or key technical service personnel could jeopardize our positive relations with our customers.  Any loss of key technical personnel would jeopardize the stability of our infrastructure and our ability to provide the service levels our customers expect.  The loss of any of our key officers or personnel could impair our ability to successfully execute our business strategy, because we substantially rely on their experience and management skills.

Our ability to attract and retain additional skilled personnel may impact our ability to develop our technology and attract customers in growing our business.

We believe that our ability to attract, train, motivate and retain additional highly skilled technical, managerial and sales personnel is essential to our future success.  Competition for such personnel is intense, and qualified personnel are likely to remain a limited resource for the foreseeable future.  Locating candidates with the appropriate qualifications can be costly and difficult.  We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation to such personnel than we currently anticipate.  If we fail to attract and retain sufficient numbers of highly skilled employees, our ability to provide the necessary products, technologies, and services may be limited, and as a result, we may be unable to attract customers and grow our business.

Our directors have limited liability under Delaware Law.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, for dividend payment or stock repurchases illegal under Delaware law, or for any transaction in which a director has derived an improper personal benefit.

We have never paid a cash dividend

We have not declared a cash dividend and we do not anticipate paying such dividends in the foreseeable future.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we may receive up to $12,214,020 from the exercise of all their warrants, if such warrants are exercised for cash. Certain of the warrants covered by this prospectus are subject to cashless exercise, in which case we will receive no proceeds from their exercise. None of the warrant holders have any obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for working capital needs, capital expenditures, and other general corporate purposes. However it is possible, under certain circumstances, that the holder of warrants purchased in this offering will exercise the warrants on a “cashless” basis, in which case we will receive no proceeds.  In addition, we cannot predict when, or if, the warrants will be exercised.  It is possible that the warrants may expire and may never be exercised.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling stockholders (1) upon conversion of the Series E Preferred Stock and (2) upon exercise of the Warrants to permit the resale of these shares of common stock by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash as described in the section entitled “Use of Proceeds.” We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions,

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

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short sales;

•

through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•

through one or more underwritten offerings on a firm commitment or best efforts basis;

•

sales pursuant to Rule 144;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates..

SELLING STOCKHOLDERS

Up to an aggregate of 6,945,226 shares of common stock may be offered under this prospectus. This amount includes (i) an aggregate of 4,071,340 shares of common stock issuable upon conversion of our Series E Convertible Preferred Stock; and (ii) an aggregate of 2,864,886 shares of common stock issuable upon the exercise of certain warrants.

The following table sets forth each stockholder who is offering their shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder’s account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete. The prior-to-offering figures are as of April 16, 2012. All share numbers are based on information that these stockholders supplied to us. This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares. Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name	Position, Office or Other Material Relationship	Number of Shares of common stock Beneficially Owned	Number of Shares to be Offered for the Account of the Selling Stockholder	Number of Shares to be Beneficially Owned after this Offering	Percentage to be Beneficially Owned after this Offering
Iroquois Master Fund Ltd	None	426,469 (1)	426,469 (1)	0	0
Anson Investments Master Fund LP	None	511,764 (2)	511,764 (2)	0	0
Sabby Healthcare Volatility Master Fund, Ltd.	None	852,941 (3)	852,941 (3)	0	0
Sabby Volatility Warrant Master Fund, Ltd.	None	852,941 (4)	852,941 (4)	0	0
Tenor Opportunity Master Fund, Ltd	None	639,705 (5)	639,705 (5)	0	0
Aria Opportunity Fund, Ltd	None	213,236 (6)	213,236 (6)	0	0
Deerfield Special Situations Fund International, Limited	None	497,264 (7)	497,264 (7)	0	0
Deerfield Special Situations Fund L.P.	None	355,677 (8)	355,677 (8)	0	0
Kingsbrook Opportunities Master Fund LP	None	425,200 (9)	425,200 (9)	0	0
Midsummer Small Cap Master, Ltd	None	426,460 (10)	426,460 (10)	0	0
Capital Ventures International	None	435,000 (11)	435,000 (11)	0	0
Hudson Bay Master Fund Ltd	None	425,200 (12)	425,200 (12)	0	0
Cranshire Capital Master Fund, Ltd	None	405,152 (13)	405,152 (13)	0	0
Freestone Advantage Partners II, LP	None	21,323 (14)	21,323 (14)	0	0

Rodman & Renshaw LLC	None	454,358(15)	454,358(15)	0	0

1.

Represents 250,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 58,823 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 58,823 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 58,823 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Kim Page exercises voting and dispositive power with respect to the shares offered hereby.

2.

Represents 300,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 70,588 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 70,588 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 70,588 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Moez Kassam exercises voting and dispositive power with respect to the shares offered hereby.

3.

Represents 500,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 117,647 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 117,647 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 117,647 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share.  Hal Mintz exercises voting and dispositive power with respect to the shares offered hereby.

4.

Represents 500,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 117,647 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 117,647 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 117,647 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share.  Hal Mintz exercises voting and dispositive power with respect to the shares offered hereby.

5.

Represents 375,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 88,235 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 88,235 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 88,235 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Robin R. Shah exercises voting and dispositive power with respect to the shares offered hereby.

6.

Represents 125,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 29,412 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 29,412 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 29,412 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Robin R. Shah exercises voting and dispositive power with respect to the shares offered hereby.

7.

Represents 291,500 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 68,588 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 68,588 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 68,588 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Darren Levine exercises voting and dispositive power with respect to the shares offered hereby.

8.

Represents 208,500 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 49,059 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 49,059 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 49,059 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Darren Levine exercises voting and dispositive power with respect to the shares offered hereby.

9.

Represents 248,727 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 58,824 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 58,824 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 58,824 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Ari Storch exercises voting and dispositive power with respect to the shares offered hereby.

10.

Represents 250,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 58,820 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 58,820 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 58,820 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Michael Amsalem and Joshua Thomas exercise voting and dispositive power with respect to the shares offered hereby.

11.

Represents 255,000 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 60,000 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 60,000 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 60,000 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.

12.

Represents 248,727 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 58,824 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 58,824 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 58,824 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Hudson Bay Master Fund Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

13.

Represents 237,503 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 55,883 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 55,883 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 55,883 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund. CCA is also the investment manager for a managed account for Freestone Advantage Partners II, LP (“Freestone II”), and CCA has voting control and investment discretion over securities held Freestone II. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of an additional 11,764 shares of common stock of the issuer, consisting of (iv) 5,882 shares of common stock of the issuer that are held by Freestone II and (v) 5,882 shares of common stock of the issuer that are issuable upon exercise of warrants held by Freestone II..

14.

Represents 12,500 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 2,941 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 2,941 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 2,941 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share.  Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of a managed account for Freestone Advantage Partners II, LP (“Freestone II”) and has voting control and investment discretion over securities held in by Freestone II in such managed account. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Freestone II in such managed account. CCA is also the investment manager (Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and CCA has voting control and investment discretion over securities held by Cranshire Master Fund. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund that are described in footnote 13 herein above.

15.

Represents 266,348 shares of common stock issuable on conversion of Series E Convertible Preferred Stock, 62,670 shares of common stock issuable upon exercise of the Series A Warrants at $4.25 per share, 62,670 shares of common stock issuable upon exercise of the Series B Warrants at $4.25 per share, and 62,670 shares of common stock issuable upon exercise of the Series C Warrants at $4.25 per share. Rodman & Renshaw LLC exercises voting and dispositive power with respect to the shares offered hereby.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The authorized capital stock consists of 240,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of Preferred Stock.  As of December 31, 2011, there were 7,685,556  shares of Common Stock issued and outstanding, and 200,000 shares of Class A Preferred Stock and 6 shares of Class B Preferred Stock and 50,000 shares of Class C Preferred Stock were issued and outstanding. The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and all amendments thereto.

Common Stock

Our authorized capital stock consists of 240,000,000 shares of common stock, par value $.001 per share. Each share of Common Stock entitles its holder to one non-cumulative vote per share and, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director.  Holders of shares of Common Stock are entitled to receive such dividends, as the board of directors may, from time to time, declare out of Company funds legally available for the payment of dividends.  Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to common stockholders.

Stockholders do not have any pre-emptive rights to subscribe for or purchase any stock, warrants, or other securities of the Company.  The Common Stock is not convertible or redeemable.  Neither the Company's Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

Preferred Stock

The Company has authorized 10,000,000 shares of Preferred Stock, par value $0.001 per share, having such rights and preferences as the Board of Directors may determine in its sole discretion.  The Company has issued shares of its Preferred Stock subdivided into five Series as described below.

Series A Preferred Stock:  the Company has issued 200,000 shares of its Class A Preferred Stock The Series A1 Preferred Stock is convertible into 2,000,000 shares of common stock but no shares have been converted.

Series B Preferred Stock:  the Company has issued 6 shares of its Class B Preferred Stock The Series B Preferred Stock elects six directors. It is not convertible into common stock.

Series C Preferred Stock:  the Company has issued 50,000 shares of its Class C Preferred Stock Each share of the Series C Preferred Stock is convertible into 100 shares of common stock.

Series D Preferred Stock: the Company has authorized the issuance of up to 2,000,000 shares of Class D Preferred Stock.  The Class D shares can be exchanged on a ten for one basis for common shares.  The Company has issued 344,000 shares of the Class D Preferred Stock in January 2012. In addition another 20,000 shares have been authorized for issuance and those shares vest through December 31, 2013.

Series E Preferred Stock:  the Company has authorized 10,000,000 shares of its Series E Preferred Stock and has issued 957,962 shares, subject to adjustment pursuant to the terms of the Stock Purchase Agreement (“SPA”) with a cap of 4,071,340 shares based upon the volume weighted average price (“VWAP”) of the common stock as defined in the SPA.  It is the common stock underlying the issued Series E Preferred Stock and the common stcok underlying the Class A, Class B and Class C Warrants, issuable upon the conversion of the Series E that are being registered hereby.

 Pursuant to the Certificate of Designation to create the Series E Convertible Preferred Stock, the Preferred Shares may be converted at any time at the option of the Purchasers into shares of the Company’s common stock at a conversion price of $4.25 per share (the “Conversion Price”). On each of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) if the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement is not declared effective on or before September 8, 2012 or if a Registration Statement does not register for resale by the Purchasers all of the Conversion Shares issuable hereunder, the date that all Conversion Shares issuable pursuant to the Preferred Shares may be resold by the Holder pursuant to Rule 144 without volume or manner restrictions (each such date, the “Trigger Date”), the Conversion Price shall be reduced to the lesser of (w) the then Conversion Price, as adjusted and taking into consideration any prior resets, (x) 85% of the VWAP for the 5 trading days immediately following each such Trigger Date, as calculated pursuant to the AQR function on Bloomberg L.P., (y) 85% of the average of the VWAPs for each of the 5 trading days immediately following the Trigger Date and (z) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such Trigger Date, which shall thereafter be the new Conversion Price. The adjusted Conversion Price shall not be lower than $1.00. The number of shares registered hereby reflect the $1.00 minimum conversion price.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer, or employee of Proteonomix, except that legal counsel is a director of the Company.  Furthermore, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Proteonomix except legal counsel owns 35,000 shares of the Company’s common stock and 70,000 shares of its Series D Preferred Stock.

OUR BUSINESS

General Business Overview

We are a biotechnology company engaged in the discovery and development of cell therapeutics, tissue banking services and cosmeceutical products. Our technologies are embodied in patent applications including but not limited to: a medium and scaffolding for enhancing the growth of cells, a growth platform for cells, a device to eliminate malformed cells via filtration. We have developed products utilizing our intellectual property including but not limited to an anti-aging cosmeceutical based on our NC138 protein matrix UMK 121 and the StromaCel™ cardiac treatment.  We have utilized our management and advisory team in conjunction with third party universities and research centers to develop these products and technologies. We have further developed an innovative business model for early commercialization and expedited FDA trials for our products and services through an international network of laboratories.

Company Overview

Cosmeceuticals – We have developed a range of anti-aging and wound care products, that we intend to manufacture, market and sell through our Proteoderm subsidiary based on a stem cell secreted matrix of proteins that stimulate collagen.

Cell Therapies – We are developing a diverse array of therapies for major diseases such as cardiac arrest and diabetes. Our first product, StromaCel™ cellular material for post-myocardial infarction patients that we intend to bring to FDA trials in 2012 in conjunction with our new cellular expansion technology

Business Model – We are seeking to establish an international network of laboratories through which we intend to reach market early for treatments still in FDA trials while simultaneously expediting the FDA trials with the data collected from the treatment.

Pharmacological – Our first pharmacological product, currently named UMK 121, provides for the in vivo mobilization of specific bone marrow cells. The pre-clinical studies were conducted in rodents and a large animal model to confirm the potential of the UMK-121 technology to mobilize Stromal Stem Cells (“SSCs”) into the peripheral blood of animals, thereby making the SSCs available for therapeutic uses. The Company has created a wholly owned subsidiary, Thor Biopharma Inc. (“THOR”) to develop and commercialize the UMK 121. THOR had negotiated an agreement with the University of Miami on the implementation of a human clinical trial, but is pursuing alternate trial sponsors.

Technology Overview

We have worked together with independent outside laboratories and national universities to develop a portfolio of complementary and synergistic technologies covering all steps in the Regenerative Therapy process. These steps include:

Cell Identification – Stem cells occur in various organs in the body, identifying the desired cells from all other cells is the first step towards a treatment. We have filed patent applications for biomarkers specifically identifying Islet Cells in the pancreas for diabetes treatment and Stromal Cells in bone marrow for cardiac treatment, marketed under the brand name StromaCel™.

Cell Isolation – Once the cells are identified, the desired cells must be isolated from all others to create a pure material to increase efficiency and reduce rejection. This is the second step towards a treatment. We have filed patents on a method of stem cell isolation for various applications.

Cell Conversion – For some treatments, the Stem Cells must be converted from one type to another. We have filed a patent for conversion of pancreatic stem cells into insulin producing beta cells as part of our diabetes research.

Cell Expansion – Once the desired cells have been identified, isolated, and converted for the desired result, the quantity must be dramatically increased in number. Current technology is generally limited to a five-generation increase in cells before differentiation (replication errors). We have developed a unique growth medium and matrix that currently shows many additional generations without differentiation.

Cryopreservation – The final step in treatment is the preservation of the material for storage and transport. We have developed a technology that decreases the numbers of cells lost during the cryopreservation and thawing process and further reduces the chances of contamination.

Proteoderm, Inc.

We have developed cosmeceutical products based on patent applications of our stem cell derived proteins Matrix NC-138™ (“NC138") technology which we have assigned to our subsidiary, Proteoderm. “Cosmeceutical" is a word blended from “cosmetic" and “pharmaceutical" and is defined as a cosmetic with active pharmaceutical ingredients. Proteoderm introduced our cosmeceutical at the Anti-Aging Conference sponsored by the American Academy of Anti-Aging Medicine held in National Harbor, Maryland in August, 2008 by manning a kiosk and providing samples of our cosmeceutical kits to participants, primarily physicians and industry leaders.

Proteoderm has developed an anti-aging kit consisting of a day cream, night cream, cleanser, exfoliant and under eye cream under the brand name “Matrix NC-138."

We anticipate that the cosmeceutical kits will be ready for shipment to customers as soon as the production process is complete, estimated, in the fourth quarter 2012.

Proteoderm designs, produces and synthesizes proteins, and polypeptides (chains of linked amino acids which when folded in a particular three-dimensional configuration, become protein) secreted by stem cells and incorporate them into uniquely formulated personal care products. Its business concept is to develop and commercialize products based upon sophisticated, high performance biomaterials exclusively for use in the cosmetics and personal care markets. Our marketing and promotional efforts will feature the anti-aging and anti-wrinkle properties of our products formulated with NC-138. We believe that cosmeceuticals containing our Matrix NC 138 can be topically applied to consumers’ skin and can be taken up into the outer skin layers to enhance the natural formation of collagen.

In vivo studies using an emulsion containing 3% Matrix NC-138™ on where volunteers against a placebo in a half-face double blind study were reviewed. Volunteers were asked to apply the cream twice daily for six weeks on the crow feet area. Several parameters were analyzed after six weeks: skin profile, skin hydration and a self assessment on the product given by panelists through a questionnaire.

On the basis of in vivo studies, we believe that our cosmeceutical refines skin texture and gives suppleness to the skin thus contributing to a youthful look. However, the research, data and conclusions regarding our cosmeceutical have not been independently verified and the merits of our claims have not been subject to independent evaluation by experts in the cosmeceutical field. The results of our efficacy tests have based on observations of  and have not yet been replicated. In addition, there are no established standards for test procedures, methodology or documentation by which companies marketing cosmeceuticals must adhere before making claims about their products' efficacy.

The Personal Care Products Council (“PCPC"), formerly known as the “Cosmetic, Toiletry and Fragrance Association,” is a leading national trade association for the cosmetic and personal care products industry. It is a trusted source of information for and about the industry and a vocal advocate for consumer safety and continued access to new, innovative products. The PCPC has adopted a Consumer Commitment Code to formalize many existing product safety practices and to demonstrate its members’ commitment to safety. The PCPC does not regulate but provides information on national and international regulation. We have applied to the PCPC. We presently adhere to the Personal Care Products Council Consumer Commitment Code, including filing timely reports with the FDA regarding manufacturing and ingredient usage, and will continue to do so after our membership application is accepted. However there is no penalty for failure to follow the code.

The following principles summarize the code: A company should market cosmetic products only after ensuring that every ingredient and finished product has been substantiated for safety and concentrating whether through the CIR or other appropriate data and information, including adverse events, should be available for inspection by the FDA and should maintain a safety information summary of ingredient and product safety information.

The Cosmetic Ingredient Review (“CIR") Expert Panel is an independent, nonprofit panel of scientists and physicians established in 1976 to assess the safety of ingredients used in cosmetics in the U.S. with the support of the U.S. Food and Drug Administration and the Consumer Federation of America in an open, unbiased, and expert manner, and to publish the results in the peer-reviewed scientific literature. The CIR is now an independent organization, the mission of which is to review and assess the safety of ingredients used in cosmetics in an open, unbiased, and expert manner, and to publish the results in the peer-reviewed scientific literature. Although funded by the PCPC, CIR and the review process are independent from the Council and the cosmetics industry. General policy and direction are given by a six member Steering Committee chaired by the President and CEO of the PCPC, with a dermatologist representing the American Academy of Dermatology, a toxicologist representing the Society of Toxicology, a consumer representative representing the Consumer Federation of America, an industry scientist (the current chair of the PCPC CIR Committee), and the PCPC Executive Vice President for Science

We filed an application to the CIR for our proprietary Matrix NC-138 and it was recently approved. All other ingredients are on the approved list. These ingredients include water, a sun block, oils, thickening agents, moisturizers and fragrances. The approved list of cosmetic ingredients may be found at http://www.cir-safety.org/staff_files/pdf4.pdf.

The CIR Procedures established an Expert Panel to set priorities and review and assess ingredient safety data. The seven CIR Expert Panel voting members are physicians and scientists who have been publicly nominated by consumer, scientific, and medical groups; government agencies; and industry. Expert Panel members must meet the same conflict of interest requirements as individuals serving on FDA advisory committees. Three liaison members serve as nonvoting members representing government, consumers, and industry. With participation of these liaison representatives from FDA, CFA, and the Council, the CIR Expert Panel creates a unique forum for open discussions on issues affecting public safety.

CIR staff members conduct extensive literature searches, compile data, and prepare draft reports on high-priority ingredients. They organize the literature into several categories: chemistry (including physical properties and manufacture), use (cosmetic and non-cosmetic), general biology (with absorption, distribution, metabolism, and excretion data), and animal toxicology (acute, short-term, subchronic, and chronic studies, as well as dermal irritation and sensitization data).

The staff also prepares a clinical assessment of the ingredients that may include epidemiologic studies, along with classic repeated insult patch tests. In vitro test data are also gathered and incorporated into the review.

At each stage of the process, CIR seeks the input of all interested parties during a formal 60-day comment period.

If the open scientific literature contains insufficient information, the Expert Panel will call on industry or other interested parties to provide unpublished data or to undertake specific studies. After multiple opportunities for public comment and open, public discussion, a final safety assessment is issued.

The Panel may make one of four basic decisions regarding an ingredient:

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Safe ingredients . Ingredients safe in the practices of use (product categories) and concentrations of use for each product category as documented in the safety assessment.

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Unsafe ingredients  These are ingredients with specific adverse effects that make them unsuitable for use in cosmetics.

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Safe ingredients, with qualifications.  The Panel may reach the conclusion that an ingredient can be used safely, but only under certain conditions. Qualifications frequently relate to maximum concentration, but may also address rinse-off versus leave-on uses and other restrictions.

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Ingredients for which the data are insufficient.  If the Panel reaches an insufficient data conclusion, it does not state whether the ingredient is safe or unsafe. The Panel is, however, describing a situation in which the available data do not support safety. The specific data that would allow the Panel to complete its assessment always are identified.

CIR safety assessments are made available as monographs and are published in the International Journal of Toxicology. Each year, CIR publishes the CIR Compendium, a comprehensive collection of findings from all CIR reports.

Recognizing that new information may be available on safety assessments completed years ago, the Expert Panel may re-review of assessments that are more than 15 years old or for which there is some new information known to the Panel. If there are relevant new data, the Panel will consider the need for an amended safety assessment. If the search for newly available data fails to uncover information relevant to ingredient safety, or if the new data duplicate information already in the safety assessment, the Expert Panel will not reopen the safety assessment.

Although we believe that the results of our preliminary in vitro and in vivo studies are determinative of the efficacy of our cosmeceutical, we plan to perform a more formal and more extensive study for marketing purpose.  The multi-center efficacy study is on a larger scale than previous tests we have conducted of the effects of the Proteoderm skin care line on aged skin, particularly wrinkles. The study is designed as a split-face study (i.e. one half the face using our cosmeceutical and the other the creams or lotions presently used by the participants in the study), conducted over the course of a twelve-week period for 150 patients. We anticipate that the study will commence during 2012 as we anticipate having a sufficient number of cosmeceutical kits and other materials for the test. We plan to ship our kits to customers prior to the completion of the study.

The study participants will be photographed immediately prior to commencement of the study, and every two weeks thereafter. Study Materials are expected to total 30-40 pages, including, but not limited to:

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patient and Investigator questionnaires;

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patient consents (subject to approval of the Company’s counsel);

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instructions to patients and to investigators;

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written agreements of the Investigators to participate in the Study;

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study protocol (design of the Study);

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patient logs;

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patient assessment forms; and

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other materials deemed by Dr. Khan to be necessary or advisable.

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Raw materials may be manufactured by the University of Miami.

Competition

While we are unaware of any companies that have cosmeceutical technologies similar to the ones we have developed, there are a substantial number of companies are offering anti-aging cosmetics. Many physicians offer Botox and laser therapies. None of them includes a protein such as our patent pending protein, NC-138, which occurs in women during pregnancy. Pending the outcome of further testing of our cosmeceutical, we are not claiming that our cosmeceutical has more advantageous anti-aging properties than other products. Many companies claim to offer “stem-cell related” products but none that we are aware of have obtained CIR INCI name as a new compound.

University of Miami has entered into an exclusive agreement with us to manufacture Matrix NC-138™ as a product for our subsidiary Proteoderm. University of Miami manufactures the material in a good manufacturing facility (cGMP). The agreement with University of Miami has expired and we are negotiating an extension. In the absence of successful negotiation, we will have to seek another supplier; and there is no assurance that we can find one.

Thor Biopharma, Inc.

On January 3, 2011 the Company formed a new subsidiary, Thor BioPharma, Inc., in order to provide an entry into the pharmaceutical market. On March 2, 2011, The Company entered into an agreement with The Cohen McNiece Foundation, Inc. (the "Foundation"), a Florida not-for-profit corporation, to exclusively develop and license the Foundation's UMK-121 Mobilization of Bone marrow Stem Cell technology ("UMK-121") which is a proprietary technology based upon existing FDA approved drugs. The License imposes no upfront costs on the Issuer which will sublicense UMK-121 to its wholly owned subsidiary Thor BioPharma. The Issuer is required to make milestone payments to the Foundation upon 1) the issuance of a patent, 2) completion of Phase III trials and 3) commercialization which will require the payment of a 3% royalty on net sales. On April 7, 2011, the Company announced that it filed a provisional patent application in anticipation of commencement of its initial clinical trial of a drug combination thought to extend life expectancy for a class of terminally ill patients awaiting liver transplants. The Company, based upon its exclusive license agreement to develop Mobilization of Bone Marrow Stem Cells Technology (UMK-121), filed a patent application in April 2011, covering mobilization of non-hematopoietic stem cells for applications in regenerative medicine.

The Company and the University of Miami entered into a contract toward the end of 2011 to conduct a human clinical trial of UMK-121 on End Stage Liver Disease patients.  The contact was canceled by Miami on April 10, 2012.  The Company believes that the technology has applications in treating kidney, cardiac and lung diseases as well although very little work has been done in those areas.

StromaCel, Inc.

In an effort to place different technologies and therapies in different subsidiaries, Stromacel, Inc. ("StromaCel") was registered as a Florida corporation on December 24, 2009 by our President and CEO, Michael Cohen, for $168.   In February, 2010 we acquired all of StromaCel’s authorized shares at cost for $168 and StromaCel became a subsidiary of the Company.

StromaCel intends to develop therapies using stromal cells which are key components of tissues and provide critical cytokines and growth factors as well as the cellular microenvironment for normal homeostasis. A cytokine is a small protein released by cells that affects the interactions and communications between cells and the behavior of cells. A growth factor is a naturally occurring substance capable of stimulating cellular growth, proliferation and differentiation. Homeostasis is a self-regulating process by which a biological system maintains stability while adjusting to changing conditions. Stromal cells provide a niche proliferation environment for stem cells. StromaCel's goal is to study the basic cellular properties of stromal cells and to identify the utility of cellular and protein derivatives in disease repair.

With the above in mind, on May 4, 2010, Proteonomix licensed from the Cohen-McNiece Foundation the Stromal Cell technology (“Technology”) for potential therapeutic use in the regrowth of damaged cardiac cells after a heart attack.  The Cohen-McNiece Foundation was formed by Proteonomix President, Michael Cohen, and its Chief Scientific Officer and Vice-President, Ian McNiece, PhD to develop cellular technology for patients who have suffered myocardial infarctions.  The Technology was licensed in exchange for a 2% royalty on gross revenue derived from use of the Technology and 1,000,000 stock options at $3.55 per share to Michael Cohen, the Company’s president.  The 2% royalty will be used by the Foundation to do further research into stem cell applications. Proteonomix received a right of first refusal to license any technology developed by the Foundation. Proteonomix has sub-licensed the Technology to StromaCel for a 2% royalty, but Proteonomix will remain responsible for all costs associated with patent prosecution for the Technology.  In the event of bankruptcy, the rights to the Technology granted by the license revert to the Foundation. On February 1, 2011 the Company announced that it has filed an additional patent on the StromaCel technology that was intended to improve the Company's patent position on StromaCel with respect to a newly developed breakthrough method of stem cell expansion

Cord Blood Model

We have developed a Cord Blood expansion technology and combined it with an improved Cryopreservation system. These technologies make it possible to change the standard model for Cord Blood Banking. Under our model, Umbilical Cord Blood banking will become a free service to patients and we will increase the donor supply to eliminate shortages. Once we can complete our trials (pre clinical and FDA), we will use our expansion and cryopreservation system to increase the number of usable cells in a donated cord blood unit; and offer a free service to process, cryopreserve and bank one dose per patient for the patient’s lifetime. The patient must, however, agree to donate all additional doses to transplant patients and parents are given an opportunity to protect their child (patient). At this time the company does not believe that it will pursue the development of its Cord Blood Banking Model.

Regenerative Translational Medicine

Regenerative medicine refers to research into treatments that restore adult body parts. There are three strategies for future treatments: the injection of stem cells or progenitor cells; the induction of regeneration by introduced substances; and the transplantation of in vitro grown organs and tissues.

Translation Medicine is the emerging view of medical practice and interventional epidemiology, as a natural 21st century progression from Evidence-Based Medicine. It integrates research inputs from the basic sciences, social sciences and political sciences to optimize both patient care and also preventive measures which may extend beyond the provision of healthcare services.

Translational Research is the underlying basis for Translational Medicine that is the process which leads from evidence based medicine to sustainable solutions for public health problems. Fulfilling the promise of translational research for improving the health and longevity of the world’s population depends on developing broad-based teams of scientists and scholars who are able to focus their efforts of clinical trials into changes in clinical practice, informed by evidence from the social and political sciences.

We formed Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") as a Florida corporation on January 5, 2010 and PRTMI RD, SRL incorporated under the laws of the Dominican Republic in February, 2010 as a subsidiary of PRTMI. PRTMI will focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. At present, the PRTMI subsidiary does not have any assets, including technology licenses. We cannot guarantee if and when it will become operational.

History of the Company

Azurel, Ltd. was incorporated on June 26, 1995 in the State of Delaware and marketed a line of fragrances. On February 2, 2001, Azurel filed a voluntary petition for protection from creditors under Chapter 11 in the United States Bankruptcy Court for the District of New Jersey, Newark until it was discharged from bankruptcy in December, 2005. In September 2006, Azurel, Ltd., through a share exchange agreement, acquired National Stem Cell Inc. and its subsidiary, The Sperm Bank of New York and changed its name to National Stem Cell Holding, Inc.

National Stem Cell had intellectual property consisting of research into immunological isolation of stem cell populations derived from umbilical cord blood and bone marrow and, in March 2006, began working with the John Hopkins University and developed multiple patents in stem cell expansion, stem cell growth and identification of particular types of stem cells.

The Sperm Bank of New York, an operating wholly-owned subsidiary of National Stem Cell, derives its revenue from the sale of donated sperm units to potential parents and from the cryopreservation of sperm units maintained by individuals for future use.

On July 8, 2008, the Company formed Proteoderm as a third wholly-owned subsidiary. Through this subsidiary, the Company produces and synthesizes protein polypeptides secreted by stem cells and incorporate them into uniquely formulated personal care products.

In August 2008, the Company changed its name to Proteonomix, Inc.

In an effort to place different technologies and therapies in different subsidiaries, Stromacel, Inc. ("StromaCel") was registered as a Florida corporation on December 24, 2009 by our President and CEO, Michael Cohen, for $168.   In February, 2010 we acquired all of StromaCel’s authorized shares at cost for $168 and StromaCel became a subsidiary of the Company.

We formed Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") as a Florida corporation on January 5, 2010 and PRTMI RD, SRL incorporated under the laws of the Dominican Republic in February, 2010 as a subsidiary of PRTMI. PRTMI will focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. At present, the PRTMI subsidiary does not have any assets, including technology licenses. We cannot guarantee if and when it will become operational.

StromaCel intends to develop therapies using stromal cells which are key components of tissues and provide critical cytokines and growth factors as well as the cellular microenvironment for normal homeostasis. A cytokine is a small protein released by cells that affects the interactions and communications between cells and the behavior of cells. A growth factor is a naturally occurring substance capable of stimulating cellular growth, proliferation and differentiation. Homeostasis is a self-regulating process by which a biological system maintains stability while adjusting to changing conditions. Stromal cells provide a niche proliferation environment for stem cells. StromaCel's goal is to study the basic cellular properties of stromal cells and to identify the utility of cellular and protein derivatives in disease repair.

With the above in mind, on May 4, 2010, Proteonomix licensed from the Cohen-McNiece Foundation the Stromal Cell technology (“Technology”) for potential therapeutic use in the regrowth of damaged cardiac cells after a heart attack.  The Cohen-McNiece Foundation was formed by Proteonomix President, Michael Cohen, and its Chief Scientific Officer and Vice-President, Ian McNiece, PhD to develop cellular technology for patients who have suffered myocardial infarctions.  The Technology was licensed in exchange for a 2% royalty on gross revenue derived from use of the Technology and 1,000,000 stock options at $3.55 per share to Michael Cohen, the Company’s president.  The 2% royalty will be used by the Foundation to do further research into stem cell applications. Proteonomix received a right of first refusal to license any technology developed by the Foundation. Proteonomix has sub-licensed the Technology to StromaCel for a 2% royalty, but Proteonomix will remain responsible for all costs associated with patent prosecution for the Technology.  In the event of bankruptcy, the rights to the Technology granted by the license revert to the Foundation. On February 1, 2011 the Company announced that it has filed an additional patent on the StromaCel technology that was intended to improve the Company's patent position on StromaCel with respect to a newly developed breakthrough method of stem cell expansion.

On June 1, 2010, Proteonomix began to concentrate its Research and Development resources on the development of StromaCel in order to further develop its portfolio of intellectual properties and global partnerships.

On May 24, 2010, Proteonomix launched its retail web site, www.proteoderm.com, and began accepting pre-orders for its anti-aging line of skin care products. Proteoderm contains Matrix NC-138 an anti-aging bioactive ingredient, developed by Proteonomix Inc. Matrix NC-138 is the first product in the Company's pipeline that was a result of the Company's R & D program stem cell and collagen growth. The Company does not anticipate filling orders until the last quarter of 2012.

On May 28, 2010, Proteonomix completed the development of a new formulation of Proteoderm. The new formulation will only be available at licensed health professionals' offices. The new product, Proteoderm PS (physician strength) is designed to provide a specific dosage of the active ingredient Matrix NC-138, to the patient depending on the patient's skin type and genomic analysis.

This should enable the professional to emphasize the use of information about an individual patient to select or optimize that patient's preventative and therapeutic care for their skin.

On June 1, 2010 Proteonomix retained Wolfe Axelrod Weinberger Associates (“WAW”), an investor relations agency for one year.  WAW is to receive $7,500 a month and options to purchase 75,000 shares at a purchase price of $5.00 per share, which vest ratably over the 12 month contract commencing July 1, 2010.  The Company has a right to terminate the agreement after three months including all fees and stock options.  The maximum stock options to be issued, if terminated, would be 18,750 shares. The Company has expensed $30,000 through December 31, 2010, and issued 10,000 shares of stock in October 2010 to cover 2 additional months of service through November 30, 2010. The Company has not utilized the services subsequent to November 30, 2010 and terminated this agreement at that time. There is currently $15,000 due to Wolfe, Axelrod and Weinberger as of December 31, 2010. The Company has expensed in stock-based compensation 37,500 options at a value of $72,507.

On June 15, 2010 Proteonomix retained Logoform AG, to provide marketing, investor relations and capital raising services for Proteonomix for three months.  Logoform AG received 100,000 stock options @ $5.00 per share exercisable until June 15, 2011, ratably over twelve months commencing July 15, 2010. The Company has expensed 49,998 options through December 31, 2010 as stock-based compensation in accordance with the terms of the agreement. There will be no additional options granted subsequent to December 31, 2010 as the contract has been terminated. The value of the options was $96,673 for the year ended December 31, 2010 relating to these options. Logoform AG also received 50,000 shares of Proteonomix freely tradable, duly authorized and validly issued shares to be paid by a third party on behalf of the Company.  Logoform AG will also receive a four percent finder’s fee for equity or debt raised up to $3,000,000.

On June 16, 2010 Proteonomix shares began to trade on the OTC Bulletin Board under the symbol PROT.

On January 3, 2011 Ian McNiece joined our Board of Directors.

On January 3, 2011 the Company formed a new subsidiary, THOR BioPharma, Inc., in order to provide an entry into the pharmaceutical market. On March 2, 2011, The Company entered into an agreement with The Cohen McNiece Foundation, Inc. (the "Foundation"), a Florida not-for-profit corporation, to exclusively develop and license the Foundation's UMK-121 Mobilization of Bone marrow Stem Cell technology ("UMK-121") which is a proprietary technology based upon existing FDA approved drugs. The License imposes no upfront costs on the Issuer which will sublicense UMK-121 to its wholly owned subsidiary THOR BioPharma. The Issuer is required to make milestone payments to the Foundation upon 1) the issuance of a patent, 2) completion of Phase III trials and 3) commercialization which will require the payment of a 3% royalty on net sales. On April 7, 2011, the Company announced that it filed a provisional patent application in anticipation of commencement of its initial clinical trial of a drug combination thought to extend life expectancy for a class of terminally ill patients awaiting liver transplants. The Company, based upon its exclusive license agreement to develop Mobilization of Bone Marrow Stem Cells Technology (UMK-121), filed a patent application in April 2011, covering mobilization of non-hematopoietic stem cells for applications in regenerative medicine.

On June 16, 2011, the Company announced that it had engaged the services of Bedminster Financial Group, Ltd. to provide investment banking services for the Company with a view to finding joint venture partners and/or strategic investments into one or more of its subsidiaries in order to advance the scientific and commercial development of the subsidiaries and the technologies possessed by the subsidiaries.

On September 6, 2011, the Company announced that Michael Cohen, Chief Executive Officer of Proteonomix and Ian McNiece, the Company’s Chief Scientific Officer had met with the team at Gilford Securities, the Company’s Investment Banker at that time, and Aegis Capital.  Mr. Cohen and Dr. McNiece updated them on the development of the Company’s technology and the Company’s technical position in several different areas of research and development.

On October 17, 2011, the Company announced that it has decided to examine the possibility of licensing its stem cell diabetes related technology to another company in light of continued progress toward its trial of UMK-121, its stem cell treatment for patients awaiting liver transplant to overcome End Stage Liver Disease.

On October 19, 2011, the Company announced that it intends to move forward with the testing of its StromaCel technology through its PRTMI subsidiary or its affiliates.  The Company decided to examine the possibility of testing its cardiac stem cell treatment offshore in light of the progress toward its trial of UMK-121, its stem cell treatment for patients awaiting liver transplant to overcome End Stage Liver Disease, in the United States.

On November 11, 2011, the Company announced that that the Cosmetic Ingredients Review Board (“CIR”) had approved and assigned an INCI nomenclature to its innovative Matrix NC-138 Cosmeceutical product, a necessary final step prior to manufacturing and commercialization of cosmetic products in the United States.

On November 15, 2011, the Company entered into an agreement with the University of Miami (“Miami”), to conduct a FDA human clinical trial, in patients afflicted with End Stage Liver Disease, of the Company’s UMK-121 Biopharmaceutical Stem Cell Technology which is a proprietary technology based upon existing FDA approved drugs.  The Company sublicensed UMK-121 to its wholly owned subsidiary THOR BioPharma.  Miami cancelled the contract on April 10, 2012.

On March 5, 2012, the Company entered into a Securities Purchase Agreement (the “SPA”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of approximately 3,804 shares of the Company’s newly designated Series E Convertible Preferred Stock, with each of the Series E Convertible Preferred shares initially convertible into approximately 235 shares of the Company’s common stock (the “Conversion Shares”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase up to an aggregate of 2,685,873 shares of the Company’s common stock, for proceeds to the Company of $3.8 million. After deducting fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares and associated warrants are approximately $3.5 million.

Pursuant to the Certificate of Designation to create the Series E Convertible Preferred Stock, the Preferred Shares may be converted at any time at the option of the Purchasers into shares of the Company’s common stock at a conversion price of $4.25 per share (the “Conversion Price”). On each of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) if the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement is not declared effective on or before September 8, 2012 or if a Registration Statement does not register for resale by the Purchasers all of the Conversion Shares issuable hereunder, the date that all Conversion Shares issuable pursuant to the Preferred Shares may be resold by the Holder pursuant to Rule 144 without volume or manner restrictions (each such date, the “Trigger Date”), the Conversion Price shall be reduced to the lesser of (w) the then Conversion Price, as adjusted and taking into consideration any prior resets, (x) 85% of the volume average weighted price (“VWAP”) for the 5 trading days immediately following each such Trigger Date, as calculated pursuant to the AQR function on Bloomberg, L.P., (y) 85% of the average of the VWAP’s for each of the 5 trading days immediately following the Trigger Date, and (z) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such Trigger Date, which shall thereafter be the new Conversion Price. The adjusted Conversion Price shall not be lower than $1.00

Pursuant to the terms of the SPA, each Purchaser has been issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Conversion Shares underlying the Preferred Shares issued to such Purchaser pursuant to the SPA. The Series A Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. The Series B Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise of one year and two weeks. The Series C Warrants have an exercise price of $4.25 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Purchaser (or its assigns) and have a term equal to five years.

On March 5, 2012, in connection with the closing of the private placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is required to file a Registration Statement within 7 days following the filing date of the Company’s Form 10-K for the year ended December 31, 2011, but in no event later than April 16, 2012 subject to a penalty equal to 1.5% of the placement proceeds. The failure on the part of the Company to meet filing deadlines under the 1934 Securities Exchange Act and other requirements set forth in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties.

Rodman & Renshaw, LLC (“Rodman”) acted as the exclusive placement agent for the private placement. Pursuant to the terms of the Placement Agent Agreement entered into by the Company and Rodman on February 15, 2012 (the “Placement Agent Agreement”), the Company has agreed (a) to pay to Rodman the placement agent fee equal to 7% of the aggregate gross proceeds raised in the private placement, (b) to issue to Rodman warrants to purchase 62,670 shares of the Company’s common stock, and (c) to reimburse Rodman for certain expenses.

Financial Operations Overview

Revenues

Our revenues and associated direct costs since inception are a result of our sales of donor sperm samples from our Sperm Bank of New York subsidiary, a company engaged in reproductive tissue banking.  In 2012 we anticipate the beginning of sales in the last quarter for our Proteoderm products.

General and Administrative Expenses

General and administrative expenses consist primarily of the costs associated with our general management, including salaries, professional fees such as legal and accounting, marketing expenses and advisory fees. We have increased our general and administrative expense for legal and accounting compliance costs, investor relations and other activities associated with operating as a publicly traded company.  We have strengthened our administrative capabilities through various consulting agreements. Continued increases will also likely result from additional operational, financial, accounting and advisory contracts.  The majority of our expenses were paid by stock based compensation agreements.

Income Taxes

We have not recognized any deferred tax assets or liabilities in our financial statements since we cannot assure their future realization. Because realization of deferred tax assets is dependent upon future earnings, a full valuation allowance has been recorded on the net deferred tax assets, which relate primarily to net operating loss carry-forwards. In the event that we become profitable within the next several years, we have net deferred tax assets (before a 100% valuation allowance) of approximately $6,281,334 that may be utilized prior to us having to recognize any income tax expense or make payments to the taxing authorities. Utilization of our net operating loss carry-forwards in any one year may be limited under IRC Section 382, and we could be subject to the alternative minimum tax, thereby potentially diminishing the value to us of this tax asset.

DESCRIPTION OF PROPERTY

Principal Offices

The Company leased approximately 3,269 square feet of office space pursuant to the terms of a lease entered into on April 13, 2010, which expired on April 30, 2011, for a monthly lease payment of $5,585. The Company renewed the agreement on a month to month basis until January 31, 2012 when it abandoned that lease and took temporary office space in the offices of one of its directors and General Counsel, Roger Fidler. The Company believes that such office space will be sufficient for its needs until it leases new office space in the North New Jersey area..  The Company’s principal offices are thus now located at 145 Highview Terrace, Hawthorne, NJ 07506. Our telephone number at such address is (973) 949-4195. The use of this space is at will and the Company pays $500 a month for the space amounting to approximately 500 square feet.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

The Company has recently been sued by Wolf Axelrod for $38,000. The Company intends to vigorously defend this action.  The Company has also been advised that John Hopkins University will seek to collect against National Stem Cell, Inc. on its $90,000 judgment.  The Company has also been threatened with litigation by Fred Grant on a contract balance.  The Company intends to vigorously defend this action if brought.

MARKET FOR OUR COMMON EQUITY

Our common stock is quoted on the OTC Bulletin Board under the symbol “PROT.” The following table sets forth the high and low bid prices for each quarter during 2011 and 2010.

Fiscal Year Ended December 31, 2011:	High	Low
First Quarter	0.87	0.23
Second Quarter	0.63	0.15
Third Quarter	0.94	0.36
Fourth Quarter	0.82	0.29

Fiscal Year Ended December 31, 2010:
First Quarter	3.34	0.75
Second Quarter	5.40	2.20
Third Quarter	4.69	1.56
Fourth Quarter	2.00	0.31

These quotations reflect interdealer prices, without retail markup, markdown, or commission and may not represent actual transactions.  As of March 20, 2012, there were approximately 188 holders of record of our common stock.  This amount does not include beneficial owners of our common stock held in “street name.”  As of April 13, 2012 the closing bid price for our common stock was $1.87 per share.   Olde Monmouth Stock Transfer Co., Inc. of Atlantic Highlands, NJ is our stock transfer agent

Dividend Policy

We have never declared or paid cash dividends on our common stock.  Currently, we intend to retain earnings, if any, to support our growth strategies and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2011, information with regard to equity compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance

Number of
securities
remaining
available for
	Number of		future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation
	exercise of	exercise price of	plans [excluding
	Outstanding	outstanding	securities
	options, warrants	options, warrants	reflected
	and rights (a)	and rights (b)	in column (a)]

Equity Compensation plans approved by security holders		$
Equity Compensation plans not approved by security holders	-	-	2,500,000
Total		$	2,500,000

None of the Options issued in 2011 were subject to the Equity Compensation Plan

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected financial data set forth below for Proteonomix periods ending December 31, 2011, and 2010, are derived from the audited consolidated financial statements and related notes included in this report.   Historical results are not necessarily indicative of the results of operations for future periods.  The data set forth below is qualified in its entirety by and should be read in conjunction with Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements set forth in full elsewhere in this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS GENERAL

You should read the following summary together with the more detailed information and consolidated financial statements and notes thereto and schedules appearing elsewhere in this report.  Throughout this report when we refer to the “Company,” “Proteonomix,” “we,” “our” or “us,” we mean Proteonomix, Inc.

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our critical accounting policies and estimates, including those related to revenue recognition, intangible assets, and contingencies.  We base our estimates on historical experience, where available, and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions and conditions.

Except for historical information, the material contained in this Management’s Discussion and Analysis is forward-looking.  Our actual results could differ materially from the results discussed in the forward-looking statements, which include certain risks and uncertainties.  These risks and uncertainties include the rate of market development and acceptance of our products, the unpredictability of our sales cycle, the limited revenues and significant operating losses generated to date, and the possibility of significant ongoing capital requirements.

Our independent registered public accounting firm’s report on the consolidated financial statements included herein for the year ended December 31, 2011 and 2010 contains an explanatory paragraph wherein they expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Accordingly, careful consideration of such opinions should be given in determining whether to continue or become our stockholder.

General Business Overview

We are a biotechnology company engaged in the discovery and development of cell therapeutics, tissue banking services and cosmeceutical products. Our technologies are embodied in patent applications including but not limited to: a medium and scaffolding for enhancing the growth of cells, a growth platform for cells, a device to eliminate malformed cells via filtration. We have developed products utilizing our intellectual property including but not limited to an anti-aging cosmeceutical based on our NC138 protein matrix UMK 121 and the StromaCel™ cardiac treatment.  We have utilized our management and advisory team in conjunction with third party universities and research centers to develop these products and technologies. We have further developed an innovative business model for early commercialization and expedited FDA trials for our products and services through an international network of laboratories.

Company Overview

Cosmeceuticals – We have developed a range of anti-aging and wound care products, that we intend to manufacture, market and sell through our Proteoderm subsidiary based on a stem cell secreted matrix of proteins that stimulate collagen.

Cell Therapies – We are developing a diverse array of therapies for major diseases such as cardiac arrest and diabetes. Our first product, StromaCel™ cellular material for post-myocardial infarction patients that we intend to bring to FDA trials in 2012 in conjunction with our new cellular expansion technology

Business Model – We are seeking to establish an international network of laboratories through which we intend to reach market early for treatments still in FDA trials while simultaneously expediting the FDA trials with the data collected from the treatment.

Pharmacological – Our first pharmacological product, currently named UMK 121, provides for the in vivo mobilization of specific bone marrow cells. The pre-clinical studies were conducted in rodents and a large animal model to confirm the potential of the UMK-121 technology to mobilize Stromal Stem Cells (“SSCs”) into the peripheral blood of animals, thereby making the SSCs available for therapeutic uses. The Company has created a wholly owned subsidiary, Thor Biopharma Inc. (“THOR”) to develop and commercialize the UMK 121. THOR has negotiated an agreement with the University of Miami on the implementation of a human clinical trial, which was recently cancelled.

Technology Overview

We have worked together with independent outside laboratories and national universities to develop a portfolio of complementary and synergistic technologies covering all steps in the Regenerative Therapy process. These steps include:

Cell Identification – Stem cells occur in various organs in the body, identifying the desired cells from all other cells is the first step towards a treatment. We have filed patent applications for biomarkers specifically identifying Islet Cells in the pancreas for diabetes treatment and Stromal Cells in bone marrow for cardiac treatment, marketed under the brand name StromaCel™.

Cell Isolation – Once the cells are identified, the desired cells must be isolated from all others to create a pure material to increase efficiency and reduce rejection. This is the second step towards a treatment. We have filed patents on a method of stem cell isolation for various applications.

Cell Conversion – For some treatments, the Stem Cells must be converted from one type to another. We have filed a patent for conversion of pancreatic stem cells into insulin producing beta cells as part of our diabetes research.

Cell Expansion – Once the desired cells have been identified, isolated, and converted for the desired result, the quantity must be dramatically increased in number. Current technology is generally limited to a five-generation increase in cells before differentiation (replication errors). We have developed a unique growth medium and matrix that currently shows many additional generations without differentiation.

Cryopreservation – The final step in treatment is the preservation of the material for storage and transport. We have developed a technology that decreases the numbers of cells lost during the cryopreservation and thawing process and further reduces the chances of contamination.

Proteoderm, Inc.

We have developed cosmeceutical products based on patent applications of our stem cell derived proteins Matrix NC-138™ (“NC138") technology which we have assigned to our subsidiary, Proteoderm. “Cosmeceutical" is a word blended from “cosmetic" and “pharmaceutical" and is defined as a cosmetic with active pharmaceutical ingredients. Proteoderm introduced our cosmeceutical at the Anti-Aging Conference sponsored by the American Academy of Anti-Aging Medicine held in National Harbor, Maryland in August, 2008 by manning a kiosk and providing samples of our cosmeceutical kits to participants, primarily physicians and industry leaders.

Proteoderm has developed an anti-aging kit consisting of a day cream, night cream, cleanser, exfoliant and under eye cream under the brand name “Matrix NC-138."

We anticipate that the cosmeceutical kits will be ready for shipment to customers as soon as the production process is complete, estimated, in the fourth quarter 2012.

Proteoderm designs, produces and synthesizes proteins, and polypeptides (chains of linked amino acids which when folded in a particular three-dimensional configuration, become protein) secreted by stem cells and incorporate them into uniquely formulated personal care products. Its business concept is to develop and commercialize products based upon sophisticated, high performance biomaterials exclusively for use in the cosmetics and personal care markets. Our marketing and promotional efforts will feature the anti-aging and anti-wrinkle properties of our products formulated with NC-138. We believe that cosmeceuticals containing our Matrix NC 138 can be topically applied to consumers’ skin and can be taken up into the outer skin layers to enhance the natural formation of collagen.

In vivo studies using an emulsion containing 3% Matrix NC-138™ on where volunteers against a placebo in a half-face double blind study were reviewed. Volunteers were asked to apply the cream twice daily for six weeks on the crow feet area. Several parameters were analyzed after six weeks: skin profile, skin hydration and a self assessment on the product given by panelists through a questionnaire.

On the basis of in vivo studies, we believe that our cosmeceutical refines skin texture and gives suppleness to the skin thus contributing to a youthful look. However, the research, data and conclusions regarding our cosmeceutical have not been independently verified and the merits of our claims have not been subject to independent evaluation by experts in the cosmeceutical field. The results of our efficacy tests have based on observations of and have not yet been replicated. In addition, there are no established standards for test procedures, methodology or documentation by which companies marketing cosmeceuticals must adhere before making claims about their products' efficacy.

The Personal Care Products Council (“PCPC"), formerly known as the “Cosmetic, Toiletry and Fragrance Association,” is a leading national trade association for the cosmetic and personal care products industry. It is a trusted source of information for and about the industry and a vocal advocate for consumer safety and continued access to new, innovative products. The PCPC has adopted a Consumer Commitment Code to formalize many existing product safety practices and to demonstrate its members’ commitment to safety. The PCPC does not regulate but provides information on national and international regulation. We have applied to the PCPC. We presently adhere to the Personal Care Products Council Consumer Commitment Code, including filing timely reports with the FDA regarding manufacturing and ingredient usage, and will continue to do so after our membership application is accepted. However there is no penalty for failure to follow the code.

The following principles summarize the code: A company should market cosmetic products only after ensuring that every ingredient and finished product has been substantiated for safety and concentrating whether through the CIR or other appropriate data and information, including adverse events, should be available for inspection by the FDA and should maintain a safety information summary of ingredient and product safety information.

The Cosmetic Ingredient Review (“CIR") Expert Panel is an independent, nonprofit panel of scientists and physicians established in 1976 to assess the safety of ingredients used in cosmetics in the U.S. with the support of the U.S. Food and Drug Administration and the Consumer Federation of America in an open, unbiased, and expert manner, and to publish the results in the peer-reviewed scientific literature. The CIR is now an independent organization, the mission of which is to review and assess the safety of ingredients used in cosmetics in an open, unbiased, and expert manner, and to publish the results in the peer-reviewed scientific literature. Although funded by the PCPC, CIR and the review process are independent from the Council and the cosmetics industry. General policy and direction are given by a six member Steering Committee chaired by the President and CEO of the PCPC, with a dermatologist representing the American Academy of Dermatology, a toxicologist representing the Society of Toxicology, a consumer representative representing the Consumer Federation of America, an industry scientist (the current chair of the PCPC CIR Committee), and the PCPC Executive Vice President for Science.

We filed an application to the CIR for our proprietary Matrix NC-138 and it was recently approved. All other ingredients are on the approved list. These ingredients include water, a sun block, oils, thickening agents, moisturizers and fragrances. The approved list of cosmetic ingredients may be found at http://www.cir-safety.org/staff_files/pdf4.pdf.

The CIR Procedures established an Expert Panel to set priorities and review and assess ingredient safety data. The seven CIR Expert Panel voting members are physicians and scientists who have been publicly nominated by consumer, scientific, and medical groups; government agencies; and industry. Expert Panel members must meet the same conflict of interest requirements as individuals serving on FDA advisory committees. Three liaison members serve as nonvoting members representing government, consumers, and industry. With participation of these liaison representatives from FDA, CFA, and the Council, the CIR Expert Panel creates a unique forum for open discussions on issues affecting public safety.

CIR staff members conduct extensive literature searches, compile data, and prepare draft reports on high-priority ingredients. They organize the literature into several categories: chemistry (including physical properties and manufacture), use (cosmetic and non-cosmetic), general biology (with absorption, distribution, metabolism, and excretion data), and animal toxicology (acute, short-term, subchronic, and chronic studies, as well as dermal irritation and sensitization data).

The staff also prepares a clinical assessment of the ingredients that may include epidemiologic studies, along with classic repeated insult patch tests. In vitro test data are also gathered and incorporated into the review.

At each stage of the process, CIR seeks the input of all interested parties during a formal 60-day comment period.

If the open scientific literature contains insufficient information, the Expert Panel will call on industry or other interested parties to provide unpublished data or to undertake specific studies. After multiple opportunities for public comment and open, public discussion, a final safety assessment is issued.

The Panel may make one of four basic decisions regarding an ingredient:

•

Safe ingredients. Ingredients safe in the practices of use (product categories) and concentrations of use for each product category as documented in the safety assessment.

•

Unsafe ingredients.  These are ingredients with specific adverse effects that make them unsuitable for use in cosmetics.

•

Safe ingredients, with qualifications.  The Panel may reach the conclusion that an ingredient can be used safely, but only under certain conditions. Qualifications frequently relate to maximum concentration, but may also address rinse-off versus leave-on uses and other restrictions.

•

Ingredients for which the data are insufficient.  If the Panel reaches an insufficient data conclusion, it does not state whether the ingredient is safe or unsafe. The Panel is, however, describing a situation in which the available data do not support safety. The specific data that would allow the Panel to complete its assessment always are identified.

CIR safety assessments are made available as monographs and are published in the International Journal of Toxicology. Each year, CIR publishes the CIR Compendium, a comprehensive collection of findings from all CIR reports.

Recognizing that new information may be available on safety assessments completed years ago, the Expert Panel may re-review of assessments that are more than 15 years old or for which there is some new information known to the Panel. If there are relevant new data, the Panel will consider the need for an amended safety assessment. If the search for newly available data fails to uncover information relevant to ingredient safety, or if the new data duplicate information already in the safety assessment, the Expert Panel will not reopen the safety assessment.

Although we believe that the results of our preliminary in vitro and in vivo studies are determinative of the efficacy of our cosmeceutical, we plan to perform a more formal and more extensive study for marketing purpose.  The multi-center efficacy study is on a larger scale than previous tests we have conducted of the effects of the Proteoderm skin care line on aged skin, particularly wrinkles. The study is designed as a split-face study (i.e. one half the face using our cosmeceutical and the other the creams or lotions presently used by the participants in the study), conducted over the course of a twelve-week period for 150 patients. We anticipate that the study will commence during 2012 as we anticipate having a sufficient number of cosmeceutical kits and other materials for the test. We plan to ship our kits to customers prior to the completion of the study.

The study participants will be photographed immediately prior to commencement of the study, and every two weeks thereafter. Study Materials are expected to total 30-40 pages, including, but not limited to:

•

patient and Investigator questionnaires;

•

patient consents (subject to approval of the Company’s counsel);

•

instructions to patients and to investigators;

•

written agreements of the Investigators to participate in the Study;

•

study protocol (design of the Study);

•

patient logs;

•

patient assessment forms; and

•

other materials deemed by Dr. Khan to be necessary or advisable.

•

Raw materials may be manufactured by the University of Miami.

Competition

While we are unaware of any companies that have cosmeceutical technologies similar to the ones we have developed, there are a substantial number of companies are offering anti-aging cosmetics. Many physicians offer Botox and laser therapies. None of them includes a protein such as our patent pending protein, NC-138, which occurs in women during pregnancy. Pending the outcome of further testing of our cosmeceutical, we are not claiming that our cosmeceutical has more advantageous anti-aging properties than other products. Many companies claim to offer “stem-cell related” products but we believe that none have obtained CIR INCI name as a new compound.

University of Miami has entered into an exclusive agreement with us to manufacture Matrix NC-138TM as a product for our subsidiary Proteoderm. University of Miami manufactures the material in a good manufacturing facility (cGMP). The agreement with University of Miami has expired and we are negotiating an extension. In the absence of successful negotiation, we will have to seek another supplier; and there is no assurance that we can find one.

Thor Biopharma, Inc.

On January 3, 2011 the Company formed a new subsidiary, Thor BioPharma, Inc., in order to provide an entry into the pharmaceutical market. On March 2, 2011, The Company entered into an agreement with The Cohen McNiece Foundation, Inc. (the "Foundation"), a Florida not-for-profit corporation, to exclusively develop and license the Foundation's UMK-121 Mobilization of Bone marrow Stem Cell technology ("UMK-121") which is a proprietary technology based upon existing FDA approved drugs. The License imposes no upfront costs on the Issuer which will sublicense UMK-121 to its wholly owned subsidiary Thor BioPharma. The Issuer is required to make milestone payments to the Foundation upon 1) the issuance of a patent, 2) completion of Phase III trials and 3) commercialization which will require the payment of a 3% royalty on net sales. On April 7, 2011, the Company announced that it filed a provisional patent application in anticipation of commencement of its initial clinical trial of a drug combination thought to extend life expectancy for a class of terminally ill patients awaiting liver transplants. The Company, based upon its exclusive license agreement to develop Mobilization of Bone Marrow Stem Cells Technology (UMK-121), filed a patent application in April 2011, covering mobilization of non-hematopoietic stem cells for applications in regenerative medicine.

The Company and the University of Miami entered into a contract toward the end of 2011 to conduct a human clinical trial of UMK-121 on End Stage Liver Disease patients.  The contract was canceled on April 10, 2012 by Miami.  The Company believes that the technology has applications in treating kidney, cardiac and lung diseases as well although very little work has been done in those areas.

StromaCel, Inc.

In an effort to place different technologies and therapies in different subsidiaries, Stromacel, Inc. ("StromaCel") was registered as a Florida corporation on December 24, 2009 by our President and CEO, Michael Cohen, for $168.   In February, 2010 we acquired all of StromaCel’s authorized shares at cost for $168 and StromaCel became a subsidiary of the Company.

StromaCel intends to develop therapies using stromal cells which are key components of tissues and provide critical cytokines and growth factors as well as the cellular microenvironment for normal homeostasis. A cytokine is a small protein released by cells that affects the interactions and communications between cells and the behavior of cells. A growth factor is a naturally occurring substance capable of stimulating cellular growth, proliferation and differentiation. Homeostasis is a self-regulating process by which a biological system maintains stability while adjusting to changing conditions. Stromal cells provide a niche proliferation environment for stem cells. StromaCel's goal is to study the basic cellular properties of stromal cells and to identify the utility of cellular and protein derivatives in disease repair.

With the above in mind, on May 4, 2010, Proteonomix licensed from the Cohen-McNiece Foundation the Stromal Cell technology (“Technology”) for potential therapeutic use in the regrowth of damaged cardiac cells after a heart attack.  The Cohen-McNiece Foundation was formed by Proteonomix President, Michael Cohen, and its Chief Scientific Officer and Vice-President, Ian McNiece, PhD to develop cellular technology for patients who have suffered myocardial infarctions.  The Technology was licensed in exchange for a 2% royalty on gross revenue derived from use of the Technology and 1,000,000 stock options at $3.55 per share to Michael Cohen, the Company’s president.  The 2% royalty will be used by the Foundation to do further research into stem cell applications. Proteonomix received a right of first refusal to license any technology developed by the Foundation. Proteonomix has sub-licensed the Technology to StromaCel for a 2% royalty, but Proteonomix will remain responsible for all costs associated with patent prosecution for the Technology.  In the event of bankruptcy, the rights to the Technology granted by the license revert to the Foundation. On February 1, 2011 the Company announced that it has filed an additional patent on the StromaCel technology that was intended to improve the Company's patent position on StromaCel with respect to a newly developed breakthrough method of stem cell expansion.

Cord Blood Model

We have developed a Cord Blood expansion technology and combined it with an improved Cryopreservation system. These technologies make it possible to change the standard model for Cord Blood Banking. Under our model, Umbilical Cord Blood banking will become a free service to patients and we will increase the donor supply to eliminate shortages. Once we can complete our trials (pre clinical and FDA), we will use our expansion and cryopreservation system to increase the number of usable cells in a donated cord blood unit; and offer a free service to process, cryopreserve and bank one dose per patient for the patient’s lifetime. The patient must, however, agree to donate all additional doses to transplant patients and parents are given an opportunity to protect their child (patient). At this time the Company may not pursue its Cord Blood Banking Model.

Regenerative Translational Medicine

Regenerative medicine refers to research into treatments that restore adult body parts. There are three strategies for future treatments: the injection of stem cells or progenitor cells; the induction of regeneration by introduced substances; and the transplantation of in vitro grown organs and tissues.

Translation Medicine is the emerging view of medical practice and interventional epidemiology, as a natural 21st century progression from Evidence-Based Medicine. It integrates research inputs from the basic sciences, social sciences and political sciences to optimize both patient care and also preventive measures which may extend beyond the provision of healthcare services.

Translational Research is the underlying basis for Translational Medicine that is the process which leads from evidence based medicine to sustainable solutions for public health problems. Fulfilling the promise of translational research for improving the health and longevity of the world’s population depends on developing broad-based teams of scientists and scholars who are able to focus their efforts of clinical trials into changes in clinical practice, informed by evidence from the social and political sciences.

We formed Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") as a Florida corporation on January 5, 2010 and PRTMI RD, SRL incorporated under the laws of the Dominican Republic in February, 2010 as a subsidiary of PRTMI. PRTMI will focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. At present, the PRTMI subsidiary does not have any assets, including technology licenses. We cannot guarantee if and when it will become operational.

History of the Company

Azurel, Ltd. was incorporated on June 26, 1995 in the State of Delaware and marketed a line of fragrances. On February 2, 2001, Azurel filed a voluntary petition for protection from creditors under Chapter 11 in the United States Bankruptcy Court for the District of New Jersey, Newark until it was discharged from bankruptcy in December, 2005. In September 2006, Azurel, Ltd., through a share exchange agreement, acquired National Stem Cell Inc. and its subsidiary, The Sperm Bank of New York and changed its name to National Stem Cell Holding, Inc.

National Stem Cell had intellectual property consisting of research into immunological isolation of stem cell populations derived from umbilical cord blood and bone marrow and, in March 2006, began working with the John Hopkins University and developed multiple patents in stem cell expansion, stem cell growth and identification of particular types of stem cells.

The Sperm Bank of New York, an operating wholly-owned subsidiary of National Stem Cell, derives its revenue from the sale of donated sperm units to potential parents and from the cryopreservation of sperm units maintained by individuals for future use.

On July 8, 2008, the Company formed Proteoderm as a third wholly-owned subsidiary. Through this subsidiary, the Company produces and synthesizes protein polypeptides secreted by stem cells and incorporate them into uniquely formulated personal care products.

In August 2008, the Company changed its name to Proteonomix, Inc.

In an effort to place different technologies and therapies in different subsidiaries, Stromacel, Inc. ("StromaCel") was registered as a Florida corporation on December 24, 2009 by our President and CEO, Michael Cohen, for $168.   In February, 2010 we acquired all of StromaCel’s authorized shares at cost for $168 and StromaCel became a subsidiary of the Company.

We formed Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") as a Florida corporation on January 5, 2010 and PRTMI RD, SRL incorporated under the laws of the Dominican Republic in February, 2010 as a subsidiary of PRTMI. PRTMI will focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. At present, the PRTMI subsidiary does not have any assets, including technology licenses. We cannot guarantee if and when it will become operational.

StromaCel intends to develop therapies using stromal cells which are key components of tissues and provide critical cytokines and growth factors as well as the cellular microenvironment for normal homeostasis. A cytokine is a small protein released by cells that affects the interactions and communications between cells and the behavior of cells. A growth factor is a naturally occurring substance capable of stimulating cellular growth, proliferation and differentiation. Homeostasis is a self-regulating process by which a biological system maintains stability while adjusting to changing conditions. Stromal cells provide a niche proliferation environment for stem cells. StromaCel's goal is to study the basic cellular properties of stromal cells and to identify the utility of cellular and protein derivatives in disease repair.

With the above in mind, on May 4, 2010, Proteonomix licensed from the Cohen-McNiece Foundation the Stromal Cell technology (“Technology”) for potential therapeutic use in the regrowth of damaged cardiac cells after a heart attack.  The Cohen-McNiece Foundation was formed by Proteonomix President, Michael Cohen, and its Chief Scientific Officer and Vice-President, Ian McNiece, PhD to develop cellular technology for patients who have suffered myocardial infarctions.  The Technology was licensed in exchange for a 2% royalty on gross revenue derived from use of the Technology and 1,000,000 stock options at $3.55 per share to Michael Cohen, the Company’s president.  The 2% royalty will be used by the Foundation to do further research into stem cell applications. Proteonomix received a right of first refusal to license any technology developed by the Foundation. Proteonomix has sub-licensed the Technology to StromaCel for a 2% royalty, but Proteonomix will remain responsible for all costs associated with patent prosecution for the Technology.  In the event of bankruptcy, the rights to the Technology granted by the license revert to the Foundation. On February 1, 2011 the Company announced that it has filed an additional patent on the StromaCel technology that was intended to improve the Company's patent position on StromaCel with respect to a newly developed breakthrough method of stem cell expansion.

On June 1, 2010, Proteonomix began to concentrate its Research and Development resources on the development of StromaCel in order to further develop its portfolio of intellectual properties and global partnerships.

On May 24, 2010, Proteonomix launched its retail web site, www.proteoderm.com, and began accepting pre-orders for its anti-aging line of skin care products. Proteoderm contains Matrix NC-138 an anti-aging bioactive ingredient, developed by Proteonomix Inc. Matrix NC-138 is the first product in the Company's pipeline that was a result of the Company's R & D program stem cell and collagen growth. The Company does not anticipate filling orders until the last quarter of 2012.

On May 28, 2010, Proteonomix completed the development of a new formulation of Proteoderm. The new formulation will only be available at licensed health professionals' offices. The new product, Proteoderm PS (physician strength) is designed to provide a specific dosage of the active ingredient Matrix NC-138, to the patient depending on the patient's skin type and genomic analysis.

This should enable the professional to emphasize the use of information about an individual patient to select or optimize that patient's preventative and therapeutic care for their skin.

On June 1, 2010 Proteonomix retained Wolfe Axelrod Weinberger Associates (“WAW”), an investor relations agency for one year.  WAW is to receive $7,500 a month and options to purchase 75,000 shares at a purchase price of $5.00 per share, which vest ratably over the 12 month contract commencing July 1, 2010.  The Company has a right to terminate the agreement after three months including all fees and stock options.  The maximum stock options to be issued, if terminated, would be 18,750 shares. The Company has expensed $30,000 through December 31, 2010, and issued 10,000 shares of stock in October 2010 to cover 2 additional months of service through November 30, 2010. The Company has not utilized the services subsequent to November 30, 2010 and terminated this agreement at that time. There is currently $15,000 due to Wolfe, Axelrod and Weinberger as of December 31, 2010. The Company has expensed in stock-based compensation 37,500 options at a value of $72,507.

On June 15, 2010 Proteonomix retained Logoform AG, to provide marketing, investor relations and capital raising services for Proteonomix for three months.  Logoform AG received 100,000 stock options @ $5.00 per share exercisable until June 15, 2011, ratably over twelve months commencing July 15, 2010. The Company has expensed 49,998 options through December 31, 2010 as stock-based compensation in accordance with the terms of the agreement. There will be no additional options granted subsequent to December 31, 2010 as the contract has been terminated. The value of the options was $96,673 for the year ended December 31, 2010 relating to these options. Logoform AG also received 50,000 shares of Proteonomix freely tradable, duly authorized and validly issued shares to be paid by a third party on behalf of the Company.  Logoform AG will also receive a four percent finder’s fee for equity or debt raised up to $3,000,000.

On June 16, 2010 Proteonomix shares began to trade on the OTC Bulletin Board under the symbol PROT.

On January 3, 2011 Ian McNiece joined our Board of Directors.

On January 3, 2011 the Company formed a new subsidiary, THOR BioPharma, Inc., in order to provide an entry into the pharmaceutical market. On March 2, 2011, The Company entered into an agreement with The Cohen McNiece Foundation, Inc. (the "Foundation"), a Florida not-for-profit corporation, to exclusively develop and license the Foundation's UMK-121 Mobilization of Bone marrow Stem Cell technology ("UMK-121") which is a proprietary technology based upon existing FDA approved drugs. The License imposes no upfront costs on the Issuer which will sublicense UMK-121 to its wholly owned subsidiary THOR BioPharma. The Issuer is required to make milestone payments to the Foundation upon 1) the issuance of a patent, 2) completion of Phase III trials and 3) commercialization which will require the payment of a 3% royalty on net sales. On April 7, 2011, the Company announced that it filed a provisional patent application in anticipation of commencement of its initial clinical trial of a drug combination thought to extend life expectancy for a class of terminally ill patients awaiting liver transplants. The Company, based upon its exclusive license agreement to develop Mobilization of Bone Marrow Stem Cells Technology (UMK-121), filed a patent application in April 2011, covering mobilization of non-hematopoietic stem cells for applications in regenerative medicine.

On June 16, 2011, the Company announced that it had engaged the services of Bedminster Financial Group, Ltd. to provide investment banking services for the Company with a view to finding joint venture partners and/or strategic investments into one or more of its subsidiaries in order to advance the scientific and commercial development of the subsidiaries and the technologies possessed by the subsidiaries.

On September 6, 2011, the Company announced that Michael Cohen, Chief Executive Officer of Proteonomix and Ian McNiece, the Company’s Chief Scientific Officer had met with the team at Gilford Securities, the Company’s Investment Banker at that time, and Aegis Capital.  Mr. Cohen and Dr. McNiece updated them on the development of the Company’s technology and the Company’s technical position in several different areas of research and development.

On October 17, 2011, the Company announced that it has decided to examine the possibility of licensing its stem cell diabetes related technology to another company in light of continued progress toward its trial of UMK-121, its stem cell treatment for patients awaiting liver transplant to overcome End Stage Liver Disease.

On October 19, 2011, the Company announced that it intends to move forward with the testing of its StromaCel technology through its PRTMI subsidiary or its affiliates.  The Company decided to examine the possibility of testing its cardiac stem cell treatment offshore in light of the progress toward its trial of UMK-121, its stem cell treatment for patients awaiting liver transplant to overcome End Stage Liver Disease, in the United States.

On November 11, 2011, the Company announced that that the Cosmetic Ingredients Review Board (“CIR”) had approved and assigned an INCI nomenclature to its innovative Matrix NC-138 Cosmeceutical product, a necessary final step prior to manufacturing and commercialization of cosmetic products in the United States.

On November 15, 2011, the Company entered into an agreement with the University of Miami, to conduct a FDA human clinical trial, in patients afflicted with End Stage Liver Disease, of the Issuer’s UMK-121 Biopharmaceutical Stem Cell Technology which is a proprietary technology based upon existing FDA approved drugs.  This agreement was canceled by Miami on April 10, 2012.  The Company sublicensed UMK-121 to its wholly owned subsidiary THOR BioPharma.

Financial Operations Overview

Revenues

Our revenues and associated direct costs since inception are a result of our sales of donor sperm samples from our Sperm Bank of New York subsidiary, a company engaged in reproductive tissue banking.  In 2012 we anticipate the beginning of sales in the last quarter for our Proteoderm products.

General and Administrative Expenses

General and administrative expenses consist primarily of the costs associated with our general management, including salaries, professional fees such as legal and accounting, marketing expenses and advisory fees. We have increased our general and administrative expense for legal and accounting compliance costs, investor relations and other activities associated with operating as a publicly traded company.  We have strengthened our administrative capabilities through various consulting agreements. Continued increases will also likely result from additional operational, financial, accounting and advisory contracts.  The majority of our expenses were paid by stock based compensation agreements.

Income Taxes

We have not recognized any deferred tax assets or liabilities in our financial statements since we cannot assure their future realization. Because realization of deferred tax assets is dependent upon future earnings, a full valuation allowance has been recorded on the net deferred tax assets, which relate primarily to net operating loss carry-forwards. In the event that we become profitable within the next several years, we have net deferred tax assets (before a 100% valuation allowance) of approximately $6,281,334  that may be utilized prior to us having to recognize any income tax expense or make payments to the taxing authorities. Utilization of our net operating loss carry-forwards in any one year may be limited under IRC Section 382, and we could be subject to the alternative minimum tax, thereby potentially diminishing the value to us of this tax asset.

Principal Offices

The Company leases approximately 3,269 square feet of office space pursuant to the terms of a lease entered into on April 13, 2010, which expired on April 30, 2011, for a monthly lease payment of $5,585. The Company renewed the agreement on a month to month basis until January 31, 2012 when it abandoned that lease and took temporary office space in the offices of one of its directors and General Counsel, Roger Fidler. The Company believes that such office space will be sufficient for its needs until it leases new office space in the North New Jersey area..  The Company’s principal offices are thus now located at 145 Highview Terrace, Hawthorne, NJ 07506. Our telephone number at such address is (973) 949-4193. The use of this space is at will and the Company pays $500 a month for the space amounting to approximately 500 square feet.

LIQUIDITY AND CAPITAL RESOURCES

The following table presents a summary of our net cash provided by (used in) operating, investing and financing activities:

Net Cash Used in Operations

Net cash used in operating activities for the year ended December 31, 2011, was $277,210, compared with net cash used in operating activities of $565,334 during the same period for 2010, or a decrease in the use of cash for operating activities of $288,124 (51%). The decrease in the use of cash is due to: (i) lower net income (loss) of $2,086,189; (ii) offset by a decrease in stock-based compensation of $182,675; (iii) a decrease in the obligation to issue common shares for services of $1,712,063; (iv) an increase in depreciation and amortization expense of $132,450 and (v) a decrease in the change for accounts payable of $258,354.

Net Cash Used in Investing Activities

In 2011 and 2010, the only investing activities were the increase in costs associated with filing patents of $38,330 and $215,265, respectively.

Net Cash Provided by Financing Activities

Net proceeds from financing activities were $315,535 for year ended December 31, 2011, compared with $680,790 for the same period in 2010, or a decrease of $362,255 (54%). Of the 2011 and 2010 proceeds from financing activities, 100% from 2010 and $165,535 in 2011 was from the issuance of new debt to related parties from cash infused into the Company. In addition, the Company raised $150,000 in 2011 from proceeds from a convertible note. Management is seeking, and expects to continue to seek to raise additional capital through equity or debt financings, including through one or more equity or debt financings to fund its operations, and pay amounts due to its creditors and employees. However, there can be no assurance that the Company will be able to raise such additional equity or debt financing or obtain such bank borrowings on terms satisfactory to the Company or at all.

Cash and Cash Equivalents

Our cash and cash equivalents decreased during the years ended December 31, 2011 and 2010 by $5 and $99,809, respectively. As outlined above, the decrease in cash and cash equivalents for the current fiscal year was the result of; (i) cash used in operating activities of $277,210, (ii) cash used for the net increase in patent costs of $38,330, and (iii) an increase in cash by $315,535 from financing activities.

Working Capital Information - The following table presents a summary of our working capital at the end of each period:

At December 31, 2011, we had a working capital deficit of $6,808,334, compared with a working capital deficit at December 31, 2010 of $6,892,315, a decrease in working capital deficit of $83,981(2%). As of December 31, 2011, the Company had cash and cash equivalents of $13 as compared to $18 on December 31, 2010. The decrease in cash is the net result of our operating, investing and financing activities outlined above. Our revenue generating activities during the period, as in previous years, have not produced sufficient funds for profitable operations, and we have incurred operating losses since inception. Accordingly, we have continued to utilize the cash raised in our financing activities to fund our operations. In addition to raising cash through additional financing activities, we may supplement our future working capital needs through the extension of trade payables and increases in accrued expenses. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing, and the success of our future operations.

Our cash and cash equivalents during the year ended December 31, 2010 decreased by $99,809 and is the net result of our operating, investing and financing activities outlined above. Our revenue generating activities during the period, as in previous years, have not produced sufficient funds for profitable operations, and we have incurred operating losses since inception.  Accordingly, we have continued to utilize the cash raised in our financing activities to fund our operations. In addition to raising cash through additional financing activities, we have supplemented, and expect to continue to supplement, our future working capital needs through the extension of trade payables, ongoing loans from our chief executive officer and other senior management, and additional deferral of salaries for executive officers. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon our continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing, and the success of our future operations.

In view of the above matters, realization of certain of the assets in the accompanying balance sheets is dependent upon our continued operation, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing, and the success of its future operations.

Additional Capital

To the extent that additional capital is raised through the sale of our equity or equity-related securities of our subsidiaries, the issuance of our securities could result in dilution to our stockholders. No assurance can be given that we will have access to the capital markets in the future, or that financing will be available on terms acceptable to satisfy our cash requirements, implement our business strategies, If we are unable to access the capital markets or obtain acceptable financing, our results of operations and financial condition could be materially and adversely affected.  We may be required to raise substantial additional funds through other means. We have not begun to receive revenues from our cord blood services or cosmeceutical sales at this point. Management may seek to raise additional capital through one or more equity or debt financings or through bank borrowings.  We cannot assure our stockholders that our technology and products will be commercially accepted or that revenues will be sufficient to fund our operations.

If adequate funds are not available to us, we may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products.

On March 5, 2012, the Company entered into a Securities Purchase Agreement (the “SPA”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of approximately 3,804 shares of the Company’s newly designated Series E Convertible Preferred Stock, with each of the Series E Convertible Preferred shares initially convertible into approximately 235 shares of the Company’s common stock (the “Conversion Shares”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase up to an aggregate of 2,685,873 shares of the Company’s common stock, for proceeds to the Company of $3.8 million. After deducting fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares and associated warrants are approximately $3.5 million.

Pursuant to the Certificate of Designation to create the Series E Convertible Preferred Stock, the Preferred Shares may be converted at any time at the option of the Purchasers into shares of the Company’s common stock at a conversion price of $4.25 per share (the “Conversion Price”). On each of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) if the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement is not declared effective on or before September 8, 2012 or if a Registration Statement does not register for resale by the Purchasers all of the Conversion Shares issuable hereunder, the date that all Conversion Shares issuable pursuant to the Preferred Shares may be resold by the Holder pursuant to Rule 144 without volume or manner restrictions (each such date, the “Trigger Date”), the Conversion Price shall be reduced to the lesser of (w) the then Conversion Price, as adjusted and taking into consideration any prior resets, (x) 85% of the volume average weighted price (“VWAP”) for the 5 trading days immediately following each such Trigger Date, as calculated pursuant to the AQR function on Bloomberg, L.P., (y) 85% of the average of the VWAP’s for each of the 5 trading days immediately following the Trigger Date, and (z) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such Trigger Date, which shall thereafter be the new Conversion Price. The adjusted Conversion Price shall not be lower than $1.00

Pursuant to the terms of the SPA, each Purchaser has been issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Conversion Shares underlying the Preferred Shares issued to such Purchaser pursuant to the SPA. The Series A Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. The Series B Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise of one year and two weeks. The Series C Warrants have an exercise price of $4.25 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Purchaser (or its assigns) and have a term equal to five years.

On March 5, 2012, in connection with the closing of the private placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is required to file a Registration Statement within 7 days following the filing date of the Company’s Form 10-K for the year ended December 31, 2011, but in no event later than April 16, 2012 subject to a penalty equal to 1.5% of the placement proceeds. The failure on the part of the Company to meet filing deadlines under the 1934 Securities Exchange Act and other requirements set forth in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties.

Rodman & Renshaw, LLC (“Rodman”) acted as the exclusive placement agent for the private placement. Pursuant to the terms of the Placement Agent Agreement entered into by the Company and Rodman on February 15, 2012 (the “Placement Agent Agreement”), the Company has agreed (a) to pay to Rodman the placement agent fee equal to 7% of the aggregate gross proceeds raised in the private placement, (b) to issue to Rodman warrants to purchase 62,670 shares of the Company’s common stock, and (c) to reimburse Rodman for certain expenses.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current of future effect upon our financial condition or results of operations as of December 31, 2011 and 2010.

Financial Condition, Going Concern Uncertainties and Events of Default

During the year ended December 31, 2011, Proteonomix’ revenue generating activities have not produced sufficient funds for profitable operations and we have incurred operating losses since inception. In view of these matters, realization of certain of the assets in the Company’s consolidated balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing on acceptable terms, and the success of future operations. Also, we have outstanding trade and accrued payables of $3,355,605 including accrued salaries due to our management of $1,612,500. Also, our Senior Officer’s net outstanding loans were $828,956.

Our independent registered public accounting firm’s report on the consolidated financial statements included in our annual report on Form 10-K for the years ended December 31, 2011 and 2010, contains an explanatory paragraph wherein they expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Accordingly, careful consideration of such opinions should be given in determining whether to continue or become our stockholder

CONSOLIDATED RESULTS OF OPERATIONS

The following analysis reflects the consolidated results of operations of Proteonomix, Inc. and its subsidiaries.

Fiscal 2011 as Compared with Fiscal 2010

2011	Stem-Cell/Thor	Proteoderm	Sperm Bank	PRTMI & PRTMI RD(1)	StromaCel/ XGen	Total
Sales	$ -	$ -	$26,004	$ -	$-	$26,004
Cost of sales	$ -	$ -	($513)	$ -	$ -	($513)
Gross profit (loss)	$ -	$ -	$26,517	$ -	$ -	$26,517
Operating expenses	$897,685	$-	$58,978	$ -	$-	$956,663
Depreciation and amortization	$36,868	$ -	$ -	$ -	$ 340,189	$377,057
Other income (expense)	($70,993)	($3,710)	$ -	($150)	($1,790)	($76,643)
Net income (loss)	$(1,005,546)	($3,710)	($32,461)	($150)	($341,979)	($1,383,846)
(1) PRTMI RD is a wholly-owned subsidiary of PRTMI.

2010	Stem-Cell	Proteoderm	Sperm Bank	PRTMI & PRTMI RD(1)	StromaCel/ XGen	Total
Sales	$ -	$ -	$83,321	$ -	$ -	$83.321
Cost of sales	$ -	$ -	$15,850	$ -	$ -	$15,850
Gross profit	$ -	$ -	$67,471	$ -	$ -	$67,471
Operating expenses	$3,079,890	$23,282	$105,357	$5,000	$60,344	$3,273,873
Depreciation and amortization	$17,814	$ -	$ -	$ -	$ 226,793	$244,607
Other income (expense)	($19,026)	$ -	$ -	$ -	$ -	($19,026)
Net income (loss)	($3,116,730)	($23,282)	($37,886)	($5,000)	($287,137)	($3,470,035)
(1) PRTMI RD is a wholly-owned subsidiary of PRTMI.

Net Revenues.  Net revenues were $26,004 for the year ended December 31, 2011, compared to $83,321 for the comparable period in 2010, or a decrease of $57,317. The decrease is due to a smaller demand for the sperm bank services. A majority of the revenue is driven by the storage of the samples versus the actual sale of the samples.

Cost of Sales.  Cost of sales for the year ended December 31, 2011 was ($513) ((2%) of net revenue), compared to $15,850 (19% of net revenue) during the same period in 2010, a decrease of $16,363.

Operating Expenses and Depreciation.  Operating expenses and depreciation for the year ended December 31, 2011, decreased $2,184,759 (62%) to $1,333,721for 2011 as compared to $3,518,480 for the same period in 2010. The table below details the components of operating expense, as well as the dollar and percentage changes for the year ended December 31.

	Yearss Ended December 31,
	2011	2010	$ Change	% Change

Wage and wage related costs	$ 258,167	$ 391,682	$ (133,515)	(34.1)
Professional fees	591,573	2,137,365	(1,545,792)	(72.3)
Insurance costs	33,362	54,533	(21,171)	(38.8)
Rent - building and equipment	12,551	29,227	(16,676)	(57.1)
Travel and related	51,852	191,464	(139,612)	(72.9)
Miscellaneous expenses	9,105	285,989	(276,884)	(96.8)
Depreciation and amortization	377,057	244,607	132,450	54.1
Stock based compensation	-	182,675	(182,675)	(100.0)
Total	$ 1,333,667	$ 3,517,542	$ (2,183,875)	(62.1)

Wage and wage related costs, which includes salaries, commissions, taxes and benefits, decreased $133,515 (34.1%), due to a reduction in wages and reduced taxes as the CFO was no longer with the Company.

Professional fees include legal, accounting, stock transfer agent, SEC filing, and general consulting fees. Professional fees decreased for the year ended December 31, 2011 versus the same period last year by $1,545,792 (72.3%) due to: a decrease in the issuance of stock for services rendered during the year and a decrease in the accrued stock liability and a decrease in legal fees.

Insurance costs in the year ended December 31, 2011, were $33,362 compared to $54,533 for the same period in 2010, a decrease of $21,171 (38.8%). The decrease is attributed to a reduction in policy limitations and the policy for D & O insurance expiring.

Rent decreased by $16,676 (57.1%) to $12,551 in the year ended December 31, 2011, as compared to $29,227 for the same period in 2010, due to the Company’s allocation of rent relating to their sperm bank operations.

Travel expense for the year ended December 31, 2011 of $51,852 compared to the same period for 2010 of $191,464, or a decrease of $139,612 (72.9%).

Miscellaneous expense decreased by $276,884 (96.8%) to $9,105 for the year ended December 31, 2011, as compared to $285,989 for the same period in 2010. The decrease was due to the Company’s lack of cash flow.

Depreciation expense in our operating expenses for the year ended December 31, 2011of $377,057 compared to the same period for 2010 of $244,607 increased as a result of the amortization of the license and the patents.

Stock-based compensation, which represents a noncash expense category, represents stock-based compensation to consultants under various contracts. During the year ended December 31, 2011the Company recognized no stock based compensation compared to $182,675 for the year ended December 31, 2010.

The Company measures employee stock option expense in based on the Black-Scholes fair value as outlined above in accordance with ASC 718-10. ASC 718-10 requires the recognition of all share-based payments to employees or to non-employee directors, as compensation for service on the Board of Directors, as compensation expense in the consolidated financial statements. The amount of compensation is measured based on the estimated fair values of such stock-based payments on their grant dates, and is amortized over the estimated service period to vesting.  Consulting expense for stock-based payments to consultants is based on the fair value of the stock-based compensation at inception and amortized over the estimated service period but, in accordance with ASC 505-50, is remeasured on each reporting date until the performance commitment is complete.

Other Income (Expense). Other income (expense) includes interest income, interest expense and other non-operating income. Other expense for the year ended December 31, 2011 was $76,643 compared to other expense of $19,026 for the same period last year. The increase in other expense from 2010 of $57,617 is the result of the interest on the related party debt being calculated at 3% commencing January 1, 2011.

Net Loss and Net Loss per Share.  Net loss for the year ended December 31, 2011 was $1,450,763, compared to $3,470,035 for the same period in 2010, for a decreased net loss of $2,019,272 (59%). Net loss per share for the year ended December 31, 2011 was $0.21 compared to $0.75 in the same period for 2010, based on the weighted average shares outstanding of 6,545,182 and 4,629,862, respectively. The decreased net loss for the year ended December 31, 2011 compared to the same period in 2010 arose from the following: (i) decreased net revenue of $57,317, (ii) decreased cost of sales of $16,363, (iii) decreased salary and benefit costs of $133,515, (iv) decreased professional fees of $1,545,792, (v) a decrease in insurance costs of $21,171, (vi) decreased travel and entertainment costs of $139,612, (vii) a decrease in miscellaneous costs of $276,884, (viii) a decrease in rent expense of $16,676, and (ix) an increase in other net non-operating income and expense of $57,617.

CRITICAL ACCOUNTING POLICIES

In December 2001 and January 2002, the Securities and Exchange Commission (“SEC”) requested that all registrants list their three to five most “critical accounting policies” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The SEC defined a “critical accounting policy” as one which is both important to the portrayal of the company’s financial condition and results of operations, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.  We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to derivative liabilities, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings

Research and Development

The Company incurs costs on activities that relate to research and development of new technology and products.  Research and development costs are expensed as incurred. Certain of these costs may be reduced by government grants and investment tax credits where applicable. The Company has never had any government grants or investment tax credits.

Intangible Assets

The Company’s intangible assets consist of patents and intellectual property, which are carried at the purchase price and/or the legal cost to obtain them. Patents are being amortized over their estimated useful lives, which range from seven to seventeen years. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset. The Company periodically reviews its capitalized intangible assets to assess recoverability based on the projected undiscounted cash flows from operations, and impairments are recognized in operating results when a permanent diminution in value occurs.

The value assigned to the license is being amortized over a period of ten-years. Ten years was determined to be the estimated useful life of the intellectual property that the license is for. The Company will test for impairment on an annual basis and impair the value if necessary.

Revenue Recognition

The Company recognizes revenue for the sales of its donor sperm samples, which have been the only source of revenue to date are when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable and collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable. The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer. If the Company determines that collection of a fee is not reasonably assured, revenue is deferred until the time collection becomes reasonably assured.

The Company anticipates revenue from support agreements it enters into will be recognized on a straight-line basis over the life of the contract, although the fee is due and payable at the time the agreement is signed or upon annual renewal.

Income Taxes

Under ASC 740 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not" approach.

Impairment of Long-Lived Assets

Long-lived assets, primarily its licenses and fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators.  Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share ("EPS") include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share on the consolidated statement of operations due to the fact that the Company reported a net loss and to do so would be anti-dilutive for the periods presented.

Stock-Based Compensation

In 2006, the Company adopted the provisions of ASC 718-10 “Share Based Payments". The adoption of this principle had no effect on the Company’s operations.

ASC 718-10 requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method.

The Company has elected to use the modified-prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital. For common stock issuances to non-employees that are fully vested and are for future periods, the Company classifies these issuances as prepaid expenses and expenses the prepaid expenses over the service period. At no time has the Company issued common stock for a period that exceeds one year.

Beneficial Conversion Features

ASC 470-20 applies to convertible securities with beneficial conversion features that must be settled in stock and to those that give the issuer a choice in settling the obligation in either stock or cash. ASC 470-20 requires that the beneficial conversion feature should be valued at the commitment date as the difference between the conversion price and the fair market value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. ASC 470-20 further limits this amount to the proceeds allocated to the convertible instrument.

Noncontrolling Interests

In accordance with ASC 810-10-45, Noncontrolling Interests in Consolidated Financial Statements, the Company classifies controlling interests as a component of equity within the consolidated balance sheets. The Company will apply the provisions in ASC 810-10-45 to the financial information when they have a majority interest in a subsidiary. XGen was the only subsidiary held less than 100%, but the Company assumed control of the minority interest shortly after formation.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, FASB issued Accounting Standards Update (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. FASB ASU 2011-04 amends and clarifies the measurement and disclosure requirements of FASB ASC 820 resulting in common requirements for measuring fair value and for disclosing information about fair value measurements, clarification of how to apply existing fair value measurement and disclosure requirements, and changes to certain principles and requirements for measuring fair value and disclosing information about fair value measurements. The new requirements are effective for fiscal years beginning after December 15, 2011. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In June 2011, FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which amends the disclosure and presentation requirements of Comprehensive Income. Specifically, FASB ASU No. 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in 1) a single continuous statement of comprehensive income or 2) two separate but consecutive statements, in which the first statement presents total net income and its components, and the second statement presents total other comprehensive income and its components. These new presentation requirements, as currently set forth, are effective for the Company beginning October 1, 2012, with early adoption permitted. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In September 2011, FASB issued ASU 2011-08, Testing Goodwill for Impairment, which amended goodwill impairment guidance to provide an option for entities to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events and circumstances, if an entity determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performance of the two-step impairment test is no longer required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. Adoption of this guidance is not expected to have any impact on the Company’s results of operations, cash flows or financial position.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with accountants on accounting and financial disclosure.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the current directors and executive officers of Proteonomix:

Name	Age	Title
Michael Cohen	46	President, Chief Executive Officer, Chairman, Board of Directors Chief Operating Officer/ Chief Financial Officer Treasurer
Roger Fidler	61	Director
Steven Byle	43	Chief Technical Officer, Director
Ian McNiece, PhD	58	Vice-President, Scientific Development Chief Scientific Officer, Director
Jason Isaacs	40	Secretary

Michael Cohen, President, Chief Executive, Operating and Financial Officer, Treasurer, and Chairman of the Board.

Michael Cohen is the founder of our company and our predecessor company National Stem Cell Inc. He began his career as a paramedic for NYC EMS. He joined Americorp Securities as a Vice President in its mergers and acquisitions department in 1994. He was instrumental in launching a number of successful IPOs at Americorp Securities. He was recruited by Dafna Construction in 1995 as its CFO and played a principal role in its growth and subsequent purchase.  In 1997, Mr. Cohen joined Citigroup as a Vice President of Corporate Finance and managed a department in the risk management division of Salomon Smith Barney. Mr. Cohen serves as our Chairman of the Board and President as well as one of our Principal Investigators for most of our therapeutic developments.

Ian McNiece, Vice President, Scientific Development, Chief Scientific Officer and Director

Dr. McNiece has served as Vice-President for Scientific Development and Chief Scientific Officer since November 11, 2009 and as a Director since December 7, 2010.   He received his PhD in 1986 from the University of Melbourne undertaking his thesis work in studies of blood cell development at the Peter MacCallum Cancer Institute in Melbourne, Australia. He moved to the United States in July, 1986 to the University of Virginia as a postdoctoral fellow. In August, 1997 he was employed by Amgen Inc, as a Research Scientist and then as a Laboratory Head. In September 1998, he left Amgen and moved to the University of Colorado as the Director of Research in the Bone Marrow Transplant Program. Subsequently, he joined JHU as a Professor of Oncology and Laboratory Director of the Graft Engineering Laboratory from January 2003 to May 2007. This laboratory is responsible for all processing of bone marrow, peripheral blood progenitor cell (PBPC) products and cord blood products for transplantation of cancer patients. He was actively involved in optimization of cellular grafts for patient treatment and the translation of basic research to clinical treatment. In July, 2007 he joined the Stem Cell Institute at University of Miami as Director of the Experimental and Clinical Cell-Based Therapies and is presently Professor of Medicine at University of Miami. Dr. McNiece on January 2, 2007 became a member of the Scientific Advisory Board and Chief Scientific Officer and on November 11, 2009 he also became Vice-President of Scientific Development.

In February, 2010, he was appointed to the Board of Directors of The Foundation for the Accreditation of Cellular Therapy (FACT). Founded in 1996, FACT establishes standards for high quality medical and laboratory practice in cellular therapies. It is a non-profit corporation co-founded by the International Society for Cellular Therapy (ISCT) and the American Society of Blood and Marrow Transplantation (ASBMT) for the purposes of voluntary inspection and accreditation in cellular therapy field. The major objective of FACT is to promote high quality patient care and laboratory performance in the belief that a valid accreditation must assess both clinical and laboratory aspects.

In 2000, recognizing the global impact of cord blood banking and transplantation, FACT co-developed international standards for cord blood collection, processing, testing, banking, selection and release. In 2006, FACT collaborated to establish international standards in the field of cellular therapy by international teams of experts in cellular therapy and cord blood banking fields. The standards contain the minimum guidelines for facilities and individuals performing cellular therapy product transplantation, cord blood banking, or providing support services for such activities. On-site inspections are carried out by a team of inspectors who are qualified by training and experience, have attended inspector training and who have a working knowledge of FACT. The inspection process is quality-oriented and follows the FDA's rules for current Good Tissue Practice.

Roger Fidler, Director.

Mr. Fidler has served as a director since January 2, 2010.  He also was the sole director, President, Chief Executive and Financial Officer of Global Agri-Med Technologies, Inc., a corporation that is publicly traded in the pink sheets, since inception in October 28, 1999. Mr. Fidler has been engaged in the private practice of law since 1983, specializing in corporate and securities law. Mr. Fidler has previously served on the Boards of Directors and as an officer of several other publicly held corporations, including Alfacell Corp., Diehl Graphsoft, Inc., D-Lanz Development Group, Inc., the Leonard Swindbourne Acquisition Corp., and numerous private companies. Mr. Fidler received a B.S. degree in Physics from Dickinson College, Carlisle, Pennsylvania in 1972; a Masters of Science degree from the University of Illinois at Champaign-Urbana, Illinois in 1974; and a Juris Doctor from the University of South Carolina in 1977 where he was a member of the Law Review. He is a member of the bars of New Jersey, New York and the District of Columbia and has practiced before the federal and state courts in New York and New Jersey as well as pro hac vice in cases before Federal District Courts in Kentucky and Florida. In addition he is a patent attorney authorized to practice before the United States Patent and Trademark Office. Mr. Fidler also performs legal services for us and entered in a contract with us to act as General Counsel for a period of three years commencing March 2, 2012.

Steven Byle, Director, Chief Technology Officer (CTO)

Steven Byle joined our board of directors on January 5, 2009. He recently became our Chief Technical Officer. . He has been, since 2007, CTO and Vice-President of Technology for Dockwise, B.V, an energy company, the securities of which trade on the Euronext Stock Exchange under the symbol DOCKE. From 2001 to 2008, he was Chief Executive Officer and Legal Counsel for Offshore Kinematics, Inc., a subsidiary of Dockwise which Mr. Byle founded and sold to Dockwise. In 2002, he founded what has become the Core Group International, an overseas manufacturer of custom, OEM, oilfield, and offshore elastomer systems. Since 2005, he has been a member of the board of directors of Ocean Dynamic China, an engineering subsidiary of Offshore Kinematics. In 2008, he co-founded Texas Auto Superstore, an online automotive sales company. Mr. Byle owned a technology and development consortium, the Novellent Group, founded in 1997, and was a co-founder of Internet Legal Resource Guide which provided online research for attorneys, beginning back in 1995. Mr. Byle earned his B.S. in Engineering from the University of Michigan in 1991, summa cum laude, and was an Angell Scholar, and received his J.D. from the University of Texas Law School magna cum laude in 1998. He also attended Beijing Polytechnic University and Richmond College, England.

Jason Isaacs, Secretary

Jason Isaacs has served as our corporate Secretary since joining Proteonomix, Inc. in 2010.  He also serves as General Counsel, to Green Hills Software, Inc. which he joined in 2004, and INTEGRITY Global Security, LLC, which he joined in 2008.  Based in Santa Barbara, California, Mr. Isaacs is responsible for Green Hills Software’s and INTREGRITY Global Security's legal affairs, including managing and protecting intellectual property resources, fostering corporate development through strategic relationships with partners and customers, and ensuring compliance with applicable laws and regulations.  Mr. Isaacs also serves as a director on the board of the Santa Barbara Birth Center, which he joined in 2009. Previously, Mr. Isaacs practiced law at Brobeck Phleger & Harrison LLP and Heller Ehrman LLP in San Diego, specializing in technology transactions, licensing arrangements and business litigation in his representation of high growth and venture backed companies.  Mr. Isaacs received his law degree from Harvard Law School in 1997, cum laude and a BA from Brown University in 1992, magna cum laude, Phi Beta Kappa.

Scientific Advisory Board and Science Advisors:

Name

Age

Title

Commencement Date

Ian McNiece, Ph.D.

58

Chief Scientific Officer

January 2, 2007

The functions of the Scientific Advisory Board (“SAB") are as follows: advising the Company with regard to recruitment, processing, storage, banking; research, and development of technologies; and commercialization, including banking, of allogeneic and umbilical cord blood and peripheral blood stem cells as well as other aspects of the Company’s business, including but not limited to platform and expansion technologies, therapies related to diabetes and cardiac disease and anti-ageing technologies; supporting the Company in research and development and in related strategic decision making by providing access to leading experts and opinion leaders. The SAB supports “outside-the-box" thinking; and assesses the Company's innovation, business, commercialization, and capabilities.

Each contract with a member of our Scientific Advisory Board states that the member perform advisory and consulting functions including, but not limited to the following services: 1) advising the registrant in regard to all aspects of the Scientific Advisory Board mandates set forth above; 2) reviewing and providing assessment of clinical protocols, rules, regulations; 3) providing advice and assistance concerning clinical developments, and directions; 4) providing information, knowledge, and comments to and for research and development strategic decision making purposes; and 5) providing advice and assistance regarding regulatory procedures including the Food and Drug Administration or other corresponding regulatory bodies in other countries in order to achieve regulatory approval.

Members of the Scientific Advisory Board do not participate in management decisions of the Company.

Section 16(A) Compliance and Reporting

Under the securities laws of the United States, the Company’s directors, executive officers, and certain securities holders of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates.

Based on our review of Forms 3, 4 and 5 submitted to us pursuant to Rule 16a-3 under the Exchange Act by our executive officers and directors with respect to our most recent fiscal year ended December 31, 2011, there were no known (1) late reports, (2) transactions that were not reported, or (3) known failures to file a required report by such executives officers and directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The material principles underlying our goals for executive compensation policies and decisions are intended to:

•	implement compensation packages which are competitive with comparable organizations and allow us to attract and retain the best possible executive talent;

•	relate annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•	appropriately balance the mix of cash and noncash short and long-term compensation;

•	encourage integrity in business dealings through the discretionary portion of our compensation package; and

•	align executives’ incentives with long-term stockholder value creation.

 We determine the appropriate levels of total executive compensation, including for our named executive officers, and each compensation element, based on several factors, such as an informal benchmarking of our compensation levels to those paid by comparable companies, our overall performance, each individual executive officer’s performance, the desire to maintain level equity and consistency among our executive officers, and other considerations that we deem to be relevant.

 Elements of Compensation

The principal elements of our compensation package are as follows, although we have not provided cash based compensation other than for base salary. We may consider in the future other cash based compensation once we become able to do so.

-

Base salary;

-

Annual cash incentive bonuses;

-

Long-term incentive plan awards using stock options;

-

Severance benefits;

-

401(k) savings plans;

-

Retirement benefits;

-

Perquisites and compensation.

Base Salary

The amount of base salary paid or payable to our named executive officers is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. When establishing base salaries for the executives, management considers a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his prior employment and various qualified candidates to assume the individual’s role. Generally, we believe our executive’s base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

Annual Cash Incentive Bonus

Due to the limited cash available to us, we currently do not have a bonus plan and, during 2011, we did not make any annual cash incentive award to our employees, including our named executive officers.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned or awarded to our CEO, President, CFO and other named executive officers during each of the two fiscal years ended December 31, 2011:

Summary Compensation Table Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total($)
Michael Cohen President, CEO, CFO (1)	2010	$250,000	$75,000	$-0-	$-0-	$ -0-	$-0-	$40,000	$365,500
	2011	$250,000	$75,000	$-0-	$-0-	$ -0-	$-0-	$40,000	$365,500
Ian McNiece Vice President (2)	2010	$-0-	$-0-	$-0-	$-0-	$ -0-	$-0-	$-0-	$-0-
	2011	$-0-	$-0-	$-0-	$-0-	$ -0-	$-0-	$-0-	$-0-
Steven Byle Chief Technical Officer, Director (3)	2010	$-0-	$-0-	$-0-	$-0-	$ -0-	$-0-	$-0-	$-0-
	2011	$-0-	$-0-	$-0-	$-0-	$ -0-	$-0-	$-0-	$-0-
Roger Fidler Director(4)	2010	$75,000	$-0-	$177,500	-0-	$ -0-	$-0-	$-0-	$252,500
	2011	$-0-	$-0-	$23,750	-0-	$ -0-	$-0-	$-0-	$23,750
Jason Isaacs Secretary	2011	$-0-	$-0-	$2,308	-0-	$-0-	$-0-	$-0-	$2,308

Robert Kohn CFO(5)	2010	$-0-	$-0-	$-0-	$-0-	$ -0-	$-0-	$-0-	$-0-

(1)  Mr. Cohen has accrued in 2010 and 2011 $250,000 in salary per year and $75,000 in bonuses per year as well an expense allowance for health care and vehicles of $40,000 each per year. No conversion or payment was made for the accrued but unpaid salary, bonus or expense allowance due him in 2010 and 2011. Mr. Cohen also recently received 130,000 shares of the Company’s Series D Preferred Stock as conversion of debt. The Preferred D Stock is convertible into the Company’s common stock at a ratio of 10 common shares for each share of Series D Preferred Stock converted.

(2)  Mr. McNiece also recently received 30,000 shares of the Company’s Series D Preferred Stock in exchange for as a bonus and in place of his right to receive 30,000 shares of the Company’s common stock. The Preferred D Stock is convertible into the Company’s common stock at a ratio of 10 common shares for each share of Series D Preferred Stock converted.

(3)  Steven Byle became our Secretary on December 29, 2009 and resigned that position on August 4, 2010. He receives no compensation for serving as such.  Mr. Byle also recently received 100,000 shares of the Company’s Series D Preferred Stock pursuant to his Employment Contract for serving the Company as Chief Technical Officer (CTO). The Preferred D Stock is convertible into the Company’s common stock at a ratio of 10 common shares for each share of Series D Preferred Stock converted. Mr. Byle has entered into a contract to serve in his position as CTO with escalating salary based upon raising stated amounts of financing.

(4) Mr. Fidler also recently received 70,000 shares of the Company’s Series D Preferred Stock as a signing bonus for agreeing to provide legal services to the Company for the next three years at a salary of $120,000 to $240,000 per year if and when the Company raises financing of at least three million dollars with the higher amount commencing when an additional 1.2 million dollars has been raised. The Preferred D Stock is convertible into the Company’s common stock at a ratio of 10 common shares for each share of Series D Preferred Stock converted.

(5)  Mr. Kohn became the Chief Financial Officer on July 1, 2009. His base annual salary is $150,000 which he has accrued in 2009. He was granted 250,000 shares of common stock as a signing bonus which were valued at their market price on the date of grant. The shares have not been issued to date and were subject to an oral agreement for a four month probationary period, which ended November 2, 2009. The Company was not obligated to issue shares until the probationary period had been met and the employee had not been terminated. Mr. Kohn resigned October 4, 2010. The Company negotiated a separation agreement with Mr. Kohn that resulted in recognizing the amount of accrued salary and benefits pursuant to Mr. Kohn’s agreement with the Company and the issuance of 156,000 shares of common stock.

Executive Compensation

In January 2005, we entered into an agreement with Michael Cohen, pursuant to which Mr. Cohen serves as President and Chief Executive Officer. Pursuant to the agreement, Mr. Cohen is entitled to receive a salary of $250,000 per annum, plus an annual bonus of no less than 30% of the base salary. The Board of Directors may increase the Basic Compensation based upon the performance of the company and Mr. Cohen.  Mr. Cohen’s minimum bonus of $75,000 per annum has not been paid and has accrued. As of December 31, 2009, Mr. Cohen has not earned a bonus except for the minimum bonus stipulated in his employment agreement. The agreement with Mr. Cohen was amended on December 21, 2009, to memorialize bonus milestones which had been orally agreed to. The amended agreement establishes bonus milestones as follows: positive cash flow for the Company as a whole (including subsidiaries) on a calendar quarter basis; the Company’s or its subsidiaries’ patents becoming effective; FDA approval of any of the Company’s technologies for Phase I, II and III; sales of cosmeceuticals by the Company’s subsidiary Proteoderm, and Proteoderm becoming a public company. Additional milestones may be adopted by the Board of Directors from time to time. The amendment covers period from January 4, 2008 to December 31, 2011.

In addition, Mr. Cohen is entitled to the issuance of 50,000 shares of common stock upon the filing of patent applications naming him as investigator or inventor, which are assigned to the Company, and the granting of patents which are assigned to the Company. To date, Mr. Cohen has received 50,000 Series C Preferred Shares (jointly with Jacob Cohen) for the assignment of patent rights and applications to the Company which shares were transferred to the JSM Family Trust. Mr. Cohen is also entitled to use of a car leased by us for not more than $1,000 per month and reimbursement of related expenses. Mr. Cohen also receives a benefits package including health insurance, vision, dental, and life insurance. In addition, pursuant to his employment agreement, Mr. Cohen is entitled to reimbursement for all medical and dental expenses for himself and his immediate family which are not covered by insurance. The agreement is for a term of five years from July 1, 2009, and automatically renews for additional five-year periods unless terminated by the Company or Mr. Cohen by written notice given 90 days prior to the expiration of the agreement. The agreement may also be terminated by us for “cause," or by Mr. Cohen for “good reason," as such terms are defined in the agreement. Upon termination, Mr. Cohen will be entitled to 36 months’ salary, and benefits, including health insurance, and options, if any are issued, which have not vested at the time of termination. Upon the death of Mr. Cohen while the agreement is in effect, the thirty-six months’ continuation of compensation and benefits shall be paid to the JSM Family Trust, and his immediate family will remain covered by the Company’s health insurance plan.

On July 1, 2009, we entered into an employment agreement with Robert Kohn, pursuant to which Mr. Kohn serves as Chief Financial Officer until June 29, 2012. Pursuant to the agreement, Mr. Kohn is entitled to receive a salary of $150,000 per annum which accrues until the Company has raised $1,500,000. Mr. Kohn will receive an additional $50,000 per annum if the Company receives $3,000,000 in debt, equity or joint venture funding and an additional $50,000 per annum if the Company receives $10,000,000 in debt, equity or joint venture funding. In addition, Mr. Kohn is entitled to the issuance of 250,000 shares of common stock upon the execution of the employment agreement as a signing bonus. The shares have not been issued and were subject to an oral agreement for a four month probationary period, which ended November 2, 2009. The Company was not obligated to issue shares until the probationary period had been met and the employee had not been terminated. Mr. Kohn will also receive an additional 250,000 shares upon the spin-off of Proteoderm as a public company in the event such spin-off occurs during the term of the agreement.

In addition, Mr. Kohn receives a benefits package including health insurance, vision, dental, and life insurance. In addition, pursuant to his employment agreement, Mr. Kohn is entitled to reimbursement for all medical and dental expenses for himself and his immediate family which are not covered by insurance. The agreement is for a term of three years from July 1, 2009, unless terminated by the Company or Mr. Kohn by written notice given 90 days prior to the expiration of the agreement. The agreement may also be terminated by us for "cause," as such term is defined in the agreement. Upon termination, Mr. Kohn will only be entitled to accrued salary, and benefits which have vested at the time of termination. Mr. Kohn resigned October 4, 2010 and was paid his contractual obligations through September 30, 2010.

In May, 2008, we entered into a consulting agreement with Kenneth Steiner, M. D., which was amended in February, 2009. The term of the agreement is for two years, pursuant to which Dr. Steiner serves as our Chief Operating Officer. He will receive an aggregate of 350,000 shares upon completion of the two-year term of the agreement. Mr. Steiner’s contract ended September 1, 2010 and was not renewed.. In November, 2007, we entered into agreements with Antonio Moura, Treasurer and Chief Financial Officer and Joel Pensley, Secretary and Counsel, both of which were amended in February, 2009. Mr. Moura has received 104,000 Shares as compensation for his services rendered and to be rendered. Mr. Pensley received 480,000 Shares, for services rendered and to be rendered to the Company. Mr. Pensley resigned December 29, 2009 and Mr. Moura resigned August 4, 2010.

On October 29, 2007, we entered into an exclusive license agreement with Ian McNiece to become Chief Scientific Officer and conjointly to develop and license the ex vivo umbilical cord expansion technology to our subsidiary, National Stem Cell, Inc. for which he would receive 250,000 shares of our common stock (25,000 shares post split). Further, upon the completion of a Phase II trial, Dr. McNiece would receive an additional 250,000 shares (25,000 post split). In addition, Dr. McNiece would receive $50,000 at the initiation of the Phase II FDA trial and upon the receipt of granting approval for marketing of the ex vivo expansion technology, he would receive a payment of $150,000 and 1.5% of net sales.

Ian McNiece entered into a consulting agreement with us dated December 1, 2009 under which he will be paid a fee of $4,000 per month. Payment will be made at the end of each month. Until the Company has raised a total of $3 million in equity or convertible debt, Dr. McNiece's cash compensation will accrue. In addition, Dr. McNiece will receive an aggregate of 200,000 shares of our common stock issuable 50,000 Shares on the first and second anniversary of the commencement of the consulting agreement and 100,000 at its conclusion. The 100,000 shares earned through December 31, 2011 will be converted into 30,000 Series D Preferred Shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS STOCK AWARDS

Name (a)	Number of Securities Underlying Unexercised options (#) (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date ($)(f)	Number of Shares or Units of Stock that have not Vested (#)(g)	Market Value of Shares of Units of Stock that Have not Vested ($)(h)	Equity Incentive Plan Awards: Number of Un- earned Shares, Units or Other Rights that have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($) (j)
Michael Cohen(1)	1,000,000			$3.55	4/26/2015
Kenneth Steiner						350,000
Antonio Moura						38,500	77,000
Joel Pensley						180,000	360,000
Ian McNiece						100,000	250,000
Roger Fidler

(1)  The option on 1,000,000 shares granted to Michael Cohen is exempt from stock splits and other reorganizations that would negatively impact the option holder.

Stock Option and Grant Plans

The Company adopted the 2010 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “Plan”).  Under this Plan a committee of the Board has been appointed consisting of Steven Byle and Roger Fidler to approve issuances of options and grants.  No director shall serve as a member of the Committee unless he or she is a “disinterested person” within the meaning of such Rule 16b-3. It is the intent of the Company to register the Plan under the 1933 Securities Act (the “Act”) and to register grants made under the Plan under the Act.  The Plan allows the issuance of up to 2,500,000 shares or options exercisable into such shares.

Director Compensation

We have not compensated any member of the board of directors for acting as such since the beginning of fiscal 2008. We do not consider members of our Scientific Advisory Board as directors as they do not exercise management responsibilities.

Each of the Company’s officers, directors and consultants is involved in other business activities and none is required to devote any particular amount of time to the affairs of the Company. Michael Cohen is obligated to devote at least 80% of his time to the business of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDERS

The following table shows, as of March 20, 2012, the beneficial ownership of our common stock by (i) any person we know who is the beneficial owner of more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group.  As of March 20, 2012 there were 7,885,556 shares of our common stock issued and outstanding.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percent of Class Owned
Michael Cohen President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board of Directors 145 Highview Terrace Hawthorne, NJ 07506	Common	960,460 shares	12.2%
Michael Cohen	Series A1 Preferred Stock (3)	200,000 shares	100.0%
Michael Cohen	Series B Preferred Stock (4)	6 shares	100.0%
Michael Cohen	Series C Preferred Stock (5)	25,000 shares	50.0%
Michael Cohen	Series D Preferred Stock (6)	130,000 shares	38.2%
JSM Family Trust 145 Highview Terrace Hawthorne, NJ 07506	Series C Preferred Stock (5)	25,000 shares	50.0%
Roger Fidler Director and General Counsel 145 Highview Terrace Hawthorne, NJ 07506	Common	35,000 shares	.4%
Roger Fidler	Series D Preferred Stock (6)	70,000 shares	20.6%
Steven Byle Director and Chief Technical Officer 145 Highview Terrace Hawthorne, NJ 07506	Common	265,005 shares	3.4%
Steven Byle	Series D Preferred Stock (6)	100,000 shares	29.4%
Ian McNiece, PhD Vice-President Scientific Development 821 Majorca Avenue Coral Gables Florida 33134	Common	85,600 shares	1.1%
Ian McNiece, PhD	Series D Preferred Stock (6)	30,000 shares	8.8%
Jason Isaacs Secretary 145 Highview Terrace Hawthorne, NJ 07506	Series D Preferred Stock (6)	3,000 shares	.9%
Total Directors and Officers and 5% Stockholders		1,346,065 shares	17.1%
Total Directors and Officers		1,346,065 shares	17.1%

(1)  Denotes that the entity has beneficial ownership by an officer, director or an owner of 5% or more in the Company. The term “beneficial" means sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days from the date of this Memorandum. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2)  Michael Cohen owns 894,868 shares in his name and 65,592 shares through his 50% beneficial ownership of the Cost Group, Inc., a private company.

(3)  The Series A1 Preferred Stock is convertible into 2,000,000 shares of common stock but no shares have been converted. Mr. Cohen also owns options convertible into 1,000,000 shares of the Company’s Common Stock, These options are exercisable at $3.55 per share.  Neither have been included in the totals.

(4)  The Series B Preferred Stock elects six directors. It is not convertible into common stock. It has not been included in the totals.

(5)  Each share of the Series C Preferred Stock have 50 votes for each share of common stock and converts into common stock at a ratio of 100 shares of common stock for each share of Series C Preferred Stock converted.. It has not been included in the totals.

(6) The Series D Preferred Stock is convertible into common stock at a rate of 10 to 1. These shares were accrued for in 2011 and issued in 2012.

RELATED PARTY TRANSACTIONS

In addition to the executive and director compensation arrangements, including employment and change in control arrangements discussed above under Executive Compensation, the following is a description of transactions to which we have been a party to and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

The Company entered into consulting agreements with our officers Michael Cohen  and Kenneth Steiner, M.D in 2005 and 2008, respectively. Mr. Steiner was not renewed on September 1, 2010. (See Executive Compensation)

In July, 2009, Michael Cohen and Jacob Cohen, his brother, assigned to the Company all rights to patent applications and all related discoveries, inventions and intellectual property relating to stem cell derived cosmetic and cosmeceutical in exchange for 50,000 shares of Series C Preferred Stock. We have assigned all such rights to Proteoderm. As additional consideration for the assignment, Messrs. Cohen will also receive, in the event Proteoderm should become a public company, 20% of the outstanding shares of Proteoderm immediately prior to the filing of a registration statement or reverse merger documents. Proteoderm has no present intention of becoming a public company and has not held any preliminary discussions with underwriters and other fundraisers.

As of December 31, 2011, we owed Michael Cohen, President, approximately $1,425,000 representing unpaid salary. In addition, in 2011, Mr. Cohen lent the Company a total of approximately $153,672, and Mr. Cohen converted $350,000 of his loans into shares of common stock, bringing his total loans outstanding to $729,297.

As of January 1, 2011 the related party loans bear interest at the rate of 3% per annum, and do not have a term by which they must be paid in order for the Company to avoid default i.e. there is no default provision;

The related party loans made are either to the Company or directly to a creditor of the Company;

The Company may pay all or part of the related party loans to either Lender or both Lenders from time to time, in cash or in the Company’s common stock valued at “market" defined as the average closing price of the stock on the market or exchange on which the common stock trades for the ten trading days preceding payment of a related party loan or in excess of market; and

The Company has entered into consulting agreements with each member of the Scientific Advisory Board which are ongoing. These agreements are attached to this annual report by incorporation by reference to the Registration Statement upon Form S-1 filed by the Company on February 1, 2011.

The Cohen McNiece Foundation (“Foundation”) is a Florida based not-for-profit corporation which has as it principal directors and employees Michael Cohen, our President, and Ian McNiece, our Chief Scientific Officer.  The Foundation focuses on research and development which it licenses to the Company upon terms set forth in agreements filed by incorporation by reference. The Company has not donated or given funds to the Foundation for any of its research, but presently owes the Foundation 50,000 shares of our common stock as part of licensing fees.

During 2011, Steven Byle converted $100,000 of debt owed to him into 178,572 shares of the common stock.

Director Compensation

Directors receive no compensation for acting as such. None of our directors are independent.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Roger L. Fidler, Esq., 145 Highview Terrace, Hawthorne, NJ 07506.  His telephone number is (973) 949-4193.  Mr. Fidler owns 35,000 shares of the Company’s common stock and 70,000 shares of the Company’s Series D stock.  He is also a director of the Company.

EXPERTS

Our audited financial statements as of December 31, 2011 and 2010 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of independent auditors, dated March 28, 2012, except for Note 15 which dated April 10, 2012, upon authority as experts in accounting and auditing.  KBL, LLP’s report on the financial statements can be found at the end of this prospectus and in the registration statement.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS REGARDING

INDEMNIFICATION OF DIRECTORS AND OFFICERS REGARDING INDEMNIFICATION

The Certificate of Incorporation of the Company provides indemnification to the fullest extent permitted by Delaware law for any person whom the Company may indemnify there under, including directors, officers, employees, and agents of the Company.  In addition, the Certificate of Incorporation, as permitted under the Delaware General Corporation Law, eliminates the personal liability of the directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as directors.  As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by directors which constitute negligence or gross negligence or that are in violation of their fiduciary duties.  The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation, even though such action, if successful, might otherwise benefit the Company and its stockholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law.  The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the “Acts”) as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors.  These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us.  We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to the Delaware General Corporation Law, which regulates corporate acquisitions.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

(i) The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

(ii) Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

(iii) On subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.

WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this registration statement, we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System.  The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form S-1 with the Commission to register shares of our common stock.  This prospectus is part of that registration statement and as permitted by the Commission’s rules, does not contain all of the information set forth in the registration statement.  For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement.  You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above.  You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete.  Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

PROTEONOMIX, INC. AND SUBSIDIARIES

Index to Financial Statements and Financial Statement Schedules

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Proteonomix, Inc.

Mountainside, NJ

We have audited the accompanying consolidated balance sheets of Proteonomix, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011 and 2010. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Proteonomix, Inc. as of December 31, 2011 and 2010, and the results of its consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011 and 2010 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the consolidated financial statements, the Company has sustained significant operating losses and is currently in default of its debt instrument and needs to obtain additional financing or restructure its current obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP

New York, NY

March 28, 2012, except Note 15 which is dated April 10, 2012

PROTEONOMIX, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

ASSETS
	DECEMBER 31,	DECEMBER 31,
	2011	2010
Current Assets:
Cash and cash equivalents	$ 13	$ 18
Accounts receivable, net	20,763	15,379
Inventory	191,490	187,299
Prepaid expenses	18,000	-

Total Current Assets	230,266	202,696

Fixed assets, net of depreciation	22,779	31,928

Other Assets:
Intangible assets, net of amortization	253,050	242,439
Intellectual Property License, net of amortization	2,834,909	3,175,098

Total Other Assets	3,087,959	3,417,537

TOTAL ASSETS	$ 3,341,004	$ 3,652,161

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Obligation to issue common stock	$ 1,104,000	$ 1,144,000
Obligation to issue Series D Preferred stock	201,539	-
Current portion of notes payable - related parties	828,956	1,098,421
Current portion of notes payable	-	-
Current portion of convertible note	1,548,500	1,900,000
Accounts payable and accrued expenses	3,355,605	2,952,590

Total Current Liabilities	7,038,600	7,095,011

Total Liabilities	7,038,600	7,095,011

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.001 Par Value; 10,000,000 shares authorized
Preferred stock Series A - 200,000 shares issued and outstanding	200	200
Preferred stock Series B - 6 shares issued and outstanding	-	-
Preferred stock Series C - 50,000 shares issued and outstanding	50	50
Common stock, $.001 Par Value; 240,000,000 shares authorized
and 7,685,556 and 5,161,984 shares issued and outstanding	7,686	5,162
Additional paid-in capital	17,046,337	15,919,761
Retained earnings (deficit)	(20,751,869)	(19,368,023)

Total Stockholders’ Equity (Deficit)	(3,697,596)	(3,442,850)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 3,341,004	$ 3,652,161

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
	YEARS ENDED
	DECEMBER 31,
	2011		2010

OPERATING REVENUES
Sales	$ 26,004		$ 83,321

COST OF GOODS SOLD
Inventory - beginning	187,299		192,465
Purchases	3,678		10,684
	190,977		203,149
Inventory - end	(191,490)		(187,299)
Total Cost of Goods Sold	(513)		15,850

GROSS PROFIT	26,517		67,471

OPERATING EXPENSES

Wages and wage related expenses	258,167		391,682
Stock based compensation	-		182,675
Professional, consulting and marketing fees	591,572		2,137,365
Other general and administrative expenses	106,870		561,213
Depreciation and amortization	377,057		244,607
Total Operating Expenses	1,333,666	#	3,517,542

LOSS BEFORE OTHER INCOME (EXPENSE)	(1,307,149)		(3,450,071)

Interest income (expense), net	(76,643)		(19,026)
Total Other Income (expense)	(76,643)		(19,026)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,383,792)		(3,469,097)
Provision for Income Taxes	(54)		(938)

NET LOSS APPLICABLE TO COMMON SHARES	$ (1,383,846)		$ (3,470,035)

NET LOSS PER BASIC AND DILUTED SHARES	$ (0.21)		$ (0.75)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	6,545,182		4,629,862

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

									Additional	Retained
	Preferred Stock A		Preferred Stock B		Preferred Stock C		Common Stock		Paid-in	Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance January 1, 2010	200,000	$ 200	6	$ -	50,000	$ 50	4,264,664	$ 4,265	$11,401,466	$(15,897,988)	$(4,492,007)

Shares issued for obligation to issue shares	-	-	-	-	-	-	414,125	414	300,179	-	300,593

Shares issued for conversion of notes payable and accrued interest	-	-	-	-	-	-	189,945	190	417,689	-	417,879

Shares issued for conversion of convertible note	-	-	-	-	-	-	200,000	200	99,800	-	100,000

Shares issued for conversion of accounts payable	-	-	-	-	-	-	58,000	58	58,709	-	58,767

Shares issued for services	-	-	-	-	-	-	129,000	129	123,821	-	123,950

Shares cancelled during the year	-	-	-	-	-	-	(93,750)	(94)	(66,469)	-	(66,563)

Stock based compensation on options issued	-	-	-	-	-	-	-	-	182,675	-	182,675

License acquired for stock options issued	-	-	-	-	-	-	-	-	3,401,891	-	3,401,891

Net loss for the year ended December 31, 2010	-	-	-	-	-	-	-	-	-	(3,470,035)	(3,470,035)

Balance December 31, 2010	200,000	200	6	-	50,000	50	5,161,984	5,162	15,919,761	(19,368,023)	(3,442,850)

Shares issued for conversion of convertible note	-	-	-	-	-	-	1,500,000	1,500	590,000	-	591,500

Shares issued for conversion of note payable - related parties	-	-	-	-	-	-	803,572	804	449,196	-	450,000

Shares issued for services (and prepaid expenses)	-	-	-	-	-	-	220,000	220	87,380	-	87,600

Net loss for the year ended December 31, 2011	-	-	-	-	-	-	-	-	-	(1,383,846)	(1,383,846)
	200,000	$ 200	6	$ -	50,000	$ 50	7,685,556	$ 7,686	$17,046,337	$(20,751,869)	$(3,697,596)

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
	YEARS ENDED
	DECEMBER 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (1,383,846)	$ (3,470,035)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	377,057	244,607
Consulting services rendered for convertible note	90,000	-
Common stock issued for consulting services	39,600	57,387
Stock based compensation	-	182,675
Obligation to issue common shares - services	-	1,712,063
Obligation to issue Series D Preferred shares - services	161,539	-
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(5,384)	26,434
(Increase) decrease in inventory	(4,191)	5,166
Decrease in prepaid expenses	30,000	-
Increase in accounts payable and
and accrued expenses	418,015	676,369
Total adjustments	1,106,636	2,904,701

Net cash (used in) operating activities	(277,210)	(565,334)

CASH FLOWS FROM FINANCING ACTIVITES
Increase in patent fees	(38,330)	(215,265)
Net cash (used in) investing activities	(38,330)	(215,265)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from notes payable - related parties	165,535	680,790
Proceeds from convertible note	150,000	-

Net cash provided by financing activities	315,535	680,790

NET (DECREASE) IN
CASH AND CASH EQUIVALENTS	(5)	(99,809)
CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	18	99,827
CASH AND CASH EQUIVALENTS - END OF PERIOD	$ 13	$ 18

CASH PAID DURING THE YEAR FOR:
Income taxes	$ 54	$ 938
Interest expense	$ -	$ -
SUPPLEMENTAL NONCASH INFORMATION:
Common stock issued for consulting services	$ 39,600	$ 57,387
Conversion of obligation to issue common shares to common stock
and additional paid in capital	$ -	$ 300,593
Conversion of notes payable and accrued interest for common stock
and additional paid in capital	$ 1,041,500	$ 417,879
Conversion of accounts payable for common stock
and additional paid in capital	$ -	$ 58,767
Stock options issued for the license	$ -	$ 3,401,891
Conversion of obligation to issue common shares to convertible note	$ -	$ 2,000,000
Conversion of obligation to issue common shares to obligation to issue
Series D Preferred shares	$ 40,000	$ -
Obligation to issue Series D Preferred shares for services rendered	$ 161,539	$ -
Issuance of common stock in conversion of convertible note	$ -	$ 100,000
Common stock issued for prepaid consulting services	$ 48,000	$ -
Consulting services rendered for convertible note	$ 90,000	$ -

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -ORGANIZATION AND BASIS OF PRESENTATION

Proteonomix, Inc. (the “Company") is a Delaware corporation incorporated on June 26, 1995 as Azurel, Ltd. In September 2006, Azurel, Ltd. changed its name to National Stem Cell Holding, Inc. and then in August 2008 the name of the Company was changed to Proteonomix, Inc.

Azurel, Ltd. was incorporated on June 26, 1995 in the State of Delaware and marketed a line of fragrances. On February 2, 2001, Azurel filed a voluntary petition for protection from creditors under Chapter 11 in the United States Bankruptcy Court for the District of New Jersey, Newark until it was discharged from bankruptcy in December, 2005. Control was changed in September 2006 when Azurel acquired National Stem Cell, Inc. and its subsidiary, The Sperm Bank of New York, Inc. through a share exchange agreement.  In this transaction the common stock was reverse split 1:37. Azurel subsequently changed its name following the acquisition. Then again in August 2008, the Company reverse split its stock 1:10 when the name was changed to Proteonomix, Inc.

On January 14, 2005, National Stem Cell, Inc. acquired The Sperm Bank of New York, Inc. a company established in 1997 operating as a reproductive cell and tissue bank. National Stem Cell, Inc. acquired The Sperm Bank of New York, from its sole shareholder, for a note payable in the amount of $150,000 and acquired the accounts receivable and inventory valued at $150,000. On January 13, 2006, National Stem Cell Inc. converted the note payable into 21,866 shares of common stock. The acquisition was treated as a purchase transaction.

On July 8, 2008, the Company formed Proteoderm, Inc. as a wholly-owned subsidiary. Through this subsidiary, the Company produces and synthesizes protein polypeptides and growth hormone secreted by stem cells and incorporates them into uniquely formulated personal care products. Proteoderm, Inc. has generated no revenues since inception.

On January 5, 2010, the Company formed the Proteonomix Regenerative Translational Medicine Institute, (“PRTMI”), as a wholly-owned subsidiary. PRTMI will focus on the translation of research in stem cell biology and cellular therapy to clinical applications of regenerative medicine.  PRTMI formed PRTMI RD, a company incorporated in the Dominican Republic in February, 2010.

On February 24, 2010 the Company acquired StromaCel, Inc., a wholly-owned subsidiary for the price of its formation cost on December 24, 2009.  The mission of StromaCel is to develop therapies using stromal cells. Stromal cells are key components of tissues and provide critical cytokines and growth factors as well as the cellular microenvironment for normal homeostasis.

On May 4, 2010, Proteonomix licensed from the Cohen-McNiece Foundation the Stromal Cell technology for potential therapeutic use in the regrowth of damaged cardiac cells after a heart attack.  The Cohen-McNiece Foundation was formed by Proteonomix President, Michael Cohen, and its Chief Scientific Officer and Vice-President, Ian McNiece, PhD to develop cellular technology for patients who have suffered myocardial infarctions.  The Technology was licensed in exchange for a 2% royalty on gross revenue derived from use of the StromalCel Technology and 1,000,000 stock options exercisable for five years at $3.55 per share vested immediately to Michael Cohen, our President and 90% owner of the Cohen-McNiece Foundation. The 2% royalty will be used by the Foundation to do further research into stem cell applications. Proteonomix also received a right of first refusal to license any technology developed by the Foundation.

Proteonomix has sub-licensed the StromaCel Technology to StromaCel for a 2% royalty, but Proteonomix will remain responsible for all costs associated with patent prosecution for the StromaCel Technology. In the event of bankruptcy, the rights to the Technology granted by the license revert to the Foundation.

On August 6, 2010 the Company formed a new subsidiary XGen Medical LLC, a Nevis Islands entity (“XGen Medical” or “XGen”). XGen Medical has been established with the intention of conducting business in the global medical marketplace. Proteonomix plans on utilizing XGen Medical to serve as a platform for joint ventures with medical facilities worldwide. It was anticipated that new relationships formed with XGen Medical will create medical facilities capable of not just attracting treatments locally, but also acting as hubs for medical tourism. The establishment of a separate subsidiary, XGen Medical LLC., was useful in order to allow Proteonomix to properly enter global markets with the intention of soliciting business through our proprietary PRTMI model.  Under an agreement, two investors were responsible for investing $5,000,000 into XGen Medical in exchange for a 49% interest in XGen Medical.  In exchange for the investment StromaCel was to provide XGen Medical with the technology and knowhow to practice the cardiac treatment utilizing the technology, and Proteoderm granted distribution rights to cosmeceuticals containing the proprietary stromal cell cosmetic technology in the GCC countries. Due to a default by one of the investors, the remaining investor has indicated that payments toward satisfaction of the contract will be made. To the date of this filing no such payments have been made. The Company plans on litigating to the fullest extent of the law to collect this investment along with any penalties incurred in the default. The negotiations with the second investor failed and the counterparties to the XGen Medical Agreements breached their contract responsibilities. We have assumed one hundred percent (100%) ownership of XGen Medical and are contemplating legal actions against both Patrizio Shawal Pilati and Valentina Earp-Jones, the counterparties to the XGen Medical Agreement. The minority shareholders that are in default will be pursued by all legal means.

The Company owns and operates seven subsidiaries, The Sperm Bank of New York, Inc., Proteoderm, Inc., National Stem Cell, Inc., PRTMI, StromaCel, Inc., XGen Medical, LLC and Thor Biopharma.

The Company is a biotechnology company engaged in the discovery and development of stem cell therapeutic products. The Company is developing pre-clinical-stage therapeutic agents and treatments for cancer, diabetes, heart, lung, and kidney diseases as well as for stem cell bone marrow and organ transplants. The Company’s discoveries involve stem cell treatments without using embryonic stem cells.

In January, 2011, Ian McNiece joined the Company’s Board of Directors, and the Company formed Thor BioPharma, Inc. as a wholly owned subsidiary to exploit the Company’s UMK-121 Technology related to stem cells that were licensed during the same month from the Cohen McNiece Foundation.  The management of the Company will divert resources to Thor Biopharma as the need may arise.

On January 3, 2011 the Company formed a new subsidiary, THOR BioPharma, Inc., in order to provide an entry into the pharmaceutical market. On March 2, 2011, The Company entered into an agreement with The Cohen McNiece Foundation, Inc. (the "Foundation"), a Florida not-for-profit corporation, to exclusively develop and license the Foundation's UMK-121 Mobilization of Bone marrow Stem Cell technology ("UMK-121") which is a proprietary technology based upon existing FDA approved drugs. The License imposes no upfront costs on the Issuer which will sublicense UMK-121 to its wholly owned subsidiary THOR BioPharma. The Company is required to make milestone payments to the Foundation upon 1) the issuance of a patent, 2) completion of Phase III trials and 3) commercialization which will require the payment of a 3% royalty on net sales. On April 7, 2011, the Company announced that it had filed a provisional patent application in anticipation of commencement of its initial clinical trial of a drug combination thought to extend life expectancy for a class of terminally ill patients awaiting liver transplants. The Company, based upon its exclusive license agreement to develop Mobilization of Bone Marrow Stem Cells Technology (UMK-121), filed a patent application in April 2011, covering mobilization of non-hematopoietic stem cells for applications in regenerative medicine.

On February 1, 2011, the Company filed an additional patent application to improve the Company's patent position on StromaCel with respect to a newly developed breakthrough method of stem cell expansion. This new methodology is used to mass-produce stem cells for therapeutic use once the stem cell line has been selected and purified. The Company believes that the new process application will dramatically expand product availability and reduce the cost of production of StromaCel to the Company and patient. The Company also believes that the technology presented in the new patent application will allow it to move to a new clinical trial quickly for the StromaCel product. Furthermore, the Company believes that this expansion model will be applicable to a wide range of stem cell technologies, providing further trials and potential revenue streams to the Company.

On February 1, 2011, the Company filed a Registration Statement on Form S-1 covering an exchange proposal whereby shareholders would exchange their common stock for convertible preferred stock that would allow the holder to convert their preferred stock into 1.3 times as many common shares by paying a declining conversion price and ultimately converting their common shares after three years at no additional price. Management believes that this transaction will not impact our business model nor our scientific research in the long term. The Company received a brief comment letter from the SEC staff requesting the filing of a Form TO and general modification of the filing to comply with exchange and/or tender offer disclosure. However, since the receipt of that comment, the Company has decided to significantly amend its registration statement to drop the exchange offer and proceed with a private placement of common stock and warrants.

On June 16, 2011, the Company announced that it had engaged the services of Bedminster Financial Group, Ltd. to provide investment banking services for the Company with a view to finding joint venture partners and/or strategic investments into one or more of its subsidiaries in order to advance the scientific and commercial development of the subsidiaries and the technologies possessed by the subsidiaries.

On July 27, 2011, the Company and Gilford Securities, Inc. (“Gilford”) of New York, NY signed a Letter of Engagement whereby Gilford undertakes to act as a dealer on a best efforts basis in a proposed public offering of the Company’s securities.  Gilford is to receive a refundable grant of 325,000 shares of the Company’s common stock, and 8% of the cash proceeds for the first $5,000,000 of gross proceeds raised by Gilford and 10% cash for any sums raised by Gilford in excess of $5,000,000. In addition Gilford is to receive seven year warrants equal to 8% of the securities sold up to $5,000,000 and equal to 10% of the securities in excess of $5,000,000 all exercisable at the public offering price.  Gilford also would be compensated for any private funds raised or any merger and acquisition work performed.  Gilford also has the right to act as the syndicate manager in its sole discretion. The Company terminated this Agreement on or about February 1, 2012.

On November 11, 2011, the Company announced that that the Cosmetic Ingredients Review Board (“CIR”) had approved and assigned an INCI nomenclature to its innovative Matrix NC-138 Cosmeceutical product, a necessary final step prior to manufacturing and commercialization of cosmetic products in the United States.

On November 15, 2011, the Company entered into an agreement with the University of Miami, to conduct a FDA human clinical trial, in patients afflicted with End Stage Liver Disease, of the Issuer’s UMK-121 Biopharmaceutical Stem Cell Technology which is a proprietary technology based upon existing FDA approved drugs.  The Issuer sublicensed UMK-121 to its wholly owned subsidiary THOR BioPharma.

`On December 29, 2011, The Series A1 and Series C Preferred Stock classes were amended.  The primary effect of the amendment was to protect existing Class A1 and Class C Convertible Preferred Stock conversion rights against dilution in most circumstances, including reverse splits in the common stock and to add conversion to the Series C at a rate of 100 common shares for each share of Series C Preferred Stock converted. Also on December 29, 2011, Proteonomix, Inc. (the “Company”) created a new class of securities, the Class D Preferred Stock The primary terms of the Class D Preferred is that in addition to preferences upon liquidation, the Class D is convertible at a ratio 10 common shares to 1 converted Class D Preferred share of the Company.  In addition, the Class D conversion rights are protected against dilution in most circumstances, including reverse splits in the common stock.

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB") Accounting Standards Codification (“ASC") 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10"). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the United States Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Positions or Emerging Issue Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs").

The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Going Concern

During the year ended December 31, 2011, the Company’s revenue generating activities consisting solely of the sperm bank activities have not produced sufficient funds for profitable operations and have incurred significant operating losses since inception. In view of these matters, realization of certain of the assets in the accompanying consolidated balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional financing on acceptable terms, and the success of future operations. We anticipate revenues to commence on our cosmeceutical products by the end of 2012 on these products. We have outstanding trade and accrued payables of $3,355,605 including accrued salaries due to our management of $1,612,500, and loans from our Chief Executive Officer’s of $729,297.

As shown in the accompanying consolidated financial statements the Company has incurred recurring losses of $1,383,846and $3,470,035 for the years ended December 31, 2011 and 2010 respectively.  In addition, the Company has a working capital deficit in the amount of $6,808,334 as of December 31, 2011. The Company has continued to develop its pre-clinical-stage therapeutic agents and various treatments utilizing stem cell treatments while generating revenues and operating its sperm bank division.

Our independent registered public accounting firm’s report on the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011, contains an explanatory paragraph wherein they expressed an opinion that there is substantial doubt about our ability to continue as a going concern.  Accordingly, careful consideration of such opinions should be given in determining whether to continue or become our stockholder.

As of December 31, 2011, we had a cash balance of $13. Management believes these funds to be insufficient to fund our operations, absent any cash flow from operations or funds from the sale of our equity or debt securities. We are currently spending or incurring (and accruing) expenses of approximately $100,000 per month on operations and the continued research and development of our technologies and products.  Management believes that we will require approximately an additional $2,100,000 to fund our operations for the next 12 months and to repay certain outstanding trade payables and accrued expenses. In December 2011, the Company received $150,000 in the form of a convertible note. The proceeds of this note went to pay for the Company’s share to fund the Company’s $105,000 commitment to the University of Miami for the clinical trial to be conducted by the University of Miami, and to pay for certain accrued professional fees and director and officer insurance coverage.

On March 5, 2012, the Company entered into a Securities Purchase Agreement (the “SPA”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of approximately 3,804 shares of the Company’s newly designated Series E Convertible Preferred Stock, with each of the Series E Convertible Preferred shares initially convertible into approximately 235 shares of the Company’s common stock (the “Conversion Shares”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase up to an aggregate of 2,685,873 shares of the Company’s common stock, for proceeds to the Company of $3.8 million. After deducting fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares and associated warrants are approximately $3.5 million. See Subsequent Events for additional disclosure.

There is no guarantee that the Company will be able to raise additional capital or generate revenues to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period. Management believes that the Company’s capital requirements will depend on many factors. These factors include the final phase of development of their pre-clinical stage therapeutic agents being successful as well as product implementation and distribution.

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to derivative liabilities, bad debts, income taxes and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of six months or less to be cash equivalents. Any amounts of cash in financial institutions over FDIC insured limits, exposes the Company to cash concentration risk.

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Research and Development

The Company incurs costs on activities that relate to research and development of new technology and products.  Research and development costs are expensed as incurred. Certain of these costs may be reduced by government grants and investment tax credits where applicable. The Company has never had any government grants or investment tax credits.

Intangible Assets

The Company’s intangible assets consist of patents and intellectual property, which are carried at the purchase price and/or the legal cost to obtain them. Patents are being amortized over their estimated useful lives, which range from seven to seventeen years. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset. The Company periodically reviews its capitalized intangible assets to assess recoverability based on the projected undiscounted cash flows from operations, and impairments are recognized in operating results when a permanent diminution in value occurs.

The value assigned to the license is being amortized over a ten-year life. The Company will test for impairment on an annual basis and impair the value if necessary.

Revenue Recognition

The Company recognizes revenue for the sales of its donor sperm samples, which have been the only source of revenue to date are when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable and collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable. The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer. If the Company determines that collection of a fee is not reasonably assured, revenue is deferred until the time collection becomes reasonably assured.

The Company anticipates revenue from support agreements it enters into will be recognized on a straight-line basis over the life of the contract, although the fee is due and payable at the time the agreement is signed or upon annual renewal.

Accounts Receivable

The Company intends to conduct business with companies based on an evaluation of each customer’s financial condition, generally without requiring collateral.  Exposure to losses on receivables is expected to vary from customer to customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. Management has determined that there is an allowance of $72,115 for doubtful accounts at December 31, 2011.

Accounts receivable will generally be due within 30 days and collateral is not required.

Income Taxes

Under ASC 740 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Uncertainty in Income Taxes

Under ASC 740-10-25 recognition and measurement of uncertain income tax positions is required using a “more-likely-than-not" approach.  Management evaluates their tax positions on an annual basis and has determined that as of December 31, 2011 no additional accrual for income taxes is necessary.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

Impairment of Long-Lived Assets

Long-lived assets, primarily its licenses and fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators.  Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

 (Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (“EPS”) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share on the consolidated statement of operations due to the fact that the Company reported a net loss and to do so would be anti-dilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

December 31, 2011

 December 31, 2010

Net loss

$ (1,383,846)

 $  (3,470,035)

Weighted-average common shares

Outstanding (Basic)

    6,545,182

     4,629,862

Weighted-average common stock

Equivalents

Series A1 Preferred Stock

    2,000,000

     2,000,000

Stock options

    1,122,498

     1,122,498

Convertible Notes

    3,212,500

                -

Weighted-average commons shares

Outstanding (Diluted)

  12,880,180

     7,752,360

Stock-Based Compensation

In 2006, the Company adopted the provisions of ASC 718-10 “Share Based Payments". The adoption of this principle had no effect on the Company’s operations.

ASC 718-10 requires recognition of stock-based compensation expense for all share-based payments based on fair value. Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method.

The Company has elected to use the modified-prospective approach method. Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values. Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values. The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award. The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital. For common stock issuances to non-employees that are fully vested and are for future periods, the Company classifies these issuances as prepaid expenses and expenses the prepaid expenses over the service period. At no time has the Company issued common stock for a period that exceeds one year.

Segment Information

The Company follows the provisions of ASC 280-10, "Disclosures about Segments of an Enterprise and Related Information".  This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions.  The Company operates in five distinct reporting segments, as of December 31, 2011 and for the years ended December 31, 2011 and 2010.

Inventory

Inventory is valued at the lower of cost (on a first-in, first-out (FIFO) basis) or market. Inventory of $191,490 as of December 31, 2011 consists of donor’s sperm samples. Based on the method in which these samples are contained, it is very rare that a sample would spoil. Samples are cleared for cryopreservation after rigorous laboratory testing. Samples are cryopreserved in nitrogen vapor and are maintained frozen until purchased by a client. There has been no reserve for obsolescence of inventory and inventory is only removed upon use. The Company, to date has never destroyed any samples in inventory, or sold samples that were not viable (alive after been thawed for use).

Beneficial Conversion Features

ASC 470-20 applies to convertible securities with beneficial conversion features that must be settled in stock and to those that give the issuer a choice in settling the obligation in either stock or cash. ASC 470-20 requires that the beneficial conversion feature should be valued at the commitment date as the difference between the conversion price and the fair market value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. ASC 470-20 further limits this amount to the proceeds allocated to the convertible instrument.

Noncontrolling Interests

In accordance with ASC 810-10-45, Noncontrolling Interests in Consolidated Financial Statements, the Company classifies controlling interests as a component of equity within the consolidated balance sheets. The Company had applied the provisions in ASC 810-10-45 to the financial information for the year ended December 31, 2010. During the year ended December 31, 2010, the Company formed XGen and was a 51% owner, however retained the remaining 49% shortly after formation. As a result, no amounts were applied to the former minority owners of XGen.

Recent Accounting Pronouncements

In May 2011, FASB issued Accounting Standards Update (ASU) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. FASB ASU 2011-04 amends and clarifies the measurement and disclosure requirements of FASB ASC 820 resulting in common requirements for measuring fair value and for disclosing information about fair value measurements, clarification of how to apply existing fair value measurement and disclosure requirements, and changes to certain principles and requirements for measuring fair value and disclosing information about fair value measurements. The new requirements are effective for fiscal years beginning after December 15, 2011. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In June 2011, FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which amends the disclosure and presentation requirements of Comprehensive Income. Specifically, FASB ASU No. 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in 1) a single continuous statement of comprehensive income or 2) two separate but consecutive statements, in which the first statement presents total net income and its components, and the second statement presents total other comprehensive income and its components. These new presentation requirements, as currently set forth, are effective for the Company beginning October 1, 2012, with early adoption permitted. The Company plans to adopt this amended guidance on October 1, 2012 and at this time does not anticipate that it will have a material impact on the Company’s results of operations, cash flows or financial position.

In September 2011, FASB issued ASU 2011-08, Testing Goodwill for Impairment, which amended goodwill impairment guidance to provide an option for entities to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. After assessing the totality of events and circumstances, if an entity determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performance of the two-step impairment test is no longer required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. Adoption of this guidance is not expected to have any impact on the Company’s results of operations, cash flows or financial position.

There were other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial statements upon adoption.

NOTE 3 -FIXED ASSETS

Fixed assets as of December 31, 2011 and 2010 were as follows:

Estimated

Useful Lives            December 31,    December 31,

(Years)                        2011                  2010

Computer Equipment

5

$ 13,281

            $ 13,281

Machinery and Equipment

5-7

     5,868                 5,868

Leasehold Improvement

15

   20,980               20,980

Furniture and fixtures

7

   28,350               28,350

   68,479               68,479

Less: accumulated depreciation

  (45,700)            (36,551)

Fixed assets, net

$ 22,779            $ 31,928

There was $9,149 and $9,149 charged to operations for depreciation expense for the years ended December 31, 2011 and 2010, respectively.

NOTE 4 - INTANGIBLE ASSETS AND INTELLECTUAL PROPERTY LICENSE

Intangible assets as of December 31, 2011 and 2010 were as follows:

Estimated

Useful Lives    December 31,       December 31,

(Years)              2011                     2010

Patents and Trademarks

10

       $301,161

           $262,831

Less: accumulated amortization

       (48,111)                   (20,392)

Intangible assets, net

      $ 253,050                 $ 242,439

The Intellectual Property License as of December 31, 2011 and 2010 were as follows:

Estimated

Useful Lives    December 31,          December 31,

(Years)              2011                          2010

Intellectual Property License

10

       $3,401,891

     $3,401,891

Less: accumulated amortization

          (566,982)            (226,793)

Intellectual Property License, net                                                      $ 2,919,957       $  3,175,098

There was $367,908 and $247,184 charged to operations for amortization expense for the years ended December 31, 2011 and 2010, respectively.

NOTE 5 - PROMISSORY NOTES

The Company had outstanding $0 in promissory notes payable and $0 in accrued interest as of December 31, 2011.  The Company entered into promissory notes for $392,675 between April and July 2007 with six individuals/companies. On December 31, 2008, the Company renegotiated these notes. In the process of this, the Company added $57,675 in interest that was unpaid during 2008. The Company also issued shares to the note holders to cure a default under the note and extended the due date to January 30, 2009. The notes accrued interest at annual interest rates of 10% and were to mature from October 2007 to January 2008. The Company negotiated a full settlement on April 15, 2010 and issued 354,070 shares for all principal and interest due the promissory note holders.

The Company had issued 16,500 warrants with these notes that have since been converted to shares of common stock and none of the warrants remain outstanding.

NOTE 6 - RELATED PARTY LOANS

The Company has unsecured loans and advances with officers of $828,956 as of December 31, 2011. The loans and advances are typically repaid through conversions to shares of common stock. The advances are short-term and typically repaid within 6 months. The officers have not accrued interest on these amounts through December 31, 2010 as the repayment of the advances were made on a recurring basis. Effective, January 1, 2011, the board of directors agreed to pay 3% interest on all amounts outstanding. Interest expense for the year ended December 31, 2011 and accrued for as of December 31, 2011 on these loans amounts to $24,897. These loans were made to fund the Company with working capital during the process of securing contracts.  All loans and advances are due on demand and are included in current liabilities. In addition, the Company has other related party payables outstanding that consist of accrued compensation and related expenses to the President and former CFO of the Company totaling $1,612,500 as of December 31, 2011. This amount has been included in current liabilities on the consolidated balance sheets. In January, the Company issued previously approved shares of the Company common stock to Michael Cohen, 625,000 shares for debt conversion of $350,000, and Steven Byle, 178,572 shares for debt conversion of $100,000.

NOTE 7 – CONVERTIBLE NOTES

The Company entered into an agreement with a company that was owed shares of stock and this was recorded as a liability for stock to be issued. This Company as of December 17, 2010 was owed 1,208,500 shares of common stock valued at $2,000,000. The shares were accrued at various dates from 2009 and 2010. The Company agreed to convert their liability of stock to be issued to them to a convertible note. The note is convertible at the holders request at the market value of the stock at the time of the request for conversion, or may be paid in cash at the time of a financing.

The Board of Directors agreed to charge a 3% interest rate on this note effective January 1, 2011. On December 31, 2010, the Company converted $100,000 into 200,000 shares of stock ($0.50), which was the fair value of the stock on the date of the conversion. There were conversions of $591,500 into 1,500,000 shares of common stock in the year ended December 31, 2011. In addition, this company issued there shares equivalent to $90,000 to a third party for services during the year ended December 31, 2011, and the Company added the $90,000 to the note balance. As of December 31, 2011 the balance on the convertible note is $1,398,500. The Company has reflected this note as a current liability as it is due on demand. The interest expense for the year ended December 31, 2011 and accrued for on the note as of December 31, 2011 is $51,517.

On December 23, 2011, the Company entered into a convertible promissory note with an individual in the amount of $150,000. The convertible promissory note bears interest at 8% per annum and matures on December 23, 2016. This individual shall have the right to convert all or part of the principal and interest into the Class D Preferred Stock of the Company during the time period commencing December 23, 2011 and ending upon the repayment of the convertible promissory note. This convertible promissory note shall be convertible at a price equal to ten times the average price of the Company’s common stock in the open market based upon the average of the closing bid prices for the common stock for the twenty trading days prior to receipt by the Company of the Election of Conversion less 12% percent. The interest expense for the period December 23, 2011 through December 31, 2011 and accrued as of December 31, 2011 is $230.

NOTE 8 - LICENSING AGREEMENTS

The John Hopkins University

On November 14, 2005, the Company subsidiary, National Stem Cell, Inc. (NSC) entered into an intellectual property licensing agreement with The John Hopkins University (“JHU"). The license agreement relates to certain patents pending and contains royalty payment arrangements as well as funding guarantees.

Due to certain internal JHU intellectual property timeline issues regarding technology development with NSC and the NSC’s failure to pay fees in connection with the development, JHU discontinued the Company’s research plan and terminated the agreement.

During 2005 and 2006, $296,250 was recognized as license fees and remained outstanding as of December 31, 2007. During 2008, the Company and JHU negotiated a settlement agreement which was executed on September 24, 2008. The settlement agreement stipulated that should a $10,000 payment be made, the total amount due would be reduced to $190,000. The Company made the payment and the Company recognized $96,250 in forgiveness of the JHU payable. As of September 30, 2010, NSC has $190,000 outstanding, respectively to JHU under the terms of the agreement.

During the third and fourth quarters of 2010, NSC made payments totaling $100,000 towards this obligation. As of September 30, 2011, the total outstanding liability is $90,000. . However, NSC is currently in default on the John Hopkins obligation and on June 17, 2011 JHU obtained judgment by consent and JHU has not yet commenced collection activity.  NSC plans to continue paying this obligation if and when funded.

The Stromal Cell Technology License

On May 4, 2010, Proteonomix licensed from the Cohen-McNiece Foundation the Stromal Cell technology for potential therapeutic use in the regrowth of damaged cardiac cells after a heart attack.  The Cohen-McNiece Foundation was formed by Proteonomix President, Michael Cohen, and its Chief Scientific Officer and Vice-President, Ian McNiece, PhD to develop cellular technology for patients who have suffered myocardial infarctions.  The Technology was licensed in exchange for a 2% royalty on gross revenue derived from use of the StromalCel Technology and 1,000,000 stock options exercisable for five years at $3.55 per share vested immediately to Michael Cohen, our President and 90% owner of the Cohen-McNiece Foundation.

The 2% royalty will be used by the Foundation to do further research into stem cell applications. Proteonomix also received a right of first refusal to license any technology developed by the Foundation.

Proteonomix has sub-licensed the StromaCel Technology to StromaCel for a 2% royalty, but Proteonomix will remain responsible for all costs associated with patent prosecution for the StromaCel Technology. In the event of bankruptcy, the rights to the Technology granted by the license revert to the Foundation.

The Company has determined that the estimated useful life of the Intellectual Property License is ten years, and the Company commencing May 2010 will amortize the license over this ten-year period. In addition, the Company performed its annual impairment test on the value of this license and determined that no further impairment is necessary at December 31, 2010.

On February 1, 2011 the Company announced that it has filed an additional patent on the StromaCel technology that was intended to improve the Company's patent position on StromaCel with respect to a newly developed breakthrough method of stem cell expansion.

NOTE 9 - COMMITMENTS

Lease Agreement

The Company has entered into an oral lease agreement for its research and development, manufacturing, warehousing and administrative offices on a month to month basis. The Company estimates that the monthly obligation is approximately $2,500 per month. In addition, the Company leases office space on a monthly basis in the amount of $249 per month.

Employment Agreements with Officers

The Company has entered into an employment agreement with its President and CEO. The agreement obligates the Company to pay this officer base compensation of $325,000 per year which includes a $75,000 bonus. The Company and the officer can terminate this agreement, and can adjust compensation at anytime during the length of the contract.  In addition, the officer is to receive 50,000 shares of common stock for each patent filed in which he is named as inventor or investigator. The Company has issued all shares under this agreement. On July 1, 2009, the Company and its President and CEO, modified the employment agreement to include: a) the Company’s recognition of the assignment by the President and CEO at no additional consideration by the Company of the technologies, including the patent applications to the Company’s subsidiary, National Stem Cell, Inc.; b) for the transfer of the 2 Proteoderm patents and future patent applications related to inventions and discoveries related to stem cell derived cosmetics and cosmeceuticals, 50,000 Series C Preferred Shares with a par value of $0.001 (see Note 10) and the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust (of which 25,000 of these shares were transferred to the JSM Family Trust on July 10, 2011); and c) an increase in the vehicle allowance to $1,000 per month.

On March 2, 2012, the Company entered into an employment agreement with Steven Byle to act as the Company’s Chief Technology Officer. Pursuant to the employment agreement, the Company has agreed to pay Mr. Byle an initial salary of$150,000 per annum (the “Base Fee”) in bi-weekly installments. Mr. Byle will also be entitled to an increase to $200,000 per annum at such time as the Company has received $3,000,000 in financing and raised to $250,000 per year when the Company has raised $5,000,000 in financing and increased to $300,000 per year when the Company’s common stock is traded on a listed exchange. Mr. Byle also received a signing bonus of 100,000 shares of Series D Preferred Stock.

On March 2, 2012, the Company has entered into an agreement with Roger Fidler to provide legal services for a salary of $120,000 per annum when the Company has received $3,000,000 in financing and increased to $240,000 per year when the Company has obtained $5,000,000 in financing. Mr. Fidler also received a signing bonus of 35,000 shares of Series D Preferred Stock.  He also received payment of 35,000 shares of Series D Preferred Stock for services rendered during 2011.

On July 1, 2009, we entered into an employment agreement with Robert Kohn, pursuant to which Mr. Kohn serves as Chief Financial Officer until June 29, 2012. Pursuant to the agreement, Mr. Kohn is entitled to receive a salary of $150,000 per annum which accrues until the Company receives $1,500,000 in equity, debt or joint venture funding. Mr. Kohn will receive an additional $50,000 per annum if the Company receives $3,000,000 in debt, equity or joint venture funding and an additional $50,000 per annum if the Company receives $10,000,000 in debt, equity or joint venture funding. In addition, Mr. Kohn is entitled to the issuance of 250,000 shares of common stock upon the execution of the employment agreement as a signing bonus.

Mr. Kohn also receives an additional 250,000 shares upon the spin-off of any subsidiary as a public company in the event such spin-off occurs during the term of the agreement.

In addition, Mr. Kohn receives a benefits package including health insurance, vision, dental, and life insurance. In addition, pursuant to his employment agreement, Mr. Kohn is entitled to reimbursement for all medical and dental expenses for himself and his immediate family which are not covered by insurance. The agreement is for a term of three years from July 1, 2009, unless terminated by the Company or Mr. Kohn by written notice given 90 days prior to the expiration of the agreement. The agreement may also be terminated by us for "cause," as such term is defined in the agreement. Upon termination, Mr. Kohn will only be entitled to accrued salary, and benefits which have vested at the time of termination. On September 30, 2010, the Company and Mr. Kohn entered into a Separation Agreement, and in accordance with the terms of the agreement, Mr. Kohn will relinquish his duties as CFO and in return, receive $187,500 of his accrued compensation, $37,500 of his accrued fringe benefits, and keep 156,250 shares of common stock he received for his signing bonus, and return the 93,750 shares that were received in October 2010.

Consulting Agreements

The Company has entered into consulting agreements with consultants to assist in developing the Company’s business. The agreements range in term from one year to three years. The agreements call for the issuance of common stock as the Company does not have sufficient cash flow to compensate its consultants with cash.

In December 2009, the Company entered into a three year agreement with the Company’s Chief Scientific Officer and Vice-President, Ian McNiece, PhD.  Under the terms of the agreement Mr. McNiece will receive $4,000 per month for three years which is accrued until the Company has received $3,000,000 in equity or convertible debt financing.  Furthermore, Mr. McNiece will receive 200,000 shares of common stock- 50,000 shares on the first and second anniversary of the signing of the agreement and 100,000 shares at the end of the agreement. The Company accrued the first 50,000 shares as of December 31, 2010, and the second 50,000 shares on December 31, 2011. On December 31, 2011, the Company amended this agreement and will replace the accrued 100,000 shares of common stock with 30,000 shares of the Company’s Series D Preferred Stock.

Effective June 1, 2010, the Company entered into a one year agreement at $7,500 per month with Wolfe, Axelrod and Weinberger to provide marketing services.  Wolfe, Axelrod and Weinberger will receive 75,000 stock options @$5.00 per share ratably over twelve months commencing July 1, 2010.  The Company has a right to terminate the agreement after three months including all fees and stock options.  The maximum stock options to be issued, if terminated, would be 18,750 shares. The Company has expensed $30,000 through December 31, 2010, and issued 10,000 shares of stock in October 2010 to cover 2 additional months of service through November 30, 2010. The Company has not utilized the services subsequent to November 30, 2010 and terminated this agreement at that time. There is currently $15,000 due to Wolfe, Axelrod and Weinberger as of December 31, 2011. The Company has expensed in stock-based compensation 37,500 options at a value of $72,507.

On June 15, 2010 the Company entered into a three month agreement with Logoform AG to perform business development, research and related investment relations services.  Logoform AG received 100,000 stock options @ $5.00 per share exercisable until June 15, 2011, ratably over twelve months commencing July 15, 2010. The Company has expensed 49,998 options through December 31, 2010 as stock-based compensation in accordance with the terms of the agreement. There will be no additional options granted subsequent to December 31, 2010 as the contract has been terminated. The value of the options was $96,673 for the year ended December 31, 2010 relating to these options.

On September 20, 2010 the Company entered into an agreement for investor relation services with a consultant. The agreement has a one-year term. As compensation under the agreement, the Company issued 100,000 shares of common stock valued at $50,000, the fair value of the common stock at the time of issuance. The Company terminated this agreement on or about April 1, 2011. The Company is currently negotiating with the investor relation consultant on the return of shares due to the termination of this agreement.

The Company entered into a Consulting Agreement in November, 2011 pursuant to which the Company issued 100,000 shares of its restricted common stock for providing services for management consulting, business advisory, shareholder information and public relations.  The Consultant will also receive 100,000 shares of common stock from a third party for which the Company will incur an obligation to the third party in the amount of $100,000.

In October 2011, the Company engaged a consultant to assist the Company in development of new business opportunities, develop proposals and term sheets for such prospects and the drafting of legal documents. The term of the agreement is for a period of three years and compensation will be in the form of the Company’s Series D Preferred Stock. The Consultant was entitled as part of the consulting contract to receive 30,000 Series D Preferred shares with 10,000 shares vesting immediately, and  an additional 10,000 Series D Preferred shares vesting on each of the first and second anniversary dates of the consulting agreement.  As of December 31, 2011 no Series D Preferred Shares were issued to the consultant.

License Agreement

In January 2009, the Company entered into a three-year license and purchase agreement with two China based companies for the exclusive license of the Proteoderm products in China, Hong Kong and Taiwan (the “territory"). The agreement includes pricing, delivery and minimum purchase requirements for the China-based companies of these products. Through December 31, 2011, no products have been purchased.  The Company did not meet the terms of the agreement due to delays in financing. This agreement has expired and has not been extended.

Litigation

The Company has been threatened to be sued by Fred Grant, a consultant who introduced the Company to Ice Cold Stocks.com. The Company denies the claim.  The Company has recently been sued by Wolf Axelrod for $38,000. The Company intends to vigorously defend this action.

James Magee, President of GEM Media, who contends the Company has responsibility for $350,000 of charges associated with the failed XGen Dubai project and Mark Huggins of Hulk Media who alleges liability for $60,000 in commissions for the introduction to GEM and other related consulting services. The Company believes it has meritorious defenses to both of these assertions and would defend any litigation that arises from these allegations vigorously.

On March 22, 2011, the Company was notified by a collection agency regarding a debt owed to a prior law firm in the amount of $168,812. The Company has negotiated a settlement with the prior law firm, and in March 2012 paid $125,000 to settle this claim.

NOTE 10 -STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

In April 2009, the Company had determined that it had not obtained the proper authorization required to issue any classes of its preferred stock.  As a result, it was determined that the issuance of the Company’s Class A and Class B Preferred Stock were never legally executed, as such, do not exist.  Therefore, as of January, 2005, the Company established an unsettled obligation to the holders of any aforementioned Class A and Class B Preferred Stock.

As of December 31, 2011, the Company has 10,000,000 shares of preferred stock authorized with a par value of $.001. The Company increased the authorized shares from 4,000,000 to 10,000,000 on July 21, 2008. The preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. In August 2008, the Company’s board of directors approved a 1:10 reverse split. All shares reflected in the condensed consolidated financial statements are shown post-split.

In May 2009, the Company formally designated three series of preferred stock; the Series A Convertible Preferred Stock consists of 200,000 shares, convertible into common stock, each share for 10 shares of common stock; the Series B Preferred Stock which consists of 6 shares; and the Series C Preferred Stock which consists of 50,000 shares.  In November 2011, the Company amended its designation of the Series A Preferred Stock and Series C Preferred Stock to provide anti-dilution protection against both forward and reverse splits of the Company’s common stock and other reorganizations of similar nature. In the event that the common stock of the Company is subject to a reverse split, the number of shares into which the Series A and the Series C Preferred Stock are convertible remain unchanged. The Series C was amended to provide convertibility into the common stock of the Company at the option of the holder at a ratio of 10 common shares for each share of Series C Preferred Stock.

On December 29, 2011, the Company amended its designation in Delaware of the Series A Preferred Stock and Series C Preferred Stock to provide anti-dilution protection against both forward and reverse splits of the Company’s common stock and other reorganizations of similar nature. In the event that the common stock of the Company is subject to a reverse split, the number of shares into which the Series A and the Series C Preferred Stock are convertible remain unchanged. The Series C was amended to provide convertibility into the common stock of the Company at the option of the holder at a ratio of 100 common shares for each share of Series C Preferred Stock.

On December 29, 2011, a new Series D Preferred Stock was designated in Delaware authorizing the issuance of 2,000,000 shares of the Series D Preferred Stock that is convertible into the common stock of the Company at a ratio of ten shares of common for each share of Series D Preferred Stock that is converted.  The Series D Preferred Stock is also protected against dilution in the event of forward splits, reverse splits and reorganizations.  In the event of a reverse split, the number of shares issued upon conversion of the Series D Preferred Stock remains unchanged.

In January 2012, Series D shares were issued to Michael Cohen in the amount of 130,000 shares in lieu of $100,000 of debt forgiveness, Steven Byle in the amount of 100,000 shares for services rendered, Ian McNiece in the amount of 30,000 shares as an amendment to his 2009 Consulting Agreement obviating the need for the Company to issue to him 100,000 shares of common stock, and Roger Fidler in the amount of 70,000 shares for legal services rendered and his agreement to provide legal services to the Company in the future. In addition, 34,000 other Series D Preferred shares have been approved for issuance in 2011. All expenses related to these shares have been accrued in 2011.

Each share of Series A Preferred Stock is convertible into 10 shares of common stock. The Company, prior to realizing that the preferred stock had not been properly authorized, assumed that it had issued 200,000 shares of Series A Preferred Stock in 2005 to its President. The 200,000 shares were thought to have been issued for a value of a $2,000 (par) as founders’ shares. As a result, the Company performed an informal valuation and determined there was no increase in the value of the preferred stock and as of December 31, 2008, there was a $2,000 obligation to issue preferred shares on the consolidated balance sheets, respectively. These shares were issued in May 2009.

The Company also had assumed that it had properly issued 6 shares of Series B Preferred Stock. Each share of the Series B Preferred Stock enables the holder to nominate and appoint one member to the board of directors. The Company’s President was to be the holder of the six shares of Series B Preferred Stock, and upon proper authorization, the Company formally issued these shares to the President in May 2009. The Series B Preferred Shares value is par.

On July 1, 2009, Michael Cohen and Jacob Cohen entered into a technology license agreement with Company relating to stem cell based cosmetic and cosmeceutical technologies they developed. The license agreement provides that they receive a) 50,000 Shares of the Company’s Series C Preferred Stock, par value $.001 per share and (b) the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust. Each share of Series C Preferred Stock shall be entitled to one hundred votes on all matters submitted to a vote of the Corporation’s shareholders. Jacob Cohen’s 25,000 shares were transferred on July 10, 2011 to the JSM Family Trust. The 50,000 shares of the Series C Preferred Stock were issued in July 2009.

December 31, 2011

Preferred Stock	Authorized Date	Issue Date	Number of Shares	Par Value	Conversion to Common Stock
Series “A" (1)	January 2005	May, 2009	200,000	$.001	10:1
Series “B" (1)	January 2005	May, 2009	6	$.001	None
Series “C" (2)	July 1, 2009	July 1, 2009	50,000	$.001	100:1
Series “D” (3)	December 29, 2011	Jan 2012	364,000	$.001	10:1

(1) Issued to the President and CEO, Michael Cohen authorized in January 2005 as Founder’s shares.

(2) Issued equally to the President & CEO, Michael Cohen and his brother Jacob Cohen for the development of the Proteoderm products.  Michael Cohen and Jacob Cohen (Jacob Cohen’s share has been since transferred to the JSM Family Trust) have the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company.

(3) Included in this figure are 20,000 shares that have been authorized and not issued. These shares vest through December 31, 2013.

The above table does not reflect the Series E Convertible Preferred Series of stock that a Certificate of Designation was filed for on March 5, 2012. The Series E Convertible Preferred Stock has 5,000 shares authorized, with a par value of $0.001 and a stated value equal to $1,000 subject to increase as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock.

Common Stock

As of December 31, 2011, the Company has 240,000,000 shares of common stock authorized with a par value of $.001. On July 21, 2008, the Company amended its certificate of incorporation to increase the authorized shares from 50,000,000 to 240,000,000.

The Company has 7,685,556 shares issued and outstanding as of December 31, 2011.

The Company has had its common stock reverse split twice since 2006. In May 2006, the Company reverse split its shares 1:37 and then again in August 2008, the Company’s board of directors approved a 1:10 reverse split. All shares reflected in the condensed consolidated financial statements are shown post-split.

During 2007, the Company issued 124,987 shares of common stock for various services, marketing and interest valued at fair value at the time the services were performed. These services were valued at $685,676. In addition, the Company recorded a capital contribution of $30,000 from a third party with no shares of common stock being issued. The Company recorded this directly to additional paid in capital.

During 2008, the Company issued 224,106 shares of common stock for various services, marketing and interest valued at fair value at the time the services were performed or interest accrued. These services were valued at $1,320,414. In addition, the Company issued 582,200 shares of common stock (on April 14, 2008, approved for issuance on June 4, 2007) in conversion of loans from the Company’s President and accrued compensation to the Company’s President in the amount of $1,318,617. The value was determined based on average pricing at the times the liabilities were incurred.

In the year ended December 31, 2009, the Company issued 1,137,990 shares of common stock to consultants due for obligations arising from various marketing services and professional fees for services rendered from November 30, 2007 to November 18, 2008, for fair value at the time services were performed, valued at $5,082,780. The Board had authorized the shares to consultants at the time services were performed but the obligation was not satisfied until the share issuance in 2009.

During 2009, the Company authorized and issued 615,800 shares for various services including professional fees and marketing valued at $1,464,390 for the fair value at the time the services were performed. In addition, the Company issued 100,000 shares of common stock on November 18, 2009 in conversion of loans from the Company’s President for $150,000 and conversion of advances from our past Secretary of $75,000 in exchange for 50,000 shares of common stock.  The shares were issued at fair value at the time of conversion.

In the year ended December 31, 2010 the Company issued 897,320 shares of common stock (net of 93,750 shares that were canceled) including 29,000 shares for professional fees for services rendered during the second quarter of 2010, for fair value at the time services were performed, valued at $73,950.  The Board had authorized the shares to the professionals at the time services were performed.  250,000 shares were issued to Robert Kohn, our CFO, due November 1, 2009 under the terms of his employment contract.  The Board had authorized the shares at November 1, 2009 but the obligation was not satisfied until the share issuance June 4, 2010 of these shares 93,750 shares ($66,563 value) were returned upon the execution of the Separation agreement as defined above. 354,070 shares were issued on April 15, 2010 to satisfy the outstanding promissory notes including settlement of all principal and interest.  (See Note 5- Promissory Notes). 58,000 shares were issued to satisfy vendor payables ($58,767 value), 100,000 shares ($50,000 value) were issued in accordance with an investor relation agreement entered into in September and 200,000 shares ($100,000 value) were issued in conversion of a convertible note. In addition, the obligation for common stock to be issued at December 31, 2010 was reduced to $1,144,000, which represents 350,000 shares of common stock. During 2010, 953,500 shares were accrued for at a value of $1,739,625; $2,000,000 of this obligation was converted into a convertible note (1,208,500 shares); 414,125 shares ($300,594) were satisfied by stock issuances; and 31,750 shares ($27,563 value) that were previously accrued were written off during the year.

In the year ended December 31, 2011, the Company issued common stock to Michael Cohen, 625,000 shares for debt conversion of $350,000, and Steven Byle, 178,572 shares for debt conversion of $100,000. In addition, the Company issued 20,000 shares valued at $14,600 for services rendered. 1,500,000 shares of been issued in conversion of $591,500 in convertible notes payable; 150,000 shares have been issued to an investor relations company for services rendered for a period of twelve months for a total value of $48,000; and 50,000 shares issued to a consultant for services valued at $25,000. The shares issued are exempt from registration under Sec. 4(2) of the Securities Act of 1933.

Warrants

The Company has no warrants outstanding as of December 31, 2011 or for the year ended December 31, 2010. On March 5, 2012, the Company issued Class A Warrants, Class B Warrants and Class C Warrants in connection with the SPA. See Subsequent Events for further details. Additionally, the Placement Agent warrants were also issued upon the closing of the private placement.

Options

The Board of Directors in 2010 approved the Proteonomix, Inc. 2010 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2010 Plan”). The 2010 Plan, reserved 2,500,000 shares that may be optioned or issued for all eligible participants.

The Company had granted 20,000 options to a consultant in May 2009 for her work related to Proteoderm products. Of the 20,000 options, 10,000 were exercisable immediately with the remaining 10,000 exercisable upon completion of the consultant’s engagement. The options are to expire in five years.

The exercise price of the options is $2.50 per share. The options were valued utilizing the Black-Scholes method and have a put option value of $1.5395, calculated based on an expected term of 5 years, expected stock volatility of 100%, expected stock dividend yield of 0%, and risk-free interest rate of 3%. The value of the 10,000 options that are expensed in May 2009 is $15,395.

The Company had granted 15,000 options to a consultant in April 2010 for his work related to Proteoderm products. Of the 15,000 options, 5,000 were exercisable immediately with an additional 5,000 exercisable upon completion of certain requirements under the terms of the contract and the remaining 5,000 exercisable upon completion of the consultant’s engagement. The options are to expire in five years.

The exercise price of the options is $3.50 per share. The options were valued utilizing the Black-Scholes method and have a put option value of $2.6987, calculated based on an expected term of 5 years, expected stock volatility of 180.50%, expected stock dividend yield of 0%, and risk-free interest rate of 1.75%. The value of the 5,000 options that are expensed in April, 2010 is $13,494.

The Company had granted 1,000,000 options to its President, Michael Cohen, on April 26, 2010 exercisable immediately. The options are to expire in five years.  These were issued pursuant to a license agreement for Stromal Cell. The exercise price of the options is $3.55 per share. The options were valued utilizing the Black-Scholes method and have a put option value of $3.4019, calculated based on an expected term of 5 years, expected stock volatility of 180.5%, expected stock dividend yield of 0%, and risk-free interest rate of 1.75%. The value of the 1,000,000 options that are capitalized as license on the condensed consolidated balance sheet is $3,401,891.  These options are exempt for any stock splits or other reorganizations that would effect the option holder negatively.

The Company had granted 75,000 options to a U.S. based investor relations firm on June 1, 2010 exercisable ratably over 12 months commencing July 1, 2010. The options are to expire in five years.  If Proteonomix cancels the contract after a three month trial period, then the maximum amount of options exercisable is 18,750. The Company has expensed six months of these options (37,500 total) that have vested through December 31, 2010 as stock based compensation in the amount of $72,507 as of December 31, 2010.  There will be no further options vested as the contract was terminated.

The Company had granted 100,000 options to a European investor relations firm on June 15, 2010 exercisable ratably over 12 months commencing July 15, 2010. The options are to expire in June 2011.  The Company has expensed six months of these options (49,998 total) that have vested through December 31, 2010 as stock based compensation in the amount of $96,673 as of December 31, 2010. There will be no further options vested as the contract was terminated.

December 31, 2011
Stock Options	Number	Exercise Price (1)	Relative Value (2)	Fair Value	Term
Outstanding at Beginning of the Year (3)	20,000	$2.50	$15,395	$50,000	5 Years
Kishore Ahuja, M.D. (4)	15,000	$3.50	$13,494	$52,500	5 Years
Michael Cohen, President (5)	1,000,000	$3.55	$3,401,891	$3,550,000	5 Years
Wolfe, Axelrod & Weinberger (6)	75,000	$5.00	$51,944	$375,000	5 Years
Logoform AG (7)	100,000	$5.00	$69,257	$500,000	5 Year
Cancelled options (6 and 7) Options Outstanding at December 31, 2011	(87,502) 1,122,498	$5.00

(1) The exercise price is based on the Fair Market Value of the common stock at date of grant.

(2) Relative value is based on the Black-Scholes method.

 (3) 20,000 options were granted in May 2009 at $2.50 per share.

(4) 15,000 options were granted on April 1, 2010 at $3.50 per share. 10,000 options will be exercisable upon the completion of certain requirements of the contract, and 5,000 are exercisable as of April 2010.

(5) Michael Cohen, the President of Proteonomix was granted 1,000,000 options on April, 26, 2010 at $3.55 per share. These options were issued to acquire the StromaCel Technology in the Company’s subsidiary, StromCel.

(6) 75,000 options were issued on June 1, 2010 at $5.00 per share.  These are vested equally over a 12 month period starting July 1, 2010 and can be cancelled after a 90 day period except for 18,750 shares, which cannot be cancelled. All options subsequent to vesting after December 31, 2010 have been cancelled as the contract has been terminated.

(7) 100,000 options were issued on June 15, 2010 @ $5.00 per share vested equally over 12 months beginning July 2010. All options subsequent to vesting after December 31, 2010 have been cancelled as the contract has been terminated.

NOTE 11 -

PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.

Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.  At December 31, 2011, deferred tax assets consist of the following:

Net operating losses

$ 6,281,334

Valuation allowance

(6,281,334)

$

-

At December 31, 2011, the Company had a net operating loss carry-forward in the amount of $18,474,513 available to offset future taxable income through 2031.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.  A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended December 31, 2011 and 2010 is summarized as follows:

December 31, 2011

      December 31, 2010

Federal statutory rate

(34.0%)

                                  (34.0%)

State income taxes, net of federal benefits

3.3

                                          3.3

Valuation allowance

30.7

                                        30.7

0

%

                0%

NOTE 12 -

FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted ASC 820. ASC 820 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

NOTE 13 - SEGMENT INFORMATION

The Company operates and the chief decision maker for the Company segregates the operations into five separate distinct reporting segments. These segments are the sperm bank division, the stem-cell division, and includes the minimal operating expenses of Proteoderm, the skin care products division, PRTMI, Thor and StromaCel.

Operating segment data for the year ended December 31, 2011 is as follows:

	Stem-Cell/Thor	Proteoderm	Sperm Bank	PRTMI & PRTMI RD(1)	StromaCel/ XGen	Total
Sales	$ -	$ -	$26,004	$ -	$ -	$26,004
Cost of sales	$ -	$ -	($513)	$ -	$ -	($513)
Gross profit	$ -	$ -	$26,517	$ -	$ -	$26,517
Operating expenses	$897,685	$-	$58,978	$-	$-	$956,663
Depreciation and amortization	$36,868	$ -	$ -	$ -	$340,189	$377,057
Other income (expense)	($70,993)	($3,710)	$ -	($150)	($1,790)	($76,643)
Net (loss)	($1,005,546)	($3,710)	($32,461)	($150)	($341,979)	($1,383,846)
Segment assets	$293,829	$-	$212,266	$-	$2,834,909	$3,341,004
Fixed Assets, net of depreciation	$22,779	$ -	$ -	$ -	$ -	$22,779

(1)

PRTMI RD is a wholly-owned subsidiary of PRTMI.

Operating segment data for the year ended December 31, 2010 is as follows:

	Stem-Cell	Proteoderm	Sperm Bank	PRTMI & PRTMI RD(1)	StromaCel/ XGen	Total
Sales	$ -	$ -	$83,321	$ -	$ -	$83,321
Cost of sales	$ -	$ -	$15,850	$ -	$ -	$15,850
Gross profit	$ -	$ -	$67,471	$ -	$ -	$67,471
Operating expenses	$3,079,890	$23,282	$105,357	$5,000	$60,344	$3,273,873
Depreciation and amortization	$17,814	$ -	$ -	$ -	$ 226,793	$244,607
Other income (expense)	($19,026)	$ -	$ -	$ -	$ -	($19,026)
Net income (loss)	($3,116,730)	($23,282)	($37,886)	($5,000)	($287,137)	($3,470,035)
Segment assets	$274,366	$-	$202,697	$-	$3,175,098	$3,652,161
Fixed Assets, net of depreciation	$31,928	$ -	$ -	$ -	$ -	$31,928

(1)

PRTMI RD is a wholly-owned subsidiary of PRTMI.

NOTE 14 – SUBSEQUENT EVENTS

On January 3, 2012, the Company issued the 341,000 shares of Series D Preferred Stock that had been accrued in 2011.

On January 26, 2012, the Company issued 50,000 shares of common stock for services rendered, and issued on February 10, 2012, 150,000 shares of common stock for services rendered.

On February 2, 2012, $262,500 of debt owed to Michael Cohen was converted into 50,000 shares of common stock. Additionally, on the same date, the Company’s subsidiary, Proteoderm, Inc. hired Jaci Mandil as its Chief Executive and Operating Officer.

On March 5, 2012, the Company entered into a Securities Purchase Agreement (the “SPA”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of approximately 3,804 shares of the Company’s newly designated Series E Convertible Preferred Stock, with each of the Series E Convertible Preferred shares initially convertible into approximately 235 shares of the Company’s common stock (the “Conversion Shares”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase up to an aggregate of 2,685,873 shares of the Company’s common stock, for proceeds to the Company of $3.8 million. After deducting fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares and associated warrants are approximately $3.5 million.

Pursuant to the Certificate of Designation to create the Series E Convertible Preferred Stock, the Preferred Shares may be converted at any time at the option of the Purchasers into shares of the Company’s common stock at a conversion price of $4.25 per share (the “Conversion Price”). On each of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) if the registration statement required to be filed by the Company pursuant to the Registration Rights Agreement is not declared effective on or before September 8, 2012 or if a Registration Statement does not register for resale by the Purchasers all of the Conversion Shares issuable hereunder, the date that all Conversion Shares issuable pursuant to the Preferred Shares may be resold by the Holder pursuant to Rule 144 without volume or manner restrictions (each such date, the “Trigger Date”), the Conversion Price shall be reduced to the lesser of (w) the then Conversion Price, as adjusted and taking into consideration any prior resets, (x) 85% of the volume average weighted price (“VWAP”) for the 5 trading days immediately following each such Trigger Date, as calculated pursuant to the AQR function on Bloomberg, L.P., (y) 85% of the average of the VWAP’s for each of the 5 trading days immediately following the Trigger Date, and (z) 85% of the closing bid price on the last trading day of the 5 trading days immediately following each such Trigger Date, which shall thereafter be the new Conversion Price. The adjusted Conversion Price shall not be lower than $1.00

Pursuant to the terms of the SPA, each Purchaser has been issued a Series A Warrant, a Series B Warrant and a Series C Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Conversion Shares underlying the Preferred Shares issued to such Purchaser pursuant to the SPA. The Series A Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. The Series B Warrants have an exercise price of $4.25 per share, are exercisable immediately upon issuance and have a term of exercise of one year and two weeks. The Series C Warrants have an exercise price of $4.25 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Purchaser (or its assigns) and have a term equal to five years.

On March 5, 2012, in connection with the closing of the private placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is required to file a Registration Statement within 7 days following the filing date of the Company’s Form 10-K for the year ended December 31, 2011, but in no event later than April 16, 2012. The failure on the part of the Company to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject the Company to payment of certain monetary penalties.

Rodman & Renshaw, LLC (“Rodman”) acted as the exclusive placement agent for the private placement. Pursuant to the terms of the Placement Agent Agreement entered into by the Company and Rodman on February 15, 2012 (the “Placement Agent Agreement”), the Company has agreed (a) to pay to Rodman the placement agent fee equal to 7% of the aggregate gross proceeds raised in the private placement, (b) to issue to Rodman warrants to purchase 62,670 shares of the Company’s common stock, and (c) to reimburse Rodman for certain expenses.

NOTE 15 – TERMINATION OF UNIVERSITY OF MIAMI RESEARCH AGREEMENT

The Research Agreement with the University of Miami dated November 15, 2011 was terminated by the University of Miami on April 10, 2012 for “various business reasons” pursuant to a term in the agreement that permitted such termination.

Dealer Prospectus Delivery Obligation

Until ___________, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

PROTEONOMIX, INC.

3,581,164 Shares of Common Stock

PROSPECTUS DATED _______, 2012

You should rely only on the information contained in this document or that we have referred you to.  We have not authorized anyone to provide you with information that is different.  This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the registrant.

Securities and Exchange
Commission registration fee*	$1,389.15
Legal fees and expenses	$30,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous	$3,610.85
Total	$50,000.00

* Previously paid

Item 14.  Indemnification of Directors, Officers, Employees, and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the  corporation.  The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law.  The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the Registrant's request.  The Registrant's by-laws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.  The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Delaware law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 15.  Recent Sales of Unregistered Securities.

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act of 1933:

2009 Transactions

During 2009, the Company authorized and issued 615,800 shares for various services including professional fees and marketing valued at $1,464,390 for the fair value at the time the services were performed. In addition, the Company issued 100,000 shares of common stock on November 18, 2009 in conversion of loans from the Company’s President for $150,000 and conversion of advances from our past Secretary of $75,000 in exchange for 50,000 shares of common stock.  The shares were issued at fair value at the time of conversion.

2010 Transactions

In the year ended December 31, 2010 the Company issued 897,320 shares of common stock (net of 93,750 shares that were canceled) including 29,000 shares for professional fees for services rendered during the second quarter of 2010, for fair value at the time services were performed, valued at $73,950.  The Board had authorized the shares to the professionals at the time services were performed.  250,000 shares were issued to Robert Kohn, our CFO, due November 1, 2009 under the terms of his employment contract.  The Board had authorized the shares at November 1, 2009 but the obligation was not satisfied until the share issuance June 4, 2010 of these shares 93,750 shares ($66,563 value) were returned upon the execution of the Separation agreement as defined above. 354,070 shares were issued on April 15, 2010 to satisfy the outstanding promissory notes including settlement of all principal and interest 58,000 shares were issued to satisfy vendor payables ($58,767 value), 100,000 shares ($50,000 value) were issued in accordance with an investor relation agreement entered into in September 2010 and 200,000 shares ($100,000 value) were issued in conversion of a convertible note. The shares issued are exempt from registration under Sec. 4(2) of the Securities Act of 1933.

2011 Transactions

In the year ended December 31, 2011, the Company issued common stock to Michael Cohen, 625,000 shares for debt conversion of $350,000, and Steven Byle, 178,572 shares for debt conversion of $100,000. In addition, the Company issued 20,000 shares valued at $14,600 for services rendered. 1,500,000 shares of been issued in conversion of $591,500 in convertible notes payable; 150,000 shares have been issued to an investor relations company for services rendered for a period of twelve months for a total value of $48,000; and 50,000 shares issued to a consultant for services valued at $25,000. The shares issued are exempt from registration under Sec. 4(2) of the Securities Act of 1933.

2012 Transactions

In January 2012, The Company issued shares of its Series D Preferred Stock to the following people: 1) Michael Cohen 130,000 shares for Debt Conversion of $93,600, 2) Roger Fidler 70,000 shares for legal services ($50,400 value), 3) Steven Byle 100,000 shares as a bonus ($72,000 value), 4) Ian McNiece 30,000 shares as part of an exchange ($60,000 value), and 5) Jason Isaacs 3,000 shares for services as corporate secretary ($2,160 value).  In addition, in January 2012 the Company issued 1,000 shares of Series D Preferred Stock for clerical services ($700 value) and 10,000 restricted shares of Series D Preferred Stock for consulting services ($7,200 value). In addition another 20,000 shares have been authorized for issuance, but are not vested. These shares vest through December 31, 2013.  On January 26, 2012, the Company issued 50,000 shares of common stock for services rendered, and issued on February 10, 2012, 150,000 shares of common stock for services rendered.  The shares issued are exempt from registration under Sec. 4(2) of the Securities Act of 1933.

In March 2012, the Company issued 4,076.434 shares of Series E Preferred Stock convertible into 895,291 shares of common stock (subject to adjustment upward to reflect a decrease in the price of the common stock) and 957,962 each of Class A, Class B and Class C Warrants for cash of $3,800,000 pursuant to Rule 506 of Regulation D.

Item 16.  Exhibits and Financial Statement Schedules.

(a)      Exhibits:

The financial statements filed as part of the registration statement are listed below.

For audited financial statements for the years ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2011 and 2010

Consolidated Statements of Operations for the years ended December 31, 2011 and 2010

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010

Notes to Consolidated Financial Statements December 31, 2011 and 2010

(b)     The exhibits required by Item 601 of Regulation S-K are listed below.

Exhibit List

Exhibit No.	Description
2.01	Agreement and Plan of Merger by and among Azurel, Ltd., Azurel Acquisition, Inc., National Stem Cell, Inc. and Certain Stockholders of Azurel Ltd. (1)
3.01	Certificate of Incorporation of Azurel Ltd. Filed 06/26/1995 (1)
3.02	Certificate of Amendment of Azurel Ltd. Filed 09/15/1995 (1)
3.03	Certificate of Amendment of Azurel Ltd. Filed 5/08/1997 (1)
3.04	Certificate of Amendment of Azurel Ltd. Filed 011/04/2002 (1)
3.05	Certificate for Renewal and Revival of Charter Filed 09/14/2006 (1)
3.06	Certificate of Amendment of Azurel Ltd. Filed 09/14/2006 (1)
3.07	Certificate of Amendment of National Stem Cell Holding, Inc. Filed 07/23/2006 (1)
3.08	Certificate of Amendment of Proteonomix, Inc. Filed 07/25/2008 (1)
3.09	Bylaws of Proteonomix, Inc. (1)
4.1	Certificate of Designation, Preferences and Rights of Preferred Stock of Proteonomix, Inc. Filed 05/13/2009 (1)
4.2	Certificate of Designation, Preferences and Rights of Preferred Stock of Proteonomix, Inc. Filed December 29, 2011 (9)
4.3	Certificate of Designation, Preferences and Rights of Series E Preferred Stock of Proteonomix, Inc. Filed March 8, 2012 (10) 59
4.4	Specimen Common Stock Certificate**
5.1	Opinion of Roger L. Fidler**
10.1	Consulting Agreement with Ashoke Agarwal, M.D. (1)
10.2	Cosmetic sales agreement with China Biopharma and Sinoquest Financial (1)
10.3	Consulting Agreement with Kenneth Steiner, M.D. (1)
10.4	Consulting Agreement with Ice Cold Stocks (1)
10.5	Financial Consulting Agreement with National Financial Communications (1)
10.6	Consulting Agreement with Nancyco of NY, Inc. (1)
10.7	Consulting Agreement with Joe & Sam of NY, Inc. (1)
10.8	Assignment of Cosmetic Technologies by Michael Cohen and Jacob Cohen (1)
10.9	Michael Cohen restated employment contract (1)
10.10	Michael Cohen amendment to restated employment contract (1)
10.11	Consulting Agreement between John Murray and National Stem Cell, Inc. (1)
10.12	Consulting Agreement with Barbara Nabrit-Stephens, M.D. (1)
10.13	Consulting Agreement with Smeena Khan, M.D. (1)
10.14	Consulting Agreement with Terry Dubrow, M.D. (1)
10.15	Consulting Agreement with Gungdong Pahng (1)
10.16	Settlement Agreement between The Johns Hopkins University and National Stem Cell, Inc. (1)
10.17	Employment Contract of Robert Kohn (2)
10.18	Revised Engagement Letter with Antonio P. Moura (2)
10.19	Revised Engagement Letter with Joel Pensley (2)
10.20	Revised Consulting Agreement with Kenneth Steiner, M.D. (2)
10.21	Oral Agreements of BioGenetics (2)
10.22	List of Subsidiaries (2)
10.23	Michael Cohen and Joel Pensley oral agreements relating to payments on behalf of Proteonomix (2)
10.24	Michael Cohen Assignments of Technologies and Patent Rights. (4)
10.25	Oral Agreement with San-Mar Laboratories (2)
10.26	University of Miami Fee for Services Agreement (2)
10.27	License Agreement between The Johns Hopkins University and National Stem Cell, Inc. (2)
10.28	Sperm Bank of New York Acquisition Agreement (2)
10.29	Terms of oral agreement by and among National Stem Cell, Inc., BioGenetics, Inc. and Sperm and Embryo Bank of New Jersey (3)
10.30	Consulting Agreement with Ian McNiece, PhD. (3)
10.31	Resolution of board of directors dated January 15, 2005 (4)
10.32	Exclusive License Agreement dated October 29, 2007 with Ian McNiece, Ph.D. (7) Amendment to Employment Agreement dated December 21, 2009 with Michael Cohen. (4)
10.33	Research Agreement Dated January 31, 2008 with the University of Miami in Florida. (4)
10.34	Engagement Letter for Legal Services Dated January 2, 2010 with Roger I. Fidler, Esq. (4) 60
10.35	Loan Agreement from Michael Cohen to Proteonomix, Inc. (5)
10.36	Agreement between StromaCel, Inc. and Ashoke Agarwal, M.D. as Chief Scientific Officer dated February 23, 2010 (6)
10.37	Multi-center cosmeceutical study agreement by and among Proteonomix, Inc., Proteoderm, Inc. and Kishore Ahuja, M.D. dated March 1, 2010 (6)
10.38	2010 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan*
10.39	Agreement with Jens Dalsgaard dated*
10.40	Agreement with Mollyco of Ny, Inc. dated*
10.41	Agreement with Wolf Axelrod dated*
10.42	Agreement with The Cohen McNiece Foundation, Inc. dated March 2, 2011*
10.43	Agreement with the University of Miami dated November 15, 2011 (8)
10.44	Agreement with Rodman and Renshaw dated February 15, 2012 (10)
10.45	Securities Purchase Agreement dated March 5, 2012 (10)
10.46	Registration Rights Agreement dated March 5, 2012 (10)
23.1	Consent of KBL, LLP Independent Auditors*
23.2	Consent of Roger L. Fidler *

-----------------

(1) Filed on August 4, 2009 as exhibits to the registration statement on Form 10

(2) Filed on October 20, 2009 as an exhibit to the first amendment to the registration statement on Form 10

(3) Filed on December 4, 2009 as an exhibit to the second amendment to the registration statement on

Form 10

(4) Filed on January 28, 2010 as an exhibit to the fourth amendment to the registration statement on

Form 10

(5) Filed on March 1, 2010 as an exhibit to the Fifth Amendment to the registration statement on Form 10.

(6) Filed on March 26, 2010 as an exhibit to the Annual Report on Form 10K for the year ended December

31, 2009.

(7) Filed on March 30, 2010 as an exhibit to the Six Amendment to the registration statement on Form 10.

(8) Filed on November 15, 2011 as exhibit to Current Report on Form 8-K

(9) Filed on January 6, 2012 as exhibit to Current Report on Form 8-K

(10) Filed on March 12, 2011 as exhibit to Current Report on Form 8-K

*Filed herewith. All other exhibits were previously filed.

** To be filed by amendment

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the City of Hawthorne, State of New Jersey, on April 16, 2012.

Proteonomix, Inc.

By: /s/Michael Cohen

Michael Cohen

Chief Executive Officer, Chief Financial Officer, President, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

By: /s/Michael Cohen

Michael Cohen

Chief Executive Officer, Chief Financial Officer, President, and Director

April 18, 2012

By: /s/ Steven Byle

Steven Byle

Director

April 18, 2012

By: /s/ Roger Fidler

Roger Fidler

Director

April 18, 2012

Exhibit 10.38

PROTEONOMIX, INC.

2010 EMPLOYEES, DIRECTORS, OFFICERS AND CONSULTANTS

STOCK OPTION AND STOCK AWARD PLAN

SECTION 1. PURPOSE OF THE PLAN.

The purpose of the of Proteonomix, Inc. 2010 Employees, Directors and Officers Consultants Stock Option and Stock Award Plan (the “Plan”) is to maintain the ability of Proteonomix, Inc., a Delaware corporation (the “Company”), and its subsidiaries to attract and retain highly qualified and experienced directors, officers, employees and consultants and to give directors, officers, employees and consultants a continued proprietary interest in the success of the Company and its subsidiaries. In addition, the Plan is intended to encourage ownership of common stock, $.001 par value (“Common Stock”), of the Company by the employees, directors, officers, and consultants of the Company and to provide increased incentive for such persons to render services and to exert maximum effort for the success of the Company business. The Plan provides eligible employees, directors, officers, consultants and affiliates the opportunity to participate in the enhancement of shareholder value by the grants of options, stock appreciation rights, awards of restricted stock, bonuses and/or fees payable in unrestricted stock, or any combination thereof.  In addition, the Company expects that the Plan will further strengthen the identification of the directors, officers, employees and consultants with the stockholders. Options granted under this Plan will be nonqualified options (“Nonqualified Options”). Employees, consultants and directors who participate or become eligible to participate in this Plan from time to time are referred to collectively herein as “Participants.” As used in this Plan, the term “Affiliates” means any “parent corporation” of the Company and any “subsidiary corporation” of the Company.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a)

Composition of Committee.

The Plan shall be administered by the Board of Directors of the Company (the “Board”) or a committee of the Board. When acting in such capacity, the Board is herein referred to as the “Committee,” which shall also designate the Chairman of the Committee. If the Company is governed by Rule 16b-3 promulgated by the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), no director shall serve as a member of the Committee unless he or she is a “disinterested person” within the meaning of such Rule 16b-3.

(b)

Committee Action.

The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote of its members at a meeting duly called and held. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute award agreements or other documents on behalf of the Committee and the Company. Any duly constituted committee of the Board satisfying the qualifications of this Section 2 may be appointed as the Committee.

(c)

Committee Expenses.

All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons.

SECTION 3. STOCK RESERVED FOR THE PLAN.

Subject to adjustment as provided in Section 6(m) hereof, the aggregate number of Shares that may be optioned or issued under the Plan is 2,500,000. The Shares subject to the Plan shall consist of authorized but unissued Shares and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such Shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan or the termination of the last of the options granted under the Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any option expire or be canceled prior to its exercise in full, the Shares theretofore subject to such option may again be made subject to an option under the Plan.

SECTION 4. ELIGIBILITY.

The Participants shall include directors, employees, including officers, of the Company and its divisions and subsidiaries, and consultants and attorneys who provide bona fide services to the Company. Participants are eligible to be granted options, restricted stock, unrestricted stock and other awards under this Plan and to have their bonuses and/or consulting fees payable in restricted stock, unrestricted stock and other awards. A Participant who has been granted an option hereunder may be granted an additional option or options, if the Committee shall so determine.

SECTION 5. GRANT OF OPTIONS.

The Committee shall have sole and absolute discretionary authority (i) to determine, authorize, and designate those persons pursuant to this Plan who are to receive options, restricted Shares or non-restricted Shares under the Plan, (ii) to determine the number of Shares to be covered by such grant or such options and the terms thereof, (iii) to determine the type of Shares granted: restricted Shares, unrestricted Shares or a combination of both. Subject to the express provisions of the Plan, the Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to interpret the Plan, to prescribe and amend the terms of the option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

SECTION 6. TERMS AND CONDITIONS.

Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate.

(a)

Option Period.

The Committee shall promptly notify the Participant of the option grant and a written agreement shall promptly be executed and delivered by and on behalf of the Company and the Participant, provided that the option grant shall expire if a written agreement is not signed by said Participant (or his agent or attorney) and returned to the Company within 60 days from date of receipt by the Participant of such agreement. The date of grant shall be the date the option is actually granted by the Committee, even though the written agreement may be executed and delivered by the Company and the Participant after that date. Each option agreement shall specify the period for which the option thereunder is granted (which in no event shall exceed ten years from the date of grant) and shall provide that the option shall expire at the end of such period.  If the original term of an option is less than ten years from the date of grant, the option may be amended prior to its expiration, with the approval of the Committee and the Participant, to extend the term so that the term as amended is not more than ten years from the date of grant.

(b)

Option Price.

The purchase price of each Share subject to each option granted pursuant to the Plan shall be determined by the Committee at the time the option is granted .The purchase price of each Share subject to a Nonqualified Option under this Plan shall be determined by the Committee prior to granting the option. The Committee shall set the purchase price for each Share subject to a Nonqualified Option at either the fair market value of each Share on the date the option is granted, or at such other price as the Committee in its sole discretion shall determine.

At the time a determination of the fair market value of a Share is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(c)

Exercise Period.

The Committee may provide in the option agreement that an option may be exercised in whole, immediately, or is to be exercisable in increments. In addition, the Committee may provide that the exercise of all or part of an option is subject to specified performance by the Participant. However, no portion of any option may be exercisable by a Participant prior to the approval of the Plan by the stockholders of the Company.

(d)

Procedure for Exercise.

Options shall be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of shares with respect to which the option is being exercised. Such notice shall be accompanied by cash or cashier’s check, bank draft, postal or express money order payable to the order of the Company, or at the option of the Committee, in Common Stock or unexercised options theretofore owned by such Participant (or any combination of cash and Common Stock and options). Notice may also be delivered by fax or telecopy provided that the purchase price of such shares is delivered to the Company via wire transfer on the same day the fax is received by the Company. The notice shall specify the address to which the certificates for such shares are to be mailed. A Participant shall be deemed to be a stockholder with respect to Shares covered by an option on the date the Company receives such written notice and such option payment. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Participant certificates for the number of shares with respect to which such option has been so exercised, issued in the Participant’s name or such other name as Participant directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Participant at the address specified pursuant to this Section 6(d).

(e)

Termination of Employment.

If an executive officer to whom an option is granted ceases to be employed by the Company for any reason other than death or disability, any option which is exercisable on the date of such termination of employment may be exercised during a period beginning on such date and ending at the time set forth in the option agreement; provided, however, that if a Participant’s employment is terminated because of the Participant’s theft or embezzlement from the Company, disclosure of trade secrets of the Company or the commission of a willful, felonious act while in the employment of the Company (such reasons shall hereinafter be collectively referred to as “for cause”), then any option or unexercised portion thereof granted to said Participant shall expire upon such termination of employment.

 (f)

Disability or Death of Participant

In the event of the determination of disability or death of a Participant under the Plan while he or she is employed by the Company, the options previously granted to him may be exercised (to the extent he or she would have been entitled to do so at the date of the determination of disability or death) at any time and from time to time, within a period beginning on the date of such determination of disability or death and ending at the time set forth in the option agreement, by the former employee, the guardian of his estate, the executor or administrator of his estate or by the person or persons to whom his rights under the option shall pass by will or the laws of descent and distribution, but in no event may the option be exercised after its expiration under the terms of the option agreement. A Participant shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, he or she is incapable of performing services for the Company of the kind he or she was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

(g)

Assignability.

An option shall not be assignable or otherwise transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of a Participant, an option shall be exercisable only by the Participant.

(h)

Restricted Stock Awards.

Awards of restricted stock under this Plan shall be subject to all the applicable provisions of this Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine:

(A)

Awards of restricted stock may be in addition to or in lieu of option grants. Awards may be conditioned on the attainment of particular performance goals based on criteria established by the Committee at the time of each award of restricted stock. During a period set forth in the agreement (the “Restriction Period”), the recipient shall not be permitted to sell, transfer, pledge, or otherwise encumber the shares of restricted stock; except that such shares may be used, if the agreement permits, to pay the option price pursuant to any option granted under this Plan. Shares of restricted stock shall become free of all restrictions if during the Restriction Period, (i) the recipient dies, (ii) the recipient’s directorship, employment, or consultancy terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires after attaining both 59 1/2 years of age and five years of continuous service with the Company and/or a division or subsidiary, or (iv) if provided in the agreement, there is a “change in control” of the Company. The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it. Unless and to the extent otherwise provided in the agreement, shares of restricted stock shall be forfeited and revert to the Company upon the recipient’s termination of directorship, employment or consultancy during the Restriction Period for any reason other than death, permanent disability, as determined by the Committee, retirement after attaining both 59 1/2 years of age and five years of continuous service with the Company and/or a subsidiary or division, or, to the extent provided in the agreement, a “change in control” of the Company, except to the extent the Committee, in its sole discretion, finds that such forfeiture might not be in the best interests of the Company and, therefore, waives all or part of the application of this provision to the restricted stock held by such recipient. Certificates for restricted stock shall be registered in the name of the recipient but shall be imprinted with the appropriate legend and returned to the Company by the recipient, together with a stock power endorsed in blank by the recipient. The recipient shall be entitled to vote shares of restricted stock and shall be entitled to all dividends paid thereon, except that dividends paid in Common Stock or other property shall also be subject to the same restrictions.

(B)

Restricted Stock shall become free of the foregoing restrictions upon expiration of the applicable Restriction Period and the Company shall then deliver to the recipient Common Stock certificates evidencing such stock.  Restricted stock and any Common Stock received upon the expiration of the restriction period shall be subject to such other transfer restrictions and/or legend requirements as are specified in the applicable agreement.

(j)

Bonuses and Past Salaries and Fees Payable in Unrestricted Stock.

(A)

In lieu of cash bonuses otherwise payable under the Company’s or applicable division’s or subsidiary’s compensation practices to employees and consultants eligible to participate in this Plan, the Committee, in its sole discretion, may determine that such bonuses shall be payable in restricted or unrestricted Common Stock or partly in Common Stock and partly in cash. Such bonuses shall be in consideration of services previously performed and as an incentive toward future services and shall consist of shares of unrestricted Common Stock subject to such terms as the Committee may determine in its sole discretion. The number of shares of unrestricted Common Stock payable in lieu of a bonus otherwise payable shall be determined by dividing such bonus amount by the fair market value of one share of Common Stock on the date the bonus is payable, with fair market value determined as of such date. In the event restricted Common Stock is issued in lieu of a bonus, a discount to fair market value may be taken at the discretion of the Committee.

(B)

In lieu of salaries and fees otherwise payable by the Company to employees, attorneys and consultants eligible to participate in this Plan that were incurred for services rendered, the Committee, in its sole discretion, may determine that such unpaid salaries and fees shall be payable in restricted or unrestricted Common Stock or partly in Common Stock and partly in cash. Such awards shall be in consideration of services previously performed and as an incentive toward future services and shall consist of shares of unrestricted Common Stock subject to such terms as the Committee may determine in its sole discretion.  The number of shares of unrestricted Common Stock payable in lieu of salaries and fees otherwise payable shall be determined by dividing each calendar month’s of unpaid salary or fee amount by the average trading value of the Common Stock for the calendar month during which the subject services were provided. In the event restricted Common Stock is issued in lieu of salary, a discount to fair market value may be taken at the discretion of the Committee.

(k)

No Rights as Stockholder.

No Participant shall have any rights as a stockholder with respect to shares covered by an option until the option is exercised by the written notice and accompanied by payment as provided in clause (d) above.

(l)

Extraordinary Corporate Transactions.

The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  If the Company recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves (each of the foregoing a “Fundamental Change”), then thereafter upon any exercise of an option theretofore granted the Participant shall be entitled to purchase under such option, in lieu of the number of Shares as to which option shall then be exercisable, the number and class of Shares and other securities to which the Participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Participant had been the holder of record of the number of Shares as to which such option is then exercisable.  If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any person or entity acquires or gains ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding Shares, (iv) the Company is to be dissolved and liquidated, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event in clauses (i) through (v) above is referred to herein as a “Corporate Change”), the Committee, in its sole discretion, may accelerate the time at which all or a portion of a Participant’s options may be exercised for a limited period of time before or after a specified date.

 (m)

Changes in Company’s Capital Structure.

If the outstanding Shares or other securities of the Company, or both, for which the option is then exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the number and kind of Shares or other securities which are subject to the Plan or subject to any options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate option price, unless otherwise expressly specified in a stock grant or option agreement with the recipient.

(n)

Acceleration of Options.

Except as hereinbefore expressly provided, (i) the issuance by the Company of Shares or any class of securities convertible into Shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Common Stock or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to options theretofore granted or the purchase price per share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary to provide equitable treatment to Participant. Notwithstanding anything to the contrary contained in this Plan, the Committee may, in its sole discretion, accelerate the time at which any option may be exercised, including, but not limited to, upon the occurrence of the events specified in this Section 6, and is authorized at any time (with the consent of the Participant) to purchase options pursuant to Section 7.

SECTION 7. RELINQUISHMENT OF OPTIONS.

(a)

The Committee, in granting options hereunder, shall have discretion to determine whether or not options shall include a right of relinquishment as hereinafter provided by this Section 7. The Committee shall also have discretion to determine whether an option agreement evidencing an option initially granted by the Committee without a right of relinquishment shall be amended or supplemented to include such a right of relinquishment. Neither the Committee nor the Company shall be under any obligation or incur any liability to any person by reason of the Committee’s refusal to grant or include a right of relinquishment in any option granted hereunder or in any option agreement evidencing the same. Subject to the Committee’s determination in any case that the grant by it of a right of relinquishment is consistent with Section 1 hereof, any option granted under this Plan, and the option agreement evidencing such option, may provide:

(i)

That the Participant, or his or her heirs or other legal representatives to the extent entitled to exercise the option under the terms thereof, in lieu of purchasing the entire number of shares subject to purchase thereunder, shall have the right to relinquish all or any part of the then unexercised portion of the option (to the extent then exercisable) for a number of Shares to be determined in accordance with the following provisions of this clause:

(A)

The written notice of exercise of such right of relinquishment shall state the percentage of the total number of Shares issuable pursuant to such relinquishment (as defined below) that the Participant elects to receive;

(B)

The number of Shares, if any, issuable pursuant to such relinquishment shall be the number of such shares, rounded to the next greater number of full shares, as shall be equal to the quotient obtained by dividing (i) the Appreciated Value by (ii) the purchase price for each of the Shares specified in such option;

(C)

For the purpose of this clause (C), “Appreciated Value” means the excess, if any, of (x) the total current market value of the Shares covered by the option or the portion thereof to be relinquished over (y) the total purchase price for such shares specified in such option;

(ii)

That such right of relinquishment may be exercised only upon receipt by the Company of a written notice of such relinquishment which shall be dated the date of election to make such relinquishment;

(iii)

That the “current market value” of a share of Common Stock on a particular date shall be deemed to be its fair market value on that date; and

(iv)

That the option, or any portion thereof, may be relinquished only to the extent that (A) it is exercisable on the date written notice of relinquishment is received by the Company, and (B) the holder of such option pays, or makes provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect with respect to such relinquishment.

(b)

The Committee shall have sole discretion to consent to or disapprove, and neither the Committee nor the Company shall be under any liability by reason of the Committee’s disapproval of, any election by a holder of an option to relinquish such option in whole or in part, except that no such consent to or approval of a relinquishment shall be required under the following circumstances. Each Participant who is subject to the short-swing profits recapture provisions of Section 16(b) of the Exchange Act (“Covered Participant”) shall not be entitled to receive Shares when options are relinquished during any window period commencing on the third business day following the Company’s release of a quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such release (“Window Period”). A Covered Participant shall be entitled to receive Shares upon the relinquishment of options outside a Window Period.

(c)

The Committee, in granting options hereunder, shall have discretion to determine the terms upon which such options shall be relinquishable, subject to the applicable provisions of this Plan, and including such provisions as are deemed advisable to permit the exemption from the operation from Section 16(b) of the Exchange Act of any such relinquishment transaction, and options outstanding, and option agreements evidencing such options, may be amended, if necessary, to permit such exemption.  If an option is relinquished, such option shall be deemed to have been exercised to the extent of the number of Shares covered by the option or part thereof which is relinquished, and no further options may be granted covering such Shares.

(d)

Neither any option nor any right to relinquish the same to the Company shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic.

(e)

Except as provided in Section 7(f) below, no right of relinquishment may be exercised within the first six months after the initial award of any Option containing, or the amendment or supplementation of any existing option agreement adding, the right relinquishment.

(f)

No right of relinquishment may be exercised after the initial award of any option containing, or the amendment or supplementation of any existing option agreement adding the right of relinquishment, unless such right of relinquishment is effective upon the Participant’s death, disability or termination of his relationship with the Company for a reason other than “for cause.”

SECTION 8. AMENDMENTS OR TERMINATION.

The Board may amend, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any Participant, without his consent, under any option theretofore granted, or which, without the approval of the stockholders, would: (i) except as is provided in Section 6(k) of the Plan, increase the total number of shares reserved for the purposes of the Plan (except pursuant to Section 3 of the Plan), (ii) change the class of persons eligible to participate in the Plan as provided in Section 4 of the Plan, (iii) extend the applicable maximum option period provided for in Section 6(a) of the Plan, (iv) extend the expiration date of this Plan set forth in Section 15 of the Plan, (v) except as provided in Section 6(k) of the Plan, decrease the option price of any option granted under the Plan or (vi) withdraw the administration of the Plan from the Committee.

SECTION 9. COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

The Plan, the grant and exercise of options thereunder, and the obligation of the Company to sell and deliver shares under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.  The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.  Any adjustments provided for in subparagraphs 6(j), (k) and (i) shall be subject to any shareholder action required by Delaware corporate law.

SECTION 10. PURCHASE FOR INVESTMENT.

Unless the options and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, and the Company has determined that such registration is unnecessary, each person acquiring or exercising an option under this Plan may be required by the Company to give a representation in writing that he or she is acquiring such option or such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 11. TAXES.

The Company may, but is not obligated to, make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any options granted under this Plan.

SECTION 12. REPLACEMENT OF OPTIONS.

The Committee from time to time may permit a Participant under the Plan to surrender for cancellation any unexercised outstanding option and receive from the Company in exchange an option for such number of Shares as may be designated by the Committee. The Committee may, with the consent of the person entitled to exercise any outstanding option, amend such option, including reducing the exercise price of any option to not less than the fair market value of the Common Stock at the time of the amendment and extending the term thereof.

SECTION 13. NO RIGHT TO COMPANY EMPLOYMENT.

Nothing in this Plan or as a result of any option granted pursuant to this Plan shall confer on any Participant any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate any Participant's employment at any time. The option agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 14. LIABILITY OF COMPANY.

The Company shall not be liable to a Participant or other persons as to:

(a)

The Non-Issuance of Shares.

The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder; and

(b)

Tax Consequences .

Any tax consequence expected, but not realized, by any Participant or other person due to the exercise of any option granted hereunder.

SECTION 15. EFFECTIVENESS AND EXPIRATION OF PLAN.

The Plan shall be effective on the date the Board adopts the Plan. If the stockholders of the Company fail to approve the Plan within twelve months of the date the Board approved the Plan, the Plan shall terminate and all options previously granted under the Plan shall become void and of no effect. The Plan shall expire ten years after the date the Board approves the Plan and thereafter no option shall be granted pursuant to the Plan.

SECTION 16. NON-EXCLUSIVITY OF THE PLAN.

Neither the adoption by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 17. GOVERNING LAW.

This Plan and any agreements hereunder shall be interpreted and construed in accordance with the internal laws of the State of Delaware without reference to choice of law principals and applicable federal law.

SECTION 18. CASHLESS EXERCISE.

The Committee also may allow cashless exercises or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

SECTION 19. PROCEEDS FROM EXERCISE

The proceeds from such exercise of options under the Plan shall be added to the general funds of the Company and shall be used for general corporate purposes.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by directors of the Company, has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this 20th day of December, 2010.

PROTEONOMIX INC.

By:     /s/ Michael Cohen

Name: Michael Cohen

Its: President

Exhibit 10.39

CONTRACT FOR PROFESSIONAL CONSULTING SERVICES

This professional consulting agreement is entered into by and between Jens Dalsgaard, whose principal place of business is 369 Third St. #B-546 San Rafael, CA 94901, hereafter referred to as “Consultant,” and Proteonomix, Inc., a business entity duly organized and operating under the laws of the State of Delaware, whose business address is 187 Mill Lane, Mountainside, NJ, 07052 , hereafter referred to as “Client.” Both Consultant and Client may be collectively referred to as the “parties.”

In consideration of the mutual promises, covenants and representations made herein, the parties agree as follows:

WHEREAS , Client is a business entity duly organized and operating under the laws of the State of Delaware; and

WHEREAS , Client is engaged in the lawful business of the discovery and development of stem cell therapeutic and cosmeceutical products.

WHEREAS , Client desires to establish a professional consulting relationship with Consultant, for the main purpose of having Consultant endeavor to use his professional expertise towards:

a. Identifying and presenting Client with prospective business entities to enter into advantageous partnerships with Client including, but not exclusive to, strategic marketing and sales alliances, joint-ventures and/or mergers;

b. Advise Client on product or corporate image advertising;

c. Advise Client on matters pertaining to business development, strategy or compensation; and,

d. Otherwise provide Client on an as needed basis with critical evaluation and collaboration regarding Client’s business plans.

WHEREAS , Consultant is desirous of formalizing a contractual Relationship with Client for the express purposes outlined above in subsections “a” through “d,” THUS, THE PARTIES AGREE AS FOLLOWS:

ARTICLE ONE: IDENTIFICATION OF THE PARTIES TO BE BOUND BY THIS AGREEMENT

Section 1.01       Parties to this agreement are Consultant and Client.

Section 1.02       For the purposes of this agreement, the parties’ respective addresses are:

Client:     187 Mill Lane, Mountainside, NJ, 07052

Consultant:   369 Third St. #B-546 San Rafael, Ca 94901

Section 1.03      Any formal notices or communications needed to be made pursuant to this agreement, with the exception of typical daily communications necessary in order to fulfill the services which are the subject matter of this agreement, must be made to the respective parties at the addresses indicated in Section 1.02

ARTICLE TWO: THE TERM OF THIS AGREEMENT

Section 2.01      This agreement, and the covenants and obligations assumed by the parties hereunder, shall last for a specific term of one year from the date this agreement is signed by the parties hereto. If the parties hereto do not sign this agreement on the same day, then the term of the agreement shall be for one year from the latter date this agreement is signed by either party.

Section 2.02         After this agreement becomes effective by both parties signing it, and after the term expires, this agreement may be renewed for subsequent one year terms, as long as both parties are amenable to such a renewal. This renewal shall be accomplished by the parties signing a letter of renewal at least thirty (30) days before the original term expires, provided the other party signs and returns the letter either by personal delivery or certified mail return receipt within one week thereof. In the event the agreement is extended, the terms of this agreement shall govern and each party shall have and be subject to the obligations and considerations specified herein. In the event the renewal letter is not timely signed by both parties, no renewal shall occur and the agreement shall expire at the conclusion of the original or pending tern, whichever is later. This letter of renewal need only refer to this agreement and this subsection, and essentially state that both parties agree to a single one year extension. Both parties must sign the letter of renewal. Once signed, the exact terms of this contract shall be extended for an additional one year, along with the same obligations and consideration on each parties behalf, that is, Consultant will continue to provide the same services provided for herein to Client, and Client will compensate Consultant similarly as provided for in the first or then pending one year term.

ARTICLE THREE: TERMINATION OF THIS AGREEMENT

Section 3.01         If, after the original term of this agreement, neither Client or Consultant desires to continue on with the provisions hereof, then this agreement, or any extensions thereof,  shall terminate unless there is an explicit renewal as set forth herein above in Section 2.02.

Section 3.02       If, however, either party commits a material breach of the covenants and obligations assumed hereunder, then, for cause, the non-breaching party may choose to terminate this agreement, and stop either performing the services called for herein, or cease paying the consideration called for in this agreement. A material breach of this agreement will mean either party’s failure to live up to the covenants and obligations assumed hereunder.

Section 3.03      Should a dispute arise, the parties agree to submit the dispute to binding arbitration pursuant to the then existing rules and regulations of the American Arbitration Association before a sole arbitrator sitting in New York, New York.

ARTICLE FOUR: COVENANTS UNDERTAKEN BY THE PARTIES – SERVICES AND CONSIDERATION THEREFOR

Section 4.01   Consultant agrees to perform the following consulting services on Client’s behalf:

a. Meeting and conferring with Client’s management, board of directors, officers, accountants, managers, employees as the case may be, in reviewing strategic alliance and partnership opportunities for Client; and

b. Reviewing such documentation as Consultant may find necessary in evaluating prospective business entities seeking to enter into advantageous partnerships with Client including strategic marketing and sales alliances, joint ventures or mergers on behalf of Client,

c. Performing any cost analysis that Consultant determines is necessary in formulating plans, advice, recommendations and proposals to Client regarding potential strategic marketing and sales alliances; and

d. Otherwise advise Client in matters pertaining to corporate and business development, planning and strategy.

Section 4.02      As compensation for the faithful services assumed herein by Consultant, Client agrees to pay to Consultant one hundred thousand (100,000) shares of common restricted stock in Client, trading on the OTC BB under the ticker symbol “PROT”

a. It is agreed to by the parties hereto that said payment of stock shall become due and payable as set forth above.

b. It is also expressly agreed to by the parties hereto that all past and future said payment of FREE-TRADING stock by Client to Consultant shall be non-cancelable, fully paid and fully assessed on the date delivered to Consultant.

Section 4.03   Consultant agrees to pay for all expenses incurred by Consultant during the tenure of this agreement.

ARTICLE FIVE: MODIFICATION

Section 5.01      This agreement, and the terms hereunder, cannot be modified unless by a signed writing executed by the parties hereto. The parties acknowledge that this agreement is the final expression of their agreement, and merges any and all previous oral and written agreements, negotiations and communications.

ARTICLE SIX: GOVERNING LAW

Section 6.01      This agreement shall be governed and interpreted by the laws of the State of New York.

ARTICLE SEVEN: EFFECT OF WAIVER

Section 7.01   The waiver by either party of any particular clause or part of this agreement, or any obligation hereunder, shall not constitute a waiver of any or all of the remaining portions of this agreement.

ARTICLE EIGHT: AUTHORITY TO BIND PRINCIPALS

Section 8.01     Each party hereto acknowledges that they have complete authority to enter into this agreement either individually, or in a representative or agency capacity with a corporate, or other business entity. Further, for each corporate party, all necessary action has been taken under their respective by laws and by their respective board of directors to authorize enter into and be bound by the terms of this agreement.

ARTICLE NINE: NO EMPLOYMENT RELATIONSHIP

Section 9.01         It is recognized and affirmed by the parties hereto, that Consultant is an independent contractor. Neither Consultant nor Consultant's employees (if any) or contract personnel are, or shall be deemed, Client’s employees. In its capacity as an independent contractor, Consultant agrees and represents, and Client agrees, as follows:

a. Consultant reserves the right to perform services for others during the term of this agreement; however, Consultant will not perform services for any competitors of Client’s during the term of this agreement, or for a period of one year after the services rendered under this Agreement have been completed.

b. Consultant has the sole right to control and direct the means, manner and method by which he performs the services to be rendered pursuant to this agreement. Consultant has the right to perform the services required under this agreement at any place or location or at any time he determines is appropriate.

c. Consultant has the power to hire assistants, subcontractors, or to use employees or contract personnel to provide the services agreed to herein. The services to be provided by Consultant to Client are to be performed solely by Consultant, or any assistants, subcontractors, employees or contract personnel whom Consultant deems are necessary to perform said services. Client shall not hire, supervise or control any assistants to help Consultant, and neither shall Client provide any training to said personnel. Client shall not require that Consultant, or any of Consultant’s employees, assistants, contract personnel or subcontractors devote full time to the services to be performed herein.

d. Consultant has complied with all federal, state and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this agreement.

e. Client will not withhold FICA from Consultant’s payments or make FICA payments on Consultant’s behalf; Client will not make state or federal unemployment compensation contributions on Consultant’s behalf; or, withhold state or federal income taxes from Consultant’s payments.

f. Consultant understands that neither Consultant nor Consultant’s employees or contract personnel are eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of Client.

g. Client shall not obtain workers' compensation insurance on behalf of Consultant or any of Consultant’s employees, or contract personnel. If Consultant does have to hire employees or contract personnel in order to perform the services contemplated under this agreement, then Consultant will bear all responsibility for acquiring workers' compensation insurance [if any] and agrees to hold Client harmless from any claim for workers' compensation benefits filed by one of Consultant’s employees, subcontractors or contract personnel in performing the services rendered under this Agreement. Consultant also agrees to hold Client harmless from all costs and attorney's fees in the event that any claim contemplated under this section by one of Consultant’s employees or contract personnel is filed.

h. Client shall make no state or federal unemployment compensation payments on behalf of Consultant or any of Consultant’s subcontractors, employees, or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this agreement.

ARTICLE TEN: CONFIDENTIAL INFORMATION

Section 10.01         The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to them, in connection with the rendition of services and performance of their obligations of this agreement, confidential and/or proprietary information of the other party. The parties hereto agree that said confidential or proprietary information shall be held strictly confidential, and that should legal action become necessary to enforce this clause, the non-breaching party shall recover costs and attorney’s fees as expressed herein. Any such legal action shall take place in New York, New York. In order for this Section 10.01 to be applicable to any information, that Information must 1) not be publicly available; 2) must have been marked as “Confidential” at the time of disclosure; 3) shall be held confidential for two years from the termination of this agreement and 4) such Confidential information may be disclosed if required to be so disclosed by a court order or determination of a governmental regulatory body (in the event of such a governmental action, the party that comes under the prospect of such involuntary disclosure shall promptly provide notice to the other party so that the other party may, if it chooses to do so, object before said court or regulatory body.

ARTICLE ELEVEN: ASSIGNMENT

Section 11.01     Neither party hereto may assign this Agreement without the prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

ARTICLE TWELVE: NOTICES

Section 12.01       All notices in connection with this agreement shall be deemed given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

Client: Proteonomix, Inc.

187 Mill Lane, Mountainside, NJ, 07052

By: _/s/ Michael Cohen ________________

Dated:___ Sept. 20, 2010____

      Michael Cohen. CEO

Consultant: Jens Dalsgaard

369 Third St #B-546 San Rafael, CA 94901

By: __ /s/ Jens Dalsgaard________________

Dated:__ Sept. 20, 2010_____

       Jens Dalsgaard

EXHIBIT 10.40

AGREEMENT

AGREEMENT (this “Agreement” by and between Proteonomix, Inc., a Delaware corporation (“Prot”), and Mollyco of NY, Inc., a New York corporation (“Molly”) dated December 17, 2010 (collectively the “Parties”)

Whereas, neither Molly, nor its officers, directors or shareholders are affiliates of Prot as that term is defined under the Securities Act of 1933, as amended, or regulations thereto; and

Whereas, Molly has from time to time transferred free-trading shares of the common stock of Prot (“Prot Shares”) which it owns from its name to various consultants and creditors (the “Obligations”) of Prot with the knowledge of and upon the request of the management of Prot; and

Whereas, Nancyco, Inc. and Joe & Sam of NY, Inc. have from time to time transferred free-trading Shares from their individual names to pay Obligations with the knowledge of and upon the request of the management of Prot; and

Whereas, the assets and liabilities of Nancyco, Inc. and Joe & Sam of New York, Inc. were assumed by Molly; and

Whereas, Prot does not have the funds to enable it to reimburse Molly the value of the Prot Shares transferred in payment of the Obligations; and

Whereas, it was the understanding of Prot and Molly prior to and during the issuance of Prot Shares to satisfy the Obligations that Molly would be reimbursed at Molly’s option either in promissory notes or in “restricted” Prot Shares for the free-trading Prot Shares it transferred and the free-trading Prot Shares transferred by Nancyo and/or Joe & Sam of New York, Inc.; and

Whereas, the market value of the Prot Shares varied during the transfer by Molly and the market value of the Prot Shares when issued by Prot as reimbursement so, as a hypothetical example, Molly could have issued Prot Shares when the market value was $5.00 per share but would be reimbursed when the market value was $1.00 per share thus receiving five times the number of shares it provided to satisfy certain of the Obligations; and

Whereas, Molly and Prot desire to enter into an agreement which fairly reflects both the transfer of the Prot Shares by Molly on behalf of Pro and the reimbursement by Pro to Molly in promissory notes in the amount of the value of the free-trading shares issued by Mollyco and/or in restricted Prot Shares.

Now therefore in consideration of the premises and the terms and conditions hereinafter stated, it is agreed as follows:

a)

The value of the Obligations owed to Molly are hereby agreed upon to be $2,000,000.

  (b)

Pronouns . Whenever the context may require, any pronouns used in the Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa

(c)

Entire Agreement . The Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of the Agreement.

(d)

Amendment . The Agreement may be amended or modified only by a written instrument executed by both Prot and Molly.

(e)

Governing Law . The Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York State, without regard to its conflicts of laws principles.

(f)

Successors and Assigns . The Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which Prot may be merged or which may succeed to its assets or business or any entity to which Prot may assign its rights and obligations under the Agreement.

(g)

Waiver . No delays or omission by Prot or Molly in exercising any right under the Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Prot or Molly on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h)

Captions . The captions appearing in the Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of the Agreement.

(i)

Severability . In case any provision of the Agreement shall be held by a court with jurisdiction over the Parties to the Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(j)

Counterparts . The Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the day and year first above written.

PROTEONOMIX, INC.

By: _/s/ Michael Cohen______

Name: Michael Cohen

Title: President

Mollyco of NY, Inc.

By: _/s/ Arnold Lederman ____

Name: Arnold Lederman

Title: President

EXHIBIT 10.41

WOLFE

AXELROD

WEINBERGER

Investor Relations – Financial Communications – Media Relations

RETAINER AGREEMENT

Proteonomix, Inc. (PROT:PK) ("the Client") engages Wolfe Axelrod Weinberger Associates LLC ("WAW'), as its investor relations firm for a program of financial communications and investor relations.

This agreement is intended to memorialize the duties and responsibilities of the parties with respect to such services and Information (as defined below) concerning the Client.

The terms of the engagement are as follows:

1.

Base Retainer Fee and Other Financial Considerations:

a)

At the rate of $7,500 per month for the initial year of the agreement with the proviso that Proteonomix can elect after three (3) months to terminate the agreement. If the agreement is not terminated after three (3) months then the agreement will be extended an additional nine (9) months.

b)

Additional Compensation -- In addition to the monthly retainer, Client agrees to issue to WAW, following the execution of this Agreement by the parties, 75,000 options exercisable at $5.00, vesting ratably over a 12-month period. The options will be held in escrow and released to Wolfe Axelrod Weinberger Associates on a pro rata basis at the beginning of each month. Should the agreement be terminated after three (3) months, Proteonomix's obligation will be limited to 1/4 of the total options.

2.

Other Fee Matters.

Should the Client require additional financing, WAW has relationships with merchant and investment bankers, private placement professionals and other intermediaries available to the Client for the solicitation of funds. To the extent that Client specifically requests WAW to assist it in procuring such additional financing, then the terms of such retention shall be negotiated at such time. WAW acknowledges that Client currently has, and from time-to-time may continue to enter into financing arrangements with third parties without any involvement by WAW.

3.

WAW Duties.

In its role as investor relations firm for the Client, WAW shall assist the Client with the following activities:

a) Analyze the Client's business and industry, following which a comprehensive fact sheet summarizing the Client's corporate and financial profile will be created and/or revised for distribution to investment professionals and the press. Client shall be responsible for the accuracy of the statement therein and shall hold WAW harmless from and against any claims relating thereto. WAW shall advise and assist the Client in distributing the profile utilizing WAW's relationships, including the Dow Jones wire service and ticker.

b)

Counsel the Client in its overall activities with the financial community through consultation with its management.

c)

Prepare/revise, along with management, presentation materials for meetings with the investment community.

d)

Act as a strategic advisor on issues relating to communications with the investment community.

e)

Establish a mailing list of financial contacts for the benefit of Client, and maintain and update the list. This mailing list shall be utilized by Proteonomix, Inc. at any time during the term of WAW's engagement but shall remain the sole property of WAW. However, any shareholder or other names given to WAW by Proteonomix, Inc. shall remain the sole property of the Client. All names acquired by WAW in the course of its activities for the Client will be supplied to the Client on written request made during the engagement period. WAW represents that any names or contact information provided to WAW by it or its agents or representatives shall not include any individuals that have requested not to be contacted, including, without limitation individuals that have been listed on any state or federal so called "do not call list".

f)

WAW will endeavor to arrange meetings with qualified brokers, money managers, portfolio managers, etc. in regional financial centers such as NYC, CityBoston, CityLos Angeles, CitySan Francisco, CityChicago, CityMinneapolis and CityplacePhiladelphia. In addition, WAW will use its best efforts to arrange to have Client present at appropriate investor conferences.

g)

If requested by the Client, arrange and host investor and shareholder conference calls from time-to-time as the Client may deem appropriate.

h)

WAW shall directly handle all shareholder calls and inquiries on behalf of the Client. WAW shall provide the Client with telephone #'s and e-mail addresses which shareholders can use for purposes of such inquiries.

i)

Provide public relations services for Proteonomix upon request.

4.

Representations and Warranties of WAW.

In performing its duties hereunder, WAW represents that at all times it will be in compliance with applicable laws, rules and regulations, including those of applicable securities acts and the rules and regulations promulgated there under.

5.

Term, Renewal and Early Termination of Engagement.

Term. This Agreement shall commence on June 1, 2010.

The engagement of WAW to perform services hereunder shall continue for a period of one year starting with the commencement date and ending on the last day of the 12 th month following such date unless Proteonomix exercises its options to terminate the agreement after three (3) months. The engagement will be renewed every 12 months for successive additional twelve (12) month periods (individually, each being a "Renewal Period") under the terms and conditions of this Agreement unless the Client provides WAW with prior written notice of its intention to terminate the engagement at least 30 days prior to the expiration of the prior term. For each renewal period, the parties shall negotiate in good faith concerning the appropriate annual base retainer fee. Until they reach agreement, the fee due for the prior month shall continue as the monthly fee due to WAW for its services.

6.

Early Termination of Engagement on Notice.

The Client or WAW will have the right to cancel the Agreement under the following conditions and  resolutions:

(i)

WAW may resign as an advisor to the Client upon notice to Client at any time when securities of the Client are suspended from trading by order of the Securities and Exchange Commission, by any exchange or market upon which its securities are listed or are delisted by such exchange or market, or if the Client fails to provide to WAW accurate and timely information necessary for WAW to perform its duties hereunder, or if a material breach of this Agreement by Client shall not be timely cured by the Client within at least ten (10) after receipt by Client of written notice of such breach. A resignation by WAW under this paragraph shall terminate the obligation of Client to pay base retainer fees to WAW from and after the effective date of the resignation, but shall not affect the options accruing to WAW or the other rights of WAW hereunder.

(ii)

Either party at any time may terminate WAW's engagement hereunder (a) upon actions by the other party that are fraudulent in nature or (b) for 'cause". For the purposes of this Agreement "cause'' shall be deemed to be a breach of any of the terms of this Agreement or of any representation and warranty contained herein and the failure to cure such a reasonable breach after notice is given, to the extent it is curable. Upon such a termination the obligation of Client to pay base retainer fees to WAW shall terminate immediately. (which shall remain payable by Client in accordance with the terms of this Agreement).

(iii)

Return of Property upon Termination of Engagement. Upon termination of WAW's services under this Agreement, WAW shall return to the Client all tangible personal property owned by the Client and in WAW's possession or control (other than such Information and property that WAW deems in good faith to be necessary to retain for potential or actual litigation or purposes of governmental investigations), conditioned upon receipt of full payment by the Client of all amounts due and owing under this Retainer Agreement and Client's performance of its duties and obligations hereunder.

(iv)

Survival. The provisions of Sections 1, 5, 7, 8, 10 and 11 and Annex A shall survive the expiration or termination of this Agreement or of WAW's engagement to provide services hereunder.

7.

Out-of-Pocket Expenses.

Client shall reimburse WAW for any and all expenses incurred and expenditures made on behalf of the Client during the Term of this engagement. All expenses shall be submitted to the Client with appropriate backup. No mark up will be applied by WAW to any expenses incurred by WAW for the client. These expenses include, but are not limited to, the following:

(i) Travel, telephone, photocopying, postage for releases and postage for inquiries, messenger service, information retrieval service, monitoring advisory service, all production costs for printing releases including the paper, envelopes, folding, insertion, and delivery to the post office.

Notwithstanding the foregoing, no expenses in excess of $500.00 will be incurred by WAW without the prior written approval of the Client.

8.

Termination Expenses.

All unpaid bills must be paid in full at the time of resignation or termination of WAW's duties as an advisor. Resignation or termination shall not relieve the Client of its obligation to pay all amounts accrued prior to such termination and shall not limit WAW or Client, as the case may be, from pursuing other remedies which may be available to it.

9.

Approval.

All stockholder communications, press releases and other materials prepared and disseminated on the Client's behalf by WAW will be subject to the Client's prior approval as to form and content. Client shall be solely responsible for the content, timeliness and accuracy of the information.

10.

Confidentiality: Use of Information.

The Client will furnish (or will use reasonable efforts to cause its counsel and other third parties to furnish) to WAW accurate and complete information as may be necessary or appropriate for purposes of performing services under this Agreement (the "Information"). Client recognizes and confirms that

(i)

WAW assumes no responsibility for the accuracy and completeness of the Information (including information available from generally recognized public sources) and will be using and relying upon the Information (and information available from generally recognized public sources) without assuming responsibility for independent verification or independent evaluation of any of the assets or liabilities (contingent or otherwise), business, prospects or other Information of or relating to the Client or any third party.

(ii)

WAW agrees to preserve the confidentiality of any information disclosed by the Client to WAW, except for such disclosure as may be required by court order, subpoena or other judicial process.

If WAW or any of its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Information or other materials in its possession, it shall provide the Client with notice of any such request or requirement so that the Client may seek a protective order, confidential treatment or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Client, WAW or any of its representatives may nonetheless, upon the advice of its outside counsel, legally compelled to disclose Information or materials to any tribunal, commission, board, exchange, market or governmental agency or else stand liable for contempt or suffer other censure or financial penalty, WAW or its representative may, without liability hereunder, disclose to such requester the Information or materials which such counsel advises it that WAW is legally required to be disclosed.

11.

Indemnification.

Client and WAW each hereby agree to the indemnification provisions set forth in Annex A which is attached and incorporated by reference in its entirety to this Agreement.

Independent Contractor.

The Client acknowledges that in performing its services, WAW is acting as an independent contractor and not as a fiduciary, agent or otherwise, with duties owing solely to the Client. Client acknowledges that WAW has and will have other clients that may compete with or be adverse to Client in litigation or other matters. Client consent thereto and agrees that WAW may represent or continue to serve such entities during the term of this engagement. WAW has no authority to bind the Client or to make representations or warranties on behalf of the Client.

12.

Legal Recourse.

Any dispute(s) or claim(s) with respect to this Agreement or the performance of any obligations there under, may be brought in a court of competent jurisdiction in the State of placeStateNew York. The Client and WAW, each, irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York and to the jurisdiction of the United States District Court for the Southern District of New York for  the purpose of any suit, action or other proceeding arising out of or relating to this Agreement, the options, the securities mentioned herein or WAW's engagement hereunder. Each of the parties, recognizing the costs and uncertainty of trial by jury hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this Agreement, the 144 Restricted Shares or WAW's engagement hereunder.

13.

     Miscellaneous.

This Agreement and the Annexes hereto set forth the entire understanding of the parties concerning its subject. It may not be modified, terminated or superseded and no provision may be waived orally. Amendments, termination, superseding agreements and waivers must be in a writing specifically referencing this Agreement if they are to be effective.

This Agreement will be governed by and construed in accordance with the laws of the State of StateNew York applicable to agreements made and to be fully performed therein. Any choice of law rules that might apply any other laws shall not apply.

All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of Client and WAW, each Indemnified Party (as defined in Annex A) and their respective successors and permitted assigns.

This is a personal services agreement and cannot be assigned or delegated, by either party, without the prior written consent of both parties, which consent shall not be unreasonably withheld, delayed or conditioned. Unauthorized assignments shall be null and void.

14.

Execution.

(i)

Counterparts.

This Agreement may be executed in counterparts and the agreement shall then be construed as a combination of the executed counterparts.

(ii)

Signatures.

This Agreement may be executed through the use of electronic signatures, facsimile transmitted signatures or manual signatures. The use of such signatures shall not be construed as in any manner diminishing the acceptance of the agreement so executed.

WOLFE AXELROD WEINBERGER ASSOC. LLC

BY:

            /s/ Stephen D. Axelrod

Stephen D. Axelrod, Managing Member

Date:

PROTEONOMIX, INC.

BY:

    /s/ Michael Cohen

Michael Cohen, CEO

Date:

ANNEX A
INDEMNIFICATION

This Annex is an integral part of an engagement Agreement with
WOLFE AXELROD WEINBERGER ASSOC. LLC ("WAW').

Each of the Client and WAW (hereinafter, each an "Indemnifying Party") hereby agree to indemnify and hold harmless the other and its affiliates and respective current and former members, directors, officers, employees, agents, principal shareholders and controlling persons (each such person, including WAW and Client, an "Indemnified Party") to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from the Agreement or the performance by WAW of services there under, and will reimburse each Indemnified Party for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding. However, no such Indemnifying Party shall be liable  to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

If for any reason other than in accordance with the Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Indemnifying Party will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to such Indemnifying Party on the one hand, and Indemnified Party on the other hand, in connection with the matters covered by the Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations.

Neither Client nor WAW shall enter into any waiver, release or settlement of any Proceeding (whether or not any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the other (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

The indemnity, reimbursement and contribution obligations hereunder will be in addition to any liability which either the Client or WAW may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client, WAW or an Indemnified Party. The provisions of this Annex will survive the modification or termination of the Agreement and may not be modified, waived, amended or superseded unless such act is memorialized in a writing signed by the Client and by WAW and each affected Indemnified Party. Oral waivers, amendments, termination or superseding agreements shall be of no effect.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 18, 2012

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Proteonomix, Inc. on Form S-1, of our audit report, dated March 28, 2012, except for Note 15 which is dated April 12, 2012 relating to the accompanying audited financial statements (and related statements included there in) as of December 31, 2011 and 2010 which appear in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1, and this Prospectus.

KBL, LLP

/s/ KBL, LLP

New York, NY

April 18, 2012

Exhibit 23.2

April 18, 2012

CONSENT OF COUNSEL

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

I hereby consent to the incorporation and use in this Registration Statement of Proteonomix, Inc. on Form S-1, to the reference to my Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1, and this Prospectus.

/s/ Roger L. Fidler

Roger L. Fidler

Hawthorne, NJ

April 18, 2012